UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

The PNC Financial Services Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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James E. Rohr

Chairman and Chief Executive Officer

March 16, 2011

Dear Shareholder:

We invite you to attend PNC’s 2011 Annual Meeting of Shareholders on Tuesday, April 26, 2011. The meeting will be held in Washington, D.C. on the 12th Floor of PNC Place, 800 17th Street NW, beginning at 11:00 a.m., Eastern time. We will consider the matters described in this proxy statement and also review significant developments since last year’s meeting of shareholders.

We are again making our proxy materials available to you on the Internet. We hope this offers you convenience while we reduce the number of printed copies.

The proxy statement contains important information and you should read it carefully. Even if you plan to attend the meeting in person, we strongly encourage you to designate the proxies named on the proxy card to vote your shares. If you will not be there in person, you will be able to hear the meeting by conference call or webcast. Please see the notice that follows for more information.

We look forward to your participation and thank you for your support of PNC.

Sincerely,

James E. Rohr

The PNC Financial Services Group

One PNC Plaza 249 Fifth Avenue Pittsburgh Pennsylvania 15222-2707

PLEASE VOTE YOUR SHARES

As a shareholder, your vote is important to us. Please make sure that you vote all of your shares. We offer convenient ways for you to vote:

By Internet or Telephone	See the instructions on the proxy card or notice that we provided.

By Mail	Complete, sign and date the proxy card and return it in the enclosed envelope.

DELIVERY OF PROXY MATERIALS

We deliver one set of proxy materials to multiple shareholders at the same address. This process, known as “householding,” allows us to reduce printing and postage costs. We will always mail a separate proxy card for each shareholder account, regardless of how many sets of proxy materials you receive.

If you have more than one shareholder at a single address and would like to receive separate copies of the proxy materials, you may request additional materials. You may also opt out of householding in the future. To make any changes, a registered shareholder should write or call Computershare Trust Company, N.A., our stock transfer agent, at the address or phone number below:

Computershare Trust Company, N.A.
P.O. Box 43078 Providence, Rhode Island 02940-3078	800-982-7652

Some brokerage firms and banks household proxy materials for their customers. If you hold PNC shares in street name, please contact your broker to request additional materials.

Our 2010 annual report is not part of our proxy solicitation materials.

WEBCAST AND CONFERENCE CALL INSTRUCTIONS

We provide a webcast and conference call for you to listen to the annual meeting if you cannot attend in person. A replay of the meeting will be available for a limited time after the meeting. The telephone replay will be available for one week and the Internet replay will be available for thirty days.

Telephone	Telephone Replay	Internet
800-990-2718	800-642-1687	www.pnc.com/investorevents
706-643-0187 (international)	706-645-9291 (international)
Conference ID – 51079122

You may view or print the slides used during the annual meeting. Please visit the website ahead of time to register and download any necessary software.

March 16, 2011

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

APRIL 26, 2011

To Our Shareholders:

The 2011 annual meeting of the shareholders of The PNC Financial Services Group, Inc. will be held at PNC Place, 12th Floor, 800 17th Street NW, Washington, D.C. 20006 on Tuesday, April 26, 2011, beginning at 11:00 a.m., Eastern time, for the purpose of considering and acting upon the following matters:

(1)	Electing as directors the 15 nominees named in the proxy statement that follows, to serve until the next annual meeting and until their successors are elected and qualified;

(2)	Ratifying the Audit Committee’s selection of PricewaterhouseCoopers LLP as PNC’s independent registered public accounting firm for 2011;

(3)	Approving the terms of an amended and restated 2006 Incentive Award Plan;

(4)	Approving an advisory vote on executive compensation;

(5)	Recommending the frequency of future advisory votes on executive compensation; and

(6)	Such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 11, 2011 are entitled to receive notice of and to vote at the meeting and any adjournment.

We have made our proxy materials available electronically. Certain shareholders will receive a notice explaining how to access our proxy materials and vote. Other shareholders will receive a paper copy of this proxy statement and proxy card.

Even if you plan to attend the annual meeting in person, we encourage you to cast your vote over the Internet or by telephone (or by mail if you have a proxy card).

By Order of the Board of Directors,

George P. Long, III

Chief Governance Counsel and

Corporate Secretary

The PNC Financial Services Group

One PNC Plaza 249 Fifth Avenue Pittsburgh Pennsylvania 15222-2707

TABLE OF CONTENTS

March 16, 2011

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

PNC will hold the annual meeting of its shareholders on Tuesday, April 26, 2011. We provided access to our proxy materials beginning on Wednesday, March 16, 2011.

This proxy statement includes information about PNC, describes the proposals to be considered at the meeting, and explains the voting process. We encourage you to read it carefully.

The first section of this proxy statement reviews important technical points, such as how to attend the meeting, how to access our proxy materials, how to vote, and how a proposal gets approved.

In this opening section, we sometimes discuss differences between “registered” and “street name” shareholders. For purposes of reviewing the proxy material and voting shares, this distinction is important. We refer to individuals owning PNC shares in their own name as “registered” holders or “shareholders of record.” We refer to individuals who own PNC shares through an account at an intermediary – such as a brokerage firm or bank – as holding our shares in “street name.”

Attending the Annual Meeting

Our annual meeting of shareholders will begin at 11:00 a.m., Eastern time, on Tuesday, April 26, 2011. We will hold the meeting in Washington, D.C. on the 12th Floor of PNC Place, 800 17th Street NW. Directions to PNC Place are available at www.pnc.com/annualmeeting.

We will have a meeting registration desk in the lobby of PNC Place to assist shareholders attending in person. All shareholders must present an acceptable form of identification, such as a driver’s license.

If you are a registered holder, locate the admission ticket in the information you receive from us – either the proxy card attachment or the Notice of Availability of Proxy Materials – and bring it with you to the meeting. The ticket will admit you and one other person.

If you hold PNC shares in street name, your individual name will not appear on our list of registered shareholders. To attend the meeting, please bring a recent account statement or a letter from your broker that shows the PNC shares that you own. You must present this documentation at the registration desk to attend the meeting.

Everyone attending the annual meeting agrees to abide by the rules for the conduct of the meeting. These rules will be printed on the meeting agenda and distributed or reviewed at the meeting.

If you cannot attend the annual meeting in person, you can listen to the meeting by using the webcast or conference call options that are explained under Webcast and Conference Call Instructions just after the cover page of this proxy statement.

Reviewing Proxy Materials

Mailing Date. We provided access to our proxy materials beginning on Wednesday, March 16, 2011. On that day, we either mailed the Notice of Availability of Proxy Materials, began mailing paper copies of this proxy statement and proxy card to our shareholders, or delivered proxy materials electronically to shareholders who previously consented to that type of delivery.

Accessing Proxy Materials. The SEC allows us to deliver proxy materials to shareholders over the Internet. We believe that this offers a convenient way for shareholders to review our information. It also reduces printing expenses and lessens the environmental impact of paper copies.

Any shareholder may access our proxy materials electronically. Upon request, we will continue to provide paper copies of proxy materials to shareholders for the current meeting or for future meetings.

If you hold PNC shares in street name, we generally cannot mail our materials to you directly. Your broker or bank must provide you with the Notice of Availability of Proxy Materials or the proxy statement and proxy card, and must also explain the voting process to you.

Have You Received More Than One Set of Proxy Materials? If two or more PNC shareholders live in your household, or you maintain more than one shareholder account on the books of our transfer agent, you may have received more than one set of our proxy materials.

In order to reduce duplicate packages and lower expenses, we rely on Securities and Exchange Commission rules allowing delivery of one set of proxy materials to multiple shareholders sharing the same address and last name who consent in a manner provided by these rules. This is referred to as “householding.” Even if you consent to householding, we will always deliver a separate proxy card for each account. Householding will not affect your right to vote.

If householding interests you, you may contact our stock transfer agent at the address and telephone number listed under Delivery of Proxy Materials just after the cover page of this proxy statement to request householding as soon as practicable.

You may also receive more than one set of our proxy materials if you have more than one brokerage account. Our householding process does not include accounts that you maintain at a brokerage firm or bank. Some brokerage firms and banks now offer householding—please contact your broker directly if you are interested.

Voting Your Shares

We want our shareholders, as the owners of PNC, to consider the important matters before them and exercise their right to vote. Our Board of Directors is asking for, or soliciting, a proxy from our shareholders. This section describes the different aspects of the voting process and how proxy voting works.

Who Can Vote? You must be a shareholder of record as of February 11, 2011 to vote at the annual meeting.

What is a Proxy? We understand that not everyone can attend the annual meeting in person. If you are a shareholder, you can tell us exactly how you want to vote and then allow an officer to vote on your behalf. That is called giving us a “proxy.” By allowing a proxy to carry out your wishes, you can ensure that your vote counts.

Soliciting Your Proxy. Our Board of Directors is soliciting your proxy to make sure that your vote is properly submitted and received on time, and to improve the efficiency of the annual meeting. We may ask for, or solicit, proxies using several methods.

We may solicit proxies by mail, personal interviews, telephone or fax. We may use the Internet to solicit proxies. PNC officers or employees may solicit proxies, but will not receive any special compensation for doing so.

We will ask brokerage houses, banks and other custodians of PNC stock to forward proxy materials to their clients who hold PNC stock. We will pay for their expenses to do so.

We hired Morrow & Co., LLC, a proxy soliciting firm, to help us with the solicitation of proxies for the 2011 annual meeting. We will pay Morrow $15,000, plus its out-of-pocket expenses, to provide information to our shareholders and to distribute proxy materials.

Revoking Your Proxy. What if you change your mind after you give us your proxy to vote? You can amend your voting decisions until the polls close at the annual meeting. We call this “revoking” your proxy.

To revoke your current proxy and replace it with a new proxy, we must receive the newly executed proxy before the deadline. If you revoke by mail, we must receive the new proxy card before the annual meeting begins. If you revoke by using the telephone or Internet voting options, we must receive your revocation by 1:00 a.m. Eastern time on April 26, 2011. If you choose to revoke by mail, please make sure you have provided enough time for the replacement proxy to reach us.

After the above deadlines have passed, you can only revoke your proxy in person. You cannot use the webcast or conference call to revoke your proxy. Once the polls close at the annual meeting, the right to revoke ends. If you have not properly revoked your proxy, we will vote your shares in accordance with your most recent valid proxy.

If you hold PNC shares in street name, follow the instructions provided by your broker to revoke your voting instructions or otherwise change your vote.

How to Vote. Shareholders of record may always vote in person by submitting a ballot at the annual meeting. We will distribute ballots at the meeting. To make it convenient and simple for you, we offer a number of other ways to vote your shares. We include voting instructions in the Notice of Availability of Proxy Materials and the proxy card.

If you hold PNC shares in street name, you will receive information on how to give voting instructions to your brokerage firm or bank. For registered holders, we offer the following additional methods to vote your shares and give us your proxy:

Internet

Go to www.envisionreports.com/PNC and follow the instructions.

This voting system has been designed to provide security for the voting process and to confirm that your vote has been recorded accurately.

Telephone	Follow the instructions on the proxy card.

Mail	Complete, sign and date the proxy card and return it in the envelope provided if you requested or were sent copies of these proxy materials.
The envelope requires no postage if mailed in the United States.

PNC is incorporated in Pennsylvania. Pennsylvania law allows properly authenticated proxies to be transmitted by telephone or the Internet. Pennsylvania law also permits a shareholder of record, such as a brokerage firm or bank, to communicate a vote by telephone or Internet for a beneficial owner.

Brokers Voting Your Shares. If you hold PNC shares in street name, you must give instructions to your broker on how you would like your shares to be voted. If you do not provide any instructions, your broker can vote your shares on “routine” items. New York Stock Exchange (NYSE) rules define which items are “routine” or “non-routine.” We discuss below whether the items to be acted upon at the annual meeting are “routine” or “non-routine.”

A broker “non-vote” occurs when the shareholder provides no instructions and the item is non-routine. In determining whether a vote was cast for a proposal, we will not count broker non-votes.

Our Voting Recommendations. If you sign, date and return your proxy card but do not give voting instructions, we will vote your shares as follows:

•	FOR each of the Board’s 15 nominees for director.

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as PNC’s independent registered public accounting firm for 2011.

•	FOR the approval of the terms of the amended and restated 2006 Incentive Award Plan.

•	FOR the advisory resolution on executive compensation.

•	For a frequency of ONE YEAR for future advisory votes on executive compensation.

If you use Internet or telephone voting, you will need to provide voting instructions for each proposal.

Confidential Voting. We keep votes confidential and do not disclose them to our directors, officers or employees, except:

•	As necessary to meet legal requirements or to pursue or defend legal actions.

•	To allow the Judge of Election to certify the voting results.

•	When expressly requested by a shareholder or benefit plan participant.

•	If there is a contested proxy solicitation.

Our Board has adopted a “confidential voting” policy. With the exceptions described above, this policy states that all proxies, ballots, voting instructions from employee benefit plan participants and voting tabulations that identify the particular vote of a shareholder or benefit plan participant be kept permanently confidential and not be disclosed.

Computershare Trust Company, N.A., our independent vote tabulator and Judge of Election for the 2011 annual meeting, confirmed that its procedures will be consistent with this policy.

How a Proposal Gets Approved

On the record date, we had over 500 million outstanding shares of common stock, as well as additional shares of preferred stock. Under Pennsylvania law, we must have a quorum before we can consider proposals at an annual meeting. A quorum is the number of shares that must be present at the meeting. In determining if a quorum exists, we count the number of shares represented by shareholders in person as well as the number of shares represented by proxies.

To have a quorum, we need the presence of shareholders or their proxies who are entitled to cast at least a majority of the votes that all shareholders are entitled to cast. If you return a proxy, whether you vote for or against a proposal, abstain from voting or only sign and date your proxy card, your holdings will be counted toward the quorum.

Once a quorum is achieved, different proposals may require different standards of approval. Street name holders may need to take additional precautions to ensure that their vote counts. We discuss the mechanics of proposal approval below.

Issued and Outstanding Shares. This table shows the number of issued and outstanding shares of our common and preferred stock entitled to vote on February 11, 2011, the record date. The table also shows the number of votes for each share for the matters brought before this meeting. The number of votes shown for each share of voting preferred stock equals the number of full shares of PNC common stock that can be acquired upon the conversion of a share of preferred stock. At the meeting, holders of common and preferred stock will vote together as a single class. There is no cumulative voting.

Class	Shares Issued and Outstanding	Votes Per Share	Effective Voting Power
Common	525,586,792*	1	525,586,792
Preferred – Series B	1,031	8	8,248
Preferred – Series K	50,000	0	0
Preferred – Series L	1,500	0	0
*	There are also 110,584 issued and outstanding shares that are not entitled to vote. These shares represent unexchanged shares originally issued by predecessor companies that PNC acquired.

Votes Required for Approval. Under Pennsylvania law, if you abstain from voting it will not count as a vote “cast.” To abstain, you must check the “Abstain” box on your proxy card, or select the appropriate option when voting by Internet or telephone. If you sign, date and return your proxy card but do not provide voting instructions, we will vote your shares represented by that proxy as recommended by our Board of Directors and this vote will count as a vote cast. A broker non-vote will also be treated as a failure to record a vote and will not count as a vote cast.

Election of Directors (Item 1). Unless a company’s articles of incorporation or by-laws provide otherwise, Pennsylvania law contemplates election of directors by a plurality of votes cast. In 2009, PNC amended its by-laws to include an eligibility requirement for director nominees in uncontested elections, whereby an incumbent director will offer to resign if he or she does not receive a majority of the votes cast. Our by-laws and corporate governance guidelines describe this majority voting requirement and the related procedure that requires an incumbent director to tender his or her resignation to the Board. To receive a majority of the votes cast means that the shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. This will be considered a non-routine item. As a non-routine item, there may be broker non-votes. Any broker non-votes or abstentions will not be included in the total votes cast and will not affect the results.

Ratification of Auditors (Item 2). A majority of the votes cast will be required to approve the ratification of our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011. This will be considered a routine item, and brokers have the discretion to vote uninstructed shares on behalf of clients. As a routine item, there will be no broker non-votes, although brokers may otherwise fail to submit a vote. Any failures by brokers to vote or abstentions will not be included in the total votes cast and will not affect the results.

Approval of the Terms of the Amended and Restated 2006 Incentive Award Plan (Item 3). A majority of the votes cast will be required to approve the amended and restated 2006 Incentive Award Plan. This will be considered a non-routine item. As a non-routine item, there may be broker non-votes. Any broker non-votes or abstentions will not be included in the total votes cast and will not affect the results.

“Say-on-Pay”: Advisory Vote on Executive Compensation (Item 4). A majority of the votes cast will be required to approve this item, an advisory vote on executive compensation. Because your vote is advisory, it will not be binding on the Board or the Company. This will be considered a non-routine item. As a non-routine item, there may be broker non-votes. Any broker non-votes or abstentions will not be included in the total votes cast and will not affect the results.

Frequency of Advisory Votes on Executive Compensation (Item 5). The frequency of future advisory votes on executive compensation receiving a majority of the votes cast, if any — every one year, every two years or every three years — will be the frequency that shareholders approve. Because your vote is advisory, it will not be binding on the Board or the Company. This will be considered a non-routine item. As a non-routine item, there may be broker non-votes. Any broker non-votes or abstentions will not be included in the total votes cast and will not affect the results.

CORPORATE GOVERNANCE AT PNC

In this section, we highlight some of our corporate governance policies and practices. We also discuss how shareholders can communicate with our Board.

Please visit the PNC website at www.pnc.com/corporategovernance. The site includes additional information about our Board, its committees and corporate governance at PNC.

This proxy statement is also available at www.pnc.com/proxystatement.

To receive printed copies of these documents,

please send a request to:

Corporate Secretary

The PNC Financial Services Group, Inc.

One PNC Plaza—21st Floor

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

or

corporate.secretary@pnc.com

Board Committee Charters (Audit, Nominating and Governance, Personnel and Compensation, Risk) By-Laws Code of Business Conduct and Ethics Corporate Governance Guidelines

We will provide any of these items at no cost, and we also make these items available on our website at www.pnc.com/corporategovernance. These will be available for the 2011 meeting and we expect to make them available for future meetings. (We will update any contact information in a future filing on our website.)

Our Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines to address important governance principles, including:

•	Director qualification standards

•	Director access to management and independent advisors

•	Independence standards adopted by PNC

•	Director compensation

•	Director orientation and continuing education

•	Management succession

•	Annual Board performance evaluations

We post these corporate governance guidelines, which are reviewed annually by the Nominating and Governance Committee, at www.pnc.com/corporategovernance.

Our Board Leadership Structure

Based on an assessment of its current needs and the composition, skills, and qualifications of the directors, the Board believes that the appropriate leadership structure should include the following attributes:

•	A substantial majority of independent directors.

•	A lead independent director with specific duties.

•	Regular executive sessions of all independent directors.

The Board’s current leadership structure includes all three attributes. We have not adopted a policy with respect to separating the Chairman and CEO positions. The Board believes that the leadership structure should be flexible enough to accommodate different approaches based on an evaluation of relevant facts and circumstances. We evaluate the structure of the Board each year and this evaluation includes an analysis of the leadership of the Board and its committees. The Personnel and Compensation Committee discusses whether to separate the positions of Chairman and CEO as part of the succession planning process, and when it selects a new CEO.

James E. Rohr, our current CEO, also serves as the Chairman. Thomas J. Usher, the Board’s Presiding Director, serves as our lead independent director. We describe his duties in more detail below. Our Presiding Director also serves as the Chairman of the Board’s Nominating and Governance Committee.

In connection with the evaluation of annual performance and decisions regarding compensation, our Board’s Personnel and Compensation Committee typically reviews the performance of the CEO in the first quarter of the year. The Committee discusses the evaluation of the CEO at an in-person executive session of the independent directors. The Board most recently reviewed Mr. Rohr’s performance at a meeting held on February 9, 2011. The Board continues to value Mr. Rohr’s substantial experience at PNC and his extensive industry knowledge and insights. The Board also values Mr. Usher’s experience as the Presiding Director and his fulfillment of the duties of the position. Based on a review of the skills, qualifications, and experience of our Chairman and lead independent director, the Board does not currently recommend a separation of the positions of Chairman and CEO.

Majority of Independent Directors. We have long maintained a Board with a substantial majority of directors who are not PNC employees. Our corporate governance guidelines require at least a majority of our directors to be independent from management, in accordance with NYSE listing standards.

As the Chairman and CEO of PNC, Mr. Rohr is currently the only director who is not independent under NYSE’s “bright-line” rules. The Board has affirmed the independence of each of our other fourteen nominees for director, in accordance with the process described in Director and Executive Officer Relationships on pages 25-32.

Lead Independent Director. As the Presiding Director, Mr. Usher is the lead independent director for our Board. The Board’s independent and non-management directors selected him for this role. The Board approved the following duties for the Presiding Director:

•	Preside at meetings of the Board of Directors in the event of the Chairman’s unavailability.

•	Convene executive sessions of the Board’s independent directors whenever he or she deems it appropriate to do so.

•	Preside at executive sessions of the Board’s non-management and independent directors.

•

Confer with the Chairman immediately following the executive sessions of the Board’s non-management and independent directors to convey the substance of the discussions held during those sessions, subject to any limitations specified by the independent directors.

•	Act as the principal liaison between the Chairman and the Board’s independent directors on sensitive issues.

•	Be available for confidential discussions with any non-management or independent director who may have concerns which he or she believes have not been properly considered by the Board as a whole.

•	Advise the Chairman regarding the Board’s meeting schedule, agendas, and information flows, in order to promote the efficiency and effectiveness of the Board’s operation and decision making.

•	Participate with management in meetings with major shareholders if requested to do so by such shareholders or by management.

•	Be available to receive direct communications from shareholders through Board-approved procedures.

•	Discharge such other responsibilities as the Board’s independent directors may assign from time to time.

During the course of the year, the Presiding Director may suggest, revise, or otherwise discuss agenda items for the Board meetings. In between meetings, each director is encouraged to raise any topics or issues with the Presiding Director to be discussed among the non-management or independent directors. The Presiding Director will raise any such matter in an executive session of the Board, without identifying the source of the request, unless the director chooses to be identified.

The Presiding Director also serves as the Chairman of the Nominating and Governance Committee. The Chairman of that Committee leads the Board and committee annual self-evaluation process and the evaluation of Board independence. That Committee also reviews, and the Chairman reports to the Board, significant developments in corporate governance.

Executive Sessions of Independent Directors. Our directors have met and will continue to meet in regularly scheduled executive sessions without management present. The NYSE requires our independent directors to meet once a year. Under our Board’s own policy, our independent directors will meet by themselves at least quarterly. As the Presiding Director, Mr. Usher leads these executive sessions.

Communicating with Our Board

You may communicate directly with any director or the full Board. To do so, please write to the person or persons desired and mail the communication to:

Presiding Director

The PNC Financial Services Group, Inc. Board of Directors

P.O. Box 2705

Pittsburgh, Pennsylvania 15230-2705

Our employees will not open or otherwise screen any communications sent to this address. The communications will be delivered directly to the Presiding Director, who will determine how to respond, including whether to present to the full Board or to forward to an individual director.

If you send director-related communications to our offices, we will handle them in accordance with a collection and organization process approved by the Board’s independent directors. These communications are subject to a screening process that will determine which communications will be relayed to directors.

Please follow the instructions beginning on page 118 if you are a shareholder and want to:

•	Make a nomination for the election of a director.

•	Submit proposals to be considered for inclusion in our 2012 proxy materials.

•	Make a proposal for action at an annual meeting of shareholders.

Our Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers, and all of our employees. The SEC requires us to adopt a code of ethics that applies to our CEO and senior financial officers, and we intend this Code of Business Conduct and Ethics to satisfy this requirement.

Our Code of Business Conduct and Ethics addresses these important topics, among others:

•	Our commitment to ethics and values.

•	Fair dealing with customers, suppliers, competitors, and employees.

•	Conflicts and potential conflicts of interest.

•	Self-dealing and outside employment.

•	Insider trading and other trading restrictions, including prohibitions on transactions in any derivative of PNC Securities, including buying and writing options.

•	Transactions with PNC.

•	Gifts and entertainment.

•	Creating business records, document retention, and protecting confidential information.

•	Protection and proper use of our assets, including intellectual property and electronic media.

•	Communicating with the public.

•	Political contributions and fundraising.

•	Compliance with law and regulations.

•	Protection from retaliation.

The PNC Code of Business Conduct and Ethics is available on our website at www.pnc.com/corporategovernance. Any shareholder may also request a free print copy by writing to our Corporate Secretary at the address given on page 7.

The Audit Committee must approve any waivers or exceptions to Code provisions for our directors or executive officers. We will post on our website any future amendments to, or waivers from, a provision of the Code of Business Conduct and Ethics that applies to our directors or executive officers (including the Chairman and Chief Executive Officer, the Chief Financial Officer, and the Controller).

Board Committees

Our Board currently has five standing committees. Four of these committees—Audit, Nominating and Governance, Personnel and Compensation, and Risk—meet on a regular basis. The Executive Committee meets as needed and may act on behalf of the Board in between Board meetings. The purpose of the Executive Committee is to provide an efficient means of considering matters and taking actions that may require the attention of the Board or the exercise of the Board’s powers or authority in the intervals between Board meetings. The Executive Committee reports regularly on any of its meetings to the full Board.

Our by-laws authorize the Board to create other committees. Each committee may form and delegate authority to subcommittees of one or more committee members.

Each committee operates under a written charter approved by the Board. Each committee annually reviews and reassesses its charter. The descriptions of the committee functions in this proxy statement are qualified by reference to the committee charters and our relevant by-law provisions.

Each committee also performs an annual self-evaluation to determine whether the committee is functioning effectively and fulfilling its charter duties.

The principal purposes of the Audit, Nominating and Governance, Personnel and Compensation, and Risk Committees are described below.

Audit Committee. The Audit Committee consists entirely of independent directors. When our Board holds its annual organization meeting on April 26, 2011, only independent directors will be appointed to the Committee. The current members are Paul W. Chellgren (Chairman), Richard B. Kelson, Bruce C. Lindsay, Donald J. Shepard and George H. Walls, Jr. Acting on the recommendation of the Nominating and Governance Committee, the Board of Directors has determined that Mr. Chellgren and Mr. Kelson are both “audit committee financial experts,” as that term is defined in the SEC’s regulations.

Our Board most recently approved the charter of the Audit Committee on February 9, 2011. The current charter is available on our website at www.pnc.com/corporategovernance.

Our Audit Committee satisfies the requirements of SEC Rule 10A-3, which include the following:

•	The independence of committee members.

•	The responsibility for selecting and overseeing our independent auditors.

•	The establishment of procedures for handling complaints regarding the company’s accounting practices.

•	The authority of the Audit Committee to engage advisors.

•

The determination of appropriate funding for payment of the independent auditors and any outside advisors engaged by the Audit Committee and for the payment of the ordinary administrative expenses of the Committee.

The Audit Committee’s primary purposes are to provide assistance to the Board by: (1) monitoring the integrity of our consolidated financial statements; (2) monitoring compliance with legal and regulatory requirements and with our Code of Business Conduct and Ethics; (3) evaluating and monitoring the independent auditors’ qualifications and independence; and (4) evaluating and monitoring the performance of our internal audit function and independent auditors. The Audit Committee must also prepare the report required by SEC regulations to be included in this proxy statement. The Committee’s report begins on page 46.

The Committee’s responsibility is one of oversight. Our management is responsible for preparing our financial statements, for maintaining internal controls, and for our compliance with laws and regulations, and the independent auditors are responsible for auditing the financial statements.

The Audit Committee typically reviews the annual internal and external audit plans. The Audit Committee is directly responsible for the appointment, compensation and oversight of our independent auditors (including the resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. For work performed by the independent auditors, the committee must approve all audit engagement fees and terms, as well as all permitted non-audit engagements. The Committee pre-approves all audit services and permitted non-audit services. The Committee considers whether providing non-audit services will impair the auditors’ independence. The Audit Committee’s procedures for the pre-approval of audit and permitted non-audit services are described beginning on page 45.

The Committee has the authority to retain independent legal, accounting or other advisors. The Committee regularly holds separate sessions with our management, internal auditors, and independent auditors. The independent auditors report directly to the Committee. Our General Auditor reports directly to the Committee, which is responsible for reviewing his or her performance evaluation and approving his or her compensation.

Under our corporate governance guidelines, Audit Committee members may only serve on three public company audit committees, including PNC’s. We adopted this limit in recognition of our Audit Committee’s responsibilities and time commitment required.

Nominating and Governance Committee. The Nominating and Governance Committee consists entirely of independent directors. When our Board holds its annual organization meeting on April 26, 2011, only independent directors will be appointed to the Committee. The current members are Thomas J. Usher (Chairman), Charles E. Bunch, Anthony A. Massaro, Dennis F. Strigl, and Helge H. Wehmeier.

Our Board most recently approved the charter of the Nominating and Governance Committee on February 9, 2011. The current charter is available on our website at www.pnc.com/corporategovernance.

The primary purpose of our Nominating and Governance Committee is to assist our Board in promoting the best interests of PNC and its shareholders through the implementation of sound corporate governance principles and practices. The Committee also assists the Board by identifying individuals qualified to become Board members. The Committee recommends to the Board the director nominees for each annual meeting, and may also recommend the appointment of qualified individuals as directors between annual meetings.

In addition to the annual self-evaluation that all committees perform, the Nominating and Governance Committee also oversees the annual evaluation of the performance of the Board and all committees and reports to the Board on the evaluation results. The Nominating and Governance Committee also annually reviews and recommends any changes to the Executive Committee charter.

How We Evaluate Directors and Candidates. At least annually, the Committee assesses the skills, qualification and experience of our Board and decides whether to recommend an incumbent director for re-election. From time to time, the Committee also considers whether to change the composition of our Board.

In evaluating existing directors or new candidates, the Committee assesses the needs of the Board and the qualifications of the individual. Please see the discussion on pages 35-43 for more information on each of our current director nominees.

Our Board must meet SEC, NYSE, and other standards. At least a majority of our directors must satisfy the NYSE independence standards and we require a sufficient number of independent directors to satisfy the membership needs of committees requiring independent directors under applicable rules. Our Audit Committee must include independent, financially literate directors with accounting or related financial management expertise.

Beyond that, the Nominating and Governance Committee expects directors to gain a sound understanding of our strategic vision, our mix of businesses, and our approach to regulatory relations and risk management. The Board must possess a mix of qualities and skills to address the various risks facing PNC. For a discussion of our Board’s oversight of risk, please see the section entitled Risk Committee, which begins on page 19.

In evaluating individual candidates, our Board approved criteria to assist the Committee in its identification of qualified directors. These criteria include:

•	A sustained record of high achievement, manifest competence, and integrity.

•	A strong commitment to the ethical and diligent pursuit of shareholders’ best interests.

•

The strength of character necessary to challenge management’s recommendations and actions when appropriate and to confirm the adequacy and completeness of management’s responses to such challenges to his or her satisfaction.

•	Our Board’s strong desire to maintain its diversity in terms of race and gender.

•	Personal qualities that will help to sustain an atmosphere of mutual respect and collegiality among the members of our Board.

The Committee has not adopted any specific, minimum qualifications for director candidates. Each year, the Committee assesses our current directors for possible nomination and re-election. In doing so, it considers all of the factors listed above. The Committee considers the needs of the Board, the independence of directors from PNC, a director’s meeting attendance and participation, and the value of a director’s contributions to the effectiveness of our Board and its committees.

Although the Board has not adopted a formal policy on diversity, the Committee considers the diversity, age, skills, and experience of directors in the context of the overall needs of the Board. The Committee evaluates diversity in a broad sense, recognizing the benefits of racial and gender diversity, but also considering the breadth of backgrounds, skills, and experiences that directors and candidates may bring to our Board.

How We Identify New Directors. The Nominating and Governance Committee may identify potential directors in a number of ways. The Committee may consider recommendations made by current or former directors or members of executive management. When appropriate, the Committee may retain search firms to identify candidates.

We may also identify potential directors through contacts in the business, civic, academic, legal and non-profit communities. If a shareholder would like to recommend a director for our Board, see Requirements for Director Nominations and Shareholder Proposals, beginning on page 118.

The Committee will meet to consider relevant information regarding a director candidate, in light of the evaluation criteria and needs of our Board. If the Committee does not recommend a candidate for nomination or appointment, or for more evaluation, no further action is taken. The Committee Chairman will later report this decision to the full Board. For shareholder-recommended candidates, the Committee’s secretary will inform the shareholder of the decision and the date of the meeting.

If the Committee decides to recommend a candidate to our Board as a nominee for election at an annual meeting of shareholders or for appointment by our Board, the Committee Chairman will report that decision to the full Board at its next meeting. Before that meeting, each of the other directors will receive the same biographical and other background information about the candidate that the Committee considered.

After allowing for a discussion, the full Board will vote on whether to nominate the candidate for election or appoint the candidate to the Board. The Board may postpone this vote if it needs more information or deliberation, including additional evaluations regarding independence.

Potential candidates may be informally approached by Mr. Usher, as Presiding Director and Committee Chairman, or Mr. Rohr, as Chairman of PNC. As our corporate governance guidelines indicate, invitations to join the Board should come from the Committee Chairman and PNC’s Chairman, jointly acting on behalf of our entire Board.

Personnel and Compensation Committee. The Personnel and Compensation Committee consists entirely of independent directors. The Committee membership satisfies the independence standards established by applicable federal income tax and securities laws, as well as the NYSE corporate governance listing standards. When our Board holds its annual organization meeting on April 26, 2011, only independent directors will be appointed to the Committee. The current members are Dennis F. Strigl (Chairman), Charles E. Bunch, Paul W. Chellgren, Kay Coles James, Richard B. Kelson, and Thomas J. Usher.

Our Board most recently approved the charter of the Personnel and Compensation Committee on February 9, 2011. The current charter is available on our website at www.pnc.com/corporategovernance.

The Committee’s principal purpose is to discharge our Board’s oversight responsibilities relating to the compensation of our executive officers and other designated employees. The Committee may also evaluate and approve or recommend for approval benefit, incentive compensation, severance, equity-based or other compensation plans, policies, and programs.

Under its charter, the Committee has the authority to obtain advice and assistance from internal or external legal, compensation, accounting, or other advisors. The Committee’s charter provides the Committee with the sole authority to retain and terminate a compensation consultant acting on the Committee’s behalf, and to approve the consultant’s fees and other retention terms with respect to such service to the Committee. The Committee retained an independent compensation consultant in 2010 and prior years. See Role of Compensation Consultants on page 17.

The Committee also reviews the Compensation Discussion and Analysis (CD&A) and recommends to our Board that the CD&A be included in this proxy statement. This recommendation may be found in the Compensation Committee Report on page 83. The CD&A begins on page 63. The Committee reviews the risk impact of our incentive compensation programs and plans. See Compensation and Risk on pages 84-87.

The Committee has responsibility for reviewing and evaluating the development of an executive management succession plan and for reviewing our progress on diversity. The Committee reviews a detailed succession planning report at least annually. The materials typically include a discussion of the individual performance of executive officers as well as succession plans and development initiatives for other high potential employees. These materials provide necessary background and context to the Committee, and give each Committee member a familiarity with the employee’s position, duties, responsibilities, and performance.

The Committee’s Decision Making Process. The Committee meets at least six times a year. Before each meeting, the Committee Chairman reviews the agenda, materials, and issues with members of our management and the Committee’s independent executive compensation consultant, as appropriate. The Committee may invite legal counsel or other external consultants to advise the Committee during meetings and preparatory sessions.

The Committee regularly meets in executive sessions without management present. At each in-person meeting of our full Board, the Committee Chairman presents a report of the items discussed and the actions approved at previous Committee meetings. The Chairman provides these reports during an executive session of the Board. The Committee consults with the non-management and independent directors regarding significant decisions affecting the CEO’s compensation.

The Committee has guidelines for information presented to the Committee. The guidelines contemplate that any major changes in policies or programs be considered over the course of two separate Committee meetings, with any vote occurring at the later meeting. The guidelines also describe the recommendations for the content and timing of information being submitted to the Committee. For significant proposals, information presented to the Committee should include, among other things, a written analysis and recommendation by the Committee’s independent consultant, an overview of the internal implications of any proposal or decision, and a summary of related public disclosure. The guidelines also note that the Committee’s independent consultant should present any proposals or other recommendations concerning our CEO’s compensation.

The Committee reviews all of the elements of the compensation programs periodically and adjusts those programs as appropriate. Each year, the Committee makes decisions regarding the amount of annual compensation and equity-based or other longer-term compensation for our executive officers, corporate executive group, and a selected group of other individuals. For the most part, these decisions are made in the first quarter of each year, using historical performance to finalize the terms of awards for prior year performance and forward-looking performance objectives to establish awards for future performance. The Committee reviews aspects of our post-employment compensation programs annually, but does not necessarily adjust them each year.

Delegations of Authority. The Committee has delegated the authority to make certain decisions to various members of management. In particular, the Committee has delegated to the Chief Human Resources Officer the ability to take actions with respect to compensation and benefit plans and arrangements, including the ability to adopt or amend plans and arrangements if the annual GAAP cost is below a certain dollar threshold, to make clarifications and technical changes, and to take actions to implement, administer, interpret or construe plans and arrangements, and to make eligibility determinations.

The Committee has also delegated to the CEO the ability to offer change-in-control agreements within specific parameters to employees. In November 2010, the Committee delegated authority to members of executive management to allow for the determination of equity grants for less senior employees. The Committee also delegated authority to our Chief Human Resources Officer to vest certain equity grants and award restricted stock units to less senior employees.

Management’s Role in Compensation Determinations. Our executive officers, including our CEO and our Chief Human Resources Officer, often review information with the Committee during meetings and may present management’s views or recommendations. The Committee evaluates these recommendations, generally in consultation with a compensation consultant retained by the Committee.

The Committee Chairman typically meets with management and the Committee’s compensation consultant several weeks before each Committee meeting to discuss agenda topics, areas of focus, or outstanding issues. The Committee Chairman generally schedules other meetings with the Committee’s compensation consultant without management present. Occasionally, each Committee member will schedule one-on-one meetings with management to review substantive issues outside of a full Committee meeting.

During Committee meetings, the CEO often reviews corporate and individual performance as part of the compensation discussions, and other members of executive management may be invited to speak to the Committee about specific business performance. The Committee reviews any compensation decisions for the Chief Human Resources Officer and CEO in executive session, without either officer present for the discussion of their compensation. Any recommendations for CEO compensation are discussed in executive session, with no members of management present for the discussion.

Role of Compensation Consultants. The Committee has the sole authority to retain and terminate any compensation consultant directly assisting it. The Committee also has the sole authority to approve fees and other engagement terms. The Committee receives comparative compensation data from our management, from proxy statements and other public disclosures, and through surveys and reports prepared by compensation consultants.

McLagan. Under its authority, the Committee retained McLagan, an independent consulting firm, to advise it on executive compensation matters in 2010. In this capacity, McLagan reported directly to the Committee.

In 2010, a representative of McLagan attended all of the in-person and telephonic meetings of the Committee, and met regularly with the Committee without members of management present. McLagan also reviewed meeting agendas. McLagan and members of management assisted the Committee in its review of proposed compensation packages for our executive officers. For the 2010 performance year, McLagan prepared all recommendations for the compensation of the CEO, which were reviewed in executive session without any members of management present. McLagan also prepared competitive pay analyses and other benchmarking reviews for the Committee.

Throughout its tenure, McLagan has also assisted the Committee in its analysis and evaluation of our overall executive compensation program and the structures used to pay our executives. McLagan reviewed information supplied by management and compensation-related surveys and reports. From time to time, McLagan has helped the Committee evaluate compensation programs that are specific to business units.

Although in its most recent annual review of McLagan’s performance the Committee considered McLagan to be independent, the Committee elected to terminate its relationship with McLagan effective February 23, 2011 due to the increased level of fees being paid by PNC to affiliates of McLagan, as described below.

Fees Paid to McLagan and Affiliates. In 2010, PNC paid McLagan $326,328 for Committee-related work. McLagan has also provided limited services directly to our management, due to a particular business or subject matter expertise. McLagan has also provided our management with industry-specific surveys of compensation practices that are not customized for PNC. The Committee has reviewed reports describing the services provided by McLagan to our management, and the associated fees received. In 2010, PNC paid McLagan $233,060 for services provided to management, including surveys, that were not related to Committee work. The Committee believes that providing these limited services to management, primarily informational rather than advisory, has not historically impaired the independence of the advice it received from its compensation consultant.

McLagan is an affiliate of Aon Corporation, a global provider of risk management services, insurance and reinsurance brokerage, and human capital consulting. In 2010, PNC’s management retained Aon to administer various corporate-owned and split-dollar life insurance programs. Aon receives compensation for this administrative work from insurance carriers, at the direction of PNC’s management. In 2010, Aon received $577,286 in commissions for these services. In prior years Aon also received fees for other services, primarily related to PNC’s acquisition of National City. At the request of the Committee, PNC eliminated all other services received from Aon in 2010. PNC did not eliminate these insurance administration services, as Aon has desirable subject matter expertise and a long-standing relationship with PNC in this area.

On September 30, 2010, Aon acquired Hewitt Associates, a human resources and benefits consulting firm. Hewitt has provided PNC with significant support services in the human resources area since 2007. Following this acquisition, PNC paid $5,093,621 in fees to Hewitt in the fourth quarter of 2010 and expects to continue to pay a significant amount of fees in the future to Hewitt in connection with continued outsourcing of a variety of human resources services.

Although McLagan does not provide significant services to management of PNC, affiliates of McLagan do provide such services, and it would be impractical or expensive for PNC to find alternate providers. In light of these factors and the substantially increased relationship with the McLagan affiliates resulting from the Hewitt acquisition, the Committee terminated its relationship with McLagan and is currently in the process of selecting a new independent compensation consultant.

Towers Watson and Other Consultants. Our management retains other compensation consultants. It uses Towers Watson, a global professional services firm, as its principal compensation advisor. Towers Watson provides various actuarial and management consulting services to us, including:

•	Analyzing the competitiveness of specific compensation programs, such as executive retirement benefits or change of control arrangements.

•	Preparing specific actuarial calculations on values under our retirement plans.

•	Preparing surveys of competitive pay practices.

•	Analyzing our director compensation packages and providing reports to our management and the Board’s Nominating and Governance Committee.

•	Updating management on the effect of relevant laws and regulations.

Reports prepared by Towers Watson that relate to executive compensation may also be shared with the Committee, and Towers Watson may, from time to time, make presentations to the Committee.

Compensation Committee Interlocks and Insider Participation. None of the current members of the Personnel and Compensation Committee are officers or former officers of PNC or any of our subsidiaries. None of our executive officers served as a member of the compensation committee of another entity one of whose executive officers served as our director or on our Personnel and Compensation Committee. None of our executive officers served as a director of an entity one of whose executive officers served on our Personnel and Compensation Committee. The members of our Personnel and Compensation Committee are listed on page 14.

Certain members of the Personnel and Compensation Committee, their immediate family members, and entities with which they are affiliated, were our customers or had transactions with us (or our subsidiaries) during 2010. Transactions that involved loans or commitments by subsidiary banks were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Please see Director and Executive Officer Relationships—Related Person Transactions Policies and Procedures—Regulation O Policies and Procedures, which begins on page 31, for more information.

Risk Committee. The Board performs its risk oversight function primarily through the Risk Committee. The Risk Committee includes independent and management directors. The current members are Stephen G. Thieke (Chairman), Richard O. Berndt, Bruce C. Lindsay, Anthony A. Massaro, Jane G. Pepper, James E. Rohr, Donald J. Shepard, and Lorene K. Steffes. Mr. Thieke intends to retire from the Board effective as of the annual meeting, and the Board will appoint a new Chairman.

Our Board most recently approved the charter of the Risk Committee on February 10, 2010. The current charter is available on our website at www.pnc.com/corporategovernance.

The Risk Committee’s purpose is to provide oversight of our enterprise-wide risk structure and the processes established to identify, measure, monitor, and manage our credit risk, market risk (including liquidity risk), and operating risk (including technology, operational, compliance, and fiduciary risk).

The Risk Committee periodically reviews management’s strategies and policies for managing these risks. The Committee serves as the primary point of contact between our Board and the management-level committees dealing with strategy and risk management. The Committee is intended to enhance our Board’s oversight and understanding of enterprise-wide risk management activities and effectiveness.

The Committee’s responsibility is one of oversight, and the Committee has no duty to assure compliance with laws and regulations. The Risk Committee receives regular reports on enterprise-wide risk management, credit risk, market and liquidity risk, operating risk, and capital management.

The Risk Committee may also form sub-committees from time to time. It has formed a joint sub-committee with the Audit Committee to provide oversight of the PNC’s implementation efforts related to the framework adopted by the Basel Committee on Banking Supervision.

The Personnel and Compensation Committee reviews the risk components of our incentive compensation plans. For a discussion of the relationship between compensation and risk, please see Compensation and Risk, beginning on page 84.

Board Meetings in 2010

The chart below shows the names of our directors who were serving as directors as of December 31, 2010. The chart also shows each Board committee on which he or she served during 2010, and the number of meetings held. We also identify the chairs of each committee and each director designated by our Board as an “audit committee financial expert,” as defined under SEC regulations.

There were 12 Board meetings held in 2010. Each director attended at least 75% of the combined total number of meetings of the Board and all committees on which the director served.

Director Name	Audit	Nominating and Governance	Personnel and Compensation	Risk

Richard O. Berndt

Charles E. Bunch

Paul W. Chellgren*	Chair

Kay Coles James

Richard B. Kelson*

Bruce C. Lindsay

Anthony A. Massaro

Jane G. Pepper

James E. Rohr

Donald J. Shepard

Lorene K. Steffes

Dennis F. Strigl			Chair

Stephen G. Thieke				Chair

Thomas J. Usher		Chair

George H. Walls, Jr.

Helge H. Wehmeier

Meetings Held	13	6	7	7

* Designated as Audit Committee Financial Expert.

Our Board, acting on the recommendation of its Nominating and Governance Committee, has adopted a policy that strongly encourages each director to attend the annual meeting in person, if possible. We remind each director of this policy before the date of the annual meeting. All but one of our directors attended PNC’s 2010 annual meeting of shareholders.

Board Compensation in 2010

Our Board’s Nominating and Governance Committee reviews non-employee director compensation and makes an annual compensation recommendation to the Board. The Committee reviews the annual retainer and meeting fees, committee Chairman and Presiding Director retainers, equity-based grants, and the three compensation plans applicable to non-employee directors. In addition to annual compensation, the committee may approve special compensation to a director for extraordinary service.

The committee also receives a report from Towers Watson that analyzes the non-employee director compensation program and compares the program to peer group programs. The primary objectives of the committee’s annual review are to confirm continued alignment with business and shareholder interests, evaluate the competitiveness of our director compensation program relative to the peer group, and identify and respond to continued changes in director compensation in light of the competitive environment.

Mr. Rohr receives no additional compensation for serving as a PNC director. All other directors are paid under compensation schedules approved by the Nominating and Governance Committee.

We explain the elements of the 2010 compensation program for non-employee directors below. On April 26, 2011, the Nominating and Governance Committee will conduct its annual compensation review for 2011.

Annual Retainer
Each Director	$55,000
Additional Retainer for Chairs of standing Board Committees (except Executive)	$20,000

Board Meeting Fees
Each meeting (except for quarterly scheduled telephonic meetings)	$1,500
Each quarterly scheduled telephonic meeting	$750

Committee/Subcommittee Meeting Fees
First six meetings	$1,500
Seventh and each succeeding meeting	$2,000

2010 Equity-Based Grants
Value of 1,815 deferred stock units awarded to each Director’s account under the Outside Directors Deferred Stock Unit Plan as of April 27, 2010	$119,953

Deferred Compensation Plans. Our non-management directors may choose to defer the compensation they receive from meeting fees and retainers under our Directors Deferred Compensation Plan. Our Outside Directors Deferred Stock Unit Plan provides for automatic deferrals of any stock units that we may award from time to time. For compensation deferred under these plans:

•	The deferred compensation account tracks the price of PNC common stock (the Directors Deferred Compensation Plan allows a director to track an interest rate option instead).

•	The director may choose the payout date and beneficiary (the stock unit plan does not allow a payout date until retirement or age 70).

•	The payouts will be made in cash.

Director Stock Ownership Requirement. Our Board has adopted a common stock purchase guideline for our non-management directors. Under this guideline, each director must own at least 5,000 shares of PNC common stock (including phantom stock units). Until a director meets this ownership level, he or she must purchase or acquire common stock or stock units that equal at least 25% of the annual retainer for that year. A director may satisfy this requirement through open market purchases, or by deferring compensation into stock units under the Directors Deferred Compensation Plan. As of December 31, 2010, the minimum ownership threshold for directors was valued at $303,600, and all of our directors satisfied the ownership guideline.

Other Director Benefits. We generally limit the benefits that we provide to our directors, but we regularly provide the following:

•

Charitable Matching Gifts. We will match a director’s personal gifts to qualifying charities up to a limit of $5,000 a year. Mr. Rohr is only eligible to participate in our employee matching gift program ($2,500 annual limit).

•	Insurance Policies. We pay for various insurance policies that protect directors and their families from personal loss connected with Board service.

•	Benefits Related to Board Service. We pay for expenses connected with our directors’ Board service, including travel on private or commercial aircraft, lodging, meals, and incidentals.

We may also provide other incidental benefits to our directors from time to time, including tickets to cultural, social, sporting or other events and small gifts for holidays, birthdays, or special occasions. We may also provide travel for directors on corporate aircraft for personal purposes in limited circumstances, such as a family emergency or when a seat is available on a previously scheduled flight. We determine the value of these benefits based on the incremental cost to PNC, as described on page 79, and we include the amount in the “All Other Compensation” column below.

For the fiscal year 2010, we provided the following compensation to our directors:

2010 DIRECTOR COMPENSATION
Director Name	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
	(a)	(b)	(c)
Richard O. Berndt	$78,000	$119,953	$7,965	$205,918
Charles E. Bunch	$87,000	$119,953	$7,578	$214,531
Paul W. Chellgren	$131,000	$119,953	$23,330	$274,283
Robert N. Clay*	$40,500	$119,953	$5,214	$165,667
Kay Coles James	$84,000	$119,953	$3,766	$207,719
Richard B. Kelson	$119,500	$119,953	$6,372	$245,825
Bruce C. Lindsay	$117,500	$119,953	$13,934	$251,387
Anthony A. Massaro	$88,000	$119,953	$4,828	$212,781
Jane G. Pepper	$79,500	$119,953	$7,013	$206,466
Donald J. Shepard	$110,750	$119,953	$5,355	$236,058
Lorene K. Steffes	$82,500	$119,953	$8,442	$210,895
Dennis F. Strigl	$113,500	$119,953	$7,085	$240,538
Stephen G. Thieke	$105,000	$119,953	$7,117	$232,070
Thomas J. Usher	$123,000	$119,953	$15,628	$258,581
George H. Walls, Jr.	$97,000	$119,953	$7,766	$224,719
Helge H. Wehmeier	$87,000	$119,953	$10,541	$217,494

*	On June 11, 2010, Robert N. Clay resigned as a director.

(a)	This column includes the annual retainer for directors and the Board and committee meeting fees paid in 2010. This includes the meeting fees for the fourth quarter of 2009, which were paid in the first quarter of 2010, but does not include the meeting fees for the fourth quarter of 2010, which were paid in the first quarter of 2011. The amounts in this column also include the fees voluntarily deferred by the following directors under our Directors Deferred Compensation Plan, a non-qualified defined contribution plan: Paul W. Chellgren ($131,000); Kay Coles James ($21,000); Bruce C. Lindsay ($117,500); Jane G. Pepper ($10,000); Donald J. Shepard ($110,750); Lorene K. Steffes ($16,500); Dennis F. Strigl ($113,500); Stephen G. Thieke ($9,775); Thomas J. Usher ($9,250); and George H. Walls, Jr. ($97,000).

(b)	The dollar values in this column include the grant date fair value, under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, of 1,815 deferred stock units awarded to each director’s account under our Outside Directors Deferred Stock Unit Plan as of April 27, 2010, the date of grant. The closing stock price of PNC on the date of grant was $66.09 a share. See Note 15 in our Annual Report on Form 10-K for the year ended December 31, 2010 for more information.

As of December 31, 2010, the non-employee directors listed in the table below had outstanding stock options in the following amounts:

Director Name	Stock Options
Paul W. Chellgren	14,000
Richard B. Kelson	2,000
Anthony A. Massaro	6,000
Jane G. Pepper	14,000
Lorene K. Steffes	14,000
Dennis F. Strigl	14,000
Stephen G. Thieke	6,000
Thomas J. Usher	14,000
Helge H. Wehmeier	14,000

No stock options have been granted to any non-employee director since 2005. None of our non-employee directors had any unvested stock awards as of December 31, 2010.

(c)	As noted in the table for each non-employee director listed below, this column reflects the dollar amount of matching gifts made by us in 2010 to charitable organizations, income under the Directors Deferred Compensation Plan, the Outside Directors Deferred Stock Unit Plan, and the Mercantile Bankshares Corporation Deferred Compensation Plan. This column also includes the value of other incidental benefits as described on page 22.

Director Name	Matching Gifts	Outside Directors Deferred Stock Unit Plan	Directors Deferred Compensation Plan	Deferred Compensation Plans from Predecessor Entities*
Richard O. Berndt	$5,000	$2,529	-	$387
Charles E. Bunch	$5,000	$2,529	-	-
Paul W. Chellgren	$5,000	$6,493	$9,845	$1,943
Robert N. Clay	-	$2,613	$2,601	-
Kay Coles James	-	$3,117	$600	-
Richard B. Kelson	-	$4,574	$1,749	-
Bruce C. Lindsay	$5,000	$6,728	$2,157	-
Anthony A. Massaro	-	$4,574	$205	-
Jane G. Pepper	-	$5,792	$1,172	-
Donald J. Shepard	-	$2,528	-	$2,778
Lorene K. Steffes	$2,250	$4,772	$1,371	-
Dennis F. Strigl	-	$4,574	$2,462	-
Stephen G. Thieke	$2,000	$4,574	$494	-
Thomas J. Usher	-	$6,775	$8,804	-
George H. Walls, Jr.	$2,500	$3,117	$2,100	-
Helge H. Wehmeier	-	$6,662	$3,830	-

* Includes the Mercantile Bancshares Corporation Deferred Compensation Plan for Mr. Berndt and Mr. Shepard and the PNC Bank Kentucky, Inc. Directors Deferred Compensation Plan for Mr. Chellgren.

DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS

This section discusses relationships between PNC (or affiliated entities) and our directors, executive officers, immediate family members, or certain affiliated entities, including transactions that we analyzed to determine the independence of our directors under the NYSE corporate governance listing standards and the guidance adopted by our Board of Directors.

This section describes the NYSE independence standards for directors, our Board-adopted guidance, our Board’s independence determinations, and the policies and procedures we have in place to monitor “related person” transactions.

Director Independence

To be independent, our Board must affirmatively determine that a director does not have a “material relationship” with PNC. A material relationship between a director and PNC could also include a relationship between PNC and an organization affiliated with a director.

NYSE rules describe specific relationships that will always impair independence. The absence of one of these “bright-line” relationships does not mean that a director is automatically independent. The Board must consider all relevant facts and circumstances in determining whether a material relationship exists.

Material relationships that we may consider include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships. The ownership of a significant amount of PNC stock, by itself, will not prevent a finding of independence.

The NYSE bright-line independence tests. Each of the following bright-line relationship tests adopted by the NYSE describes circumstances that will automatically impair a director’s independence.

•	A director who is also an employee of PNC.

•	A director whose immediate family member is a PNC executive officer.

•	The receipt of more than $120,000 a year in direct compensation from PNC, except for certain permitted payments (such as director fees).

•	Certain relationships with PNC’s external or internal auditors.

•	A director (or immediate family member) who has been an executive officer of a company where a PNC executive officer serves or served on that company’s compensation committee.

•	Business relationships involving companies that make payments to, or receive payments from, PNC in excess of certain amounts.

An employee-director of PNC (or a director with an immediate family member who is a PNC executive officer) will not be independent until three years after the employment relationship ends. The other bright-line tests will impair independence if they existed at any time within the past three years.

For more information about the NYSE’s bright-line director independence tests, including the commentary explaining the application of the tests, please go to the NYSE’s website at www.nyse.com.

Our Board Guidance on Independence. To help assess the existence of a material relationship, our Board has adopted certain guidance, which describes categories of relationships that will not be considered material for independence purposes. If a relationship meets the criteria outlined in this guidance, it will not be deemed to be a material relationship. The Board may affirm a director’s independence, without further analysis of this relationship, provided that the director otherwise meets the NYSE independence tests.

This guidance allows investors to assess the quality of a Board’s independence. Our Board, acting on the recommendation of its Nominating and Governance Committee, has adopted four categories of relationships that will not be material. The Board applied this guidance in determining the independence of the director nominees. The four categories of relationships contained in our Board guidance are described in detail below. This guidance was previously adopted as separate categorical standards of independence, but is now included as part of our Corporate Governance Guidelines, which we post at www.pnc.com/corporategovernance.

Business Relationships With Directors

Lending, deposit, banking, or other financial service relationships (such as those involving fiduciary, brokerage, investment management, custody, capital markets, treasury management, or similar products and services) or other relationships involving the provision of products or services either by or to PNC or its subsidiaries and involving a director, his or her immediate family members, or a company or charitable organization of which the director or an immediate family member is a partner, shareholder, officer, employee, or director will not be considered “material relationships” if the following conditions are satisfied:

• the products and services are being provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers;

• the relationship does not involve the provision of consulting, legal, or accounting services to PNC or its subsidiaries by the director or immediate family member personally when PNC or a subsidiary is the primary client of the director or immediate family member, or by a firm of which the director or immediate family member is a partner, managing member, principal, or an executive officer with significant policy-making authority over the firm;

• any extension of credit: (i) was made in the ordinary course of business, was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons; (ii) is pass-rated and performing; and (iii) complies with any additional requirements imposed on the extension of credit by Regulation O of the Board of Governors of the Federal Reserve System or other applicable laws and regulations; and

• the relationship does not exceed, in a single fiscal year, the greater of $1 million, or 2% of the consolidated gross revenues of the Corporation or the other company or charitable organization.

Other Relationships with Entities Where the Director is an Investor	Any relationship not described above between PNC or one of its subsidiaries and a company (including a limited liability company) or partnership to which a director is connected solely as a shareholder, member, or partner will not be considered a material relationship, provided the director is not a principal shareholder or member of the company or a principal partner of the partnership. A person will be considered a principal shareholder or member of a company if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls, or has the power to vote more than 10 percent of any class of voting securities of the company. A person will be considered a principal partner of a partnership if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls, or has the power to vote a 25 percent or more general partnership interest, or more than a 10 percent overall partnership interest and has the single largest interest in the partnership. Shares or partnership interests owned or controlled by a director’s immediate family member who shares the director’s home are considered to be held by the director.

Relationships with Charitable Organizations

A contribution made or pledged by PNC, its subsidiaries, or by any foundation sponsored by or associated with PNC or its subsidiaries to a charitable organization of which a director or an immediate family member is an executive officer, director, or trustee will not be considered a material relationship if the following conditions are satisfied:

• within the past three years, the aggregate amount of all such contributions during any single fiscal year of the charitable organization did not exceed the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues for that fiscal year (with any contributions made or pledged pursuant to a matching gift program not considered to be a “material relationship” and not included in calculating this amount); and

• the charitable organization is not a family foundation created by the director or an immediate family member.

Family Relationships	A relationship involving a director’s relative will not be considered a “material relationship” solely by virtue of the familial relationship if the relative is not an immediate family member of the director.

In interpreting this guidance, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When interpreting any look-back provisions, the Board need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

We disclose whether all of a director’s relationships with PNC meet our Board adopted guidance. If a director has a relationship that would be deemed non-material under our guidelines for independence, but crosses one of the bright-line independence tests, the bright-line test governs and the director will not be treated as independent.

Our Board’s Independence Determinations. At its meeting on February 9, 2011, the Board made an independence determination for each of our 15 director nominees. Each nominee currently serves as a director.

In making these determinations, our Board relied on the findings and recommendations made by the Nominating and Governance Committee. The Board considered relevant facts and circumstances when making these determinations, including an evaluation of the relationships described below and on pages 29-30.

Our Board based the independence decisions on information known as of February 9, 2011. The Nominating and Governance Committee and Board will consider any additional relevant information reported throughout the year by our directors that may impact independence.

Non-Independent Directors. Our Board affirmatively determined that Mr. Rohr is the only non-independent director. He meets the NYSE’s bright-line relationship test as an executive officer of PNC.

Independent Directors. Our Board affirmatively determined that each of the directors listed below has no material relationship with PNC under the NYSE corporate governance listing standards. These determinations were based, in part, on an evaluation of the facts and circumstances of relevant relationships in light of PNC’s own independence guidelines. These relationships could include direct relationships or relationships as a partner, shareholder or officer of an organization that has a relationship with PNC. They may also include relationships between directors and immediate family members.

Mr. Kelson’s son and daughter-in-law are partners in law firms that have provided legal services to PNC. The Board did not consider these relationships to be material for the following reasons, among others: neither family member provides or has provided legal services to PNC; neither firm provides legal services that are a material expense to PNC; the services are limited in scope; and Mr. Kelson’s son’s firm did not provide any services to PNC in 2010.

Based on these evaluations, our Board affirmatively determined that each of these directors qualifies as independent under the NYSE’s corporate governance listing standards:

Richard O. Berndt	Richard B. Kelson	Donald J. Shepard	George H. Walls, Jr.
Charles E. Bunch	Bruce C. Lindsay	Lorene K. Steffes	Helge H. Wehmeier
Paul W. Chellgren	Anthony A. Massaro	Dennis F. Strigl
Kay Coles James	Jane G. Pepper	Thomas J. Usher

The Board did not affirm Mr. Thieke’s independence as a result of his decision to retire at this year’s annual meeting and not due to any substantive concerns over his independence from PNC.

Transactions with Directors

This chart reflects relationships between PNC and the director, spouse, or a company or charitable organization of which the director or spouse is a partner, officer, employee, or in which the director or spouse holds a significant ownership position (an affiliated entity). The companies or charitable organizations affiliated with a director do not include entities that have not been affiliated with the director in the last three fiscal years. All of these transactions meet our Board guidance on independence.

Director Name	Deposit, Wealth Management and Similar Banking Products (1)	Credit Relationships or Commercial Banking Products (2)	Charitable Contributions (3)
Richard O. Berndt	—	—	—
Charles E. Bunch	—	—	—
Paul W. Chellgren	—	—	—
Robert N. Clay	—	—
Kay Coles James	—
Richard B. Kelson	—	—	—
Bruce C. Lindsay	—		—
Anthony A. Massaro	—
Jane G. Pepper	—	—	—
James E. Rohr	—	—	—
Donald J. Shepard	—
Lorene K. Steffes	—	—	—
Dennis F. Strigl	—	—
Stephen G. Thieke			—
Thomas J. Usher	—	—	—
George H. Walls, Jr.	—		—
Helge H. Wehmeier	—	—

(1)	Includes deposit accounts, wealth management products, or insurance products provided to the director or spouse personally, or to an affiliated entity.

(2)	Includes personal extensions of credit, including mortgages, home equity loans, credit cards, or similar products, as well as credit, credit-related products, and other commercial banking products, including treasury management, foreign exchange, and global trading services provided to an affiliated entity.

(3)	Includes both charitable contributions made to entities affiliated with directors, as well as matching gifts provided to charities personally supported by the director, although under our Board guidance matching gifts are not a “material relationship” and not included in considering the value of contributions against our guidance.

Customer Relationships. We provide financial services to most of our directors. We also provide financial services to some of their immediate family members and affiliated entities. We offer these services in the ordinary course of our business. We provide the services on substantially the same terms and conditions, including price, as we provide to other similarly situated customers.

We also extend credit to some of our directors and their immediate family members and affiliated entities. Federal banking law (Regulation O) governs these extensions of credit. We discuss the impact of Regulation O and our process for managing these extensions on credit on pages 31–32.

Business Relationships. We also enter into other business relationships with entities affiliated with our directors or their immediate family members. These relationships are in the ordinary course of business.

Certain Charitable Contributions. Ms. Pepper was the President of the Pennsylvania Horticultural Society (PHS) until June 1, 2010. Since 1992, PNC has supported the Philadelphia Flower Show, an annual exhibition produced by the PHS. Our annual sponsorship amount does not exceed the dollar thresholds described in our independence guidelines.

Apart from the contribution to the PHS, we make contributions to charitable organizations where our directors serve as directors or trustees, but not as executive officers. We also match charitable contributions made by our directors. We describe this matching gift program on page 22.

Family Relationships

No family relationship exists between any of our directors or executive officers and any of our other directors or executive officers. There are family relationships between executive officers and some of the approximately 50,000 PNC employees. These employees participate in compensation and incentive plans or arrangements on the same basis as other similarly situated employees.

Norma Hajduk, a Senior Vice President and National Sales Manager of a subsidiary of PNC Bank, National Association, is the sister of Timothy G. Shack, Vice Chairman of PNC during 2010. For 2010, she received a base salary of $219,000 and an annual incentive award of $186,440 (paid in 2011). In addition, during 2010, she received 2,000 options and 600 restricted shares of our common stock.

Indemnification and Advancement of Costs

We indemnify directors, officers and, in some cases, employees and agents, against certain liabilities. The covered person may have incurred a liability as a result of service on our behalf or at our request. On behalf of a covered person, we may also advance the costs of certain claims or proceedings. If we advance costs, the person agrees to repay us if it is determined that the person was not entitled to indemnification. The insurance policies we maintain for our directors and executive officers also provide coverage against certain liabilities.

The indemnification provisions, the advancement of costs, and our insurance coverage may provide benefits to our directors and executive officers. During 2010, we advanced costs with respect to pending litigation against us on behalf of two executive officers, including our CEO, who were also named as defendants.

Related Person Transactions Policies and Procedures

Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics contains several provisions that regulate related person transactions. The Code of Business Conduct and Ethics applies generally to all employees, including executive officers, and to our directors.

Doing Business with PNC. An employee or an immediate family member may want to engage in a business arrangement, such as the sale or lease of property or the provision of services, with PNC. For these transactions, we require prior approval from a supervisor and our Corporate Ethics Office. If a director desires to engage in a business arrangement with PNC, approval is required from a Board committee or the independent directors.

Financial Services to Employees. Our employees and their extended families are encouraged to use PNC for their personal financial services. Any services must be provided on the same terms as are available to the general public, all employees in a market or business, or all similarly situated employees.

Transacting PNC Business. We prohibit directors and employees from transacting business on behalf of PNC with a supplier or customer in which the director, employee, or extended family member has a significant personal or financial interest. We also prohibit directors and employees from transacting business on behalf of PNC with respect to their own accounts, extended family member accounts, or accounts for anyone whose close relationship may reasonably be viewed as creating a conflict of interest. Our phrase “extended family member” is similar to the SEC’s definition of “immediate family member” in Item 404(a) of Regulation S-K. We have established procedures in certain of our businesses to permit employees to transact business with family members, subject to appropriate oversight and compliance with applicable laws and regulations, including Regulation O.

We employ relatives of executive officers and may employ relatives of directors, in some cases under circumstances that constitute related person transactions. See Family Relationships on page 30. We track the employment and compensation of relatives of executive officers and directors. We have policies that restrict special treatment in the hiring or compensation of a relative of an executive officer or director. Our employment of a director’s relative would be a factor in the determination of the director’s independence under NYSE rules and our own adopted guidelines for director independence. See Director and Executive Officer Relationships—Director Independence, which begins on page 25.

Under the Code of Business Conduct and Ethics, employees may generally request waivers or exceptions from our Corporate Ethics Office. In the case of directors and executive officers, any proposed waiver or exception must be approved by both the Corporate Ethics Office and the Audit Committee. In 2010, no directors or executive officers requested an exemption under any of the provisions described above.

Regulation O Policies and Procedures. We design policies and procedures to help ensure our compliance with Regulation O. This regulation imposes various conditions on a bank’s extension of credit to directors and executive officers. Any extensions of credit must comply with our own Regulation O policies and procedures. This includes a separate review by our designated Regulation O credit officer. A director can only meet our guidelines for independence for extensions of credit if the credit complied with Regulation O at the time PNC extended it.

Our Regulation O policies and procedures require:

•

Extensions of credit to covered individuals or entities must be made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with those who are not covered. For credit extensions under a benefit or compensatory program widely available to all employees, we may not give preference to any covered individual.

•

The covered extension of credit be made following credit underwriting procedures no less stringent than those prevailing at the time for comparable transactions with non-covered individuals or entities. The extension of credit may not involve more than the normal risk of repayment or present other unfavorable features.

•	The amount of covered extensions of credit do not exceed individual and aggregate lending limits, depending on the identity of the borrower and the nature of the loan.

Our subsidiary bank, PNC Bank, National Association, designates a Regulation O Credit Officer to review extensions of credit to determine our compliance with these policies. If an extension of credit would result in an aggregate credit extension of more than $500,000, the bank’s Board of Directors must approve it. The bank’s Board of Directors receives a report of all extensions of credit made to executive officers under Regulation O.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with us, the SEC and the NYSE initial reports of ownership and reports in changes in ownership of any PNC equity securities. Effective March 31, 2010, Anthony A. Massaro, a non-employee director, received a cash distribution in connection with a prior election made under our Directors Deferred Compensation Plan. Due to an administrative error on our part, we did not process the information regarding the distribution on a timely basis so that the Form 4 filing due on April 2, 2010 was not made until April 5, 2010. In making this statement, we have relied in part on the written representations of our current non-employee directors and our current and certain former executive officers and on copies of the reports provided to us.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below shows the common stock ownership of our directors and officers. We include beneficial ownership of common stock as of February 11, 2011 for each director, each executive officer named in the Summary Compensation Table on page 88, and all directors and executive officers as a group. Unless we otherwise note, each person exercises sole voting and investment power over these shares of common stock.

We determine the number of shares in the Common Stock Ownership column as beneficially owned by each director and executive officer pursuant to SEC regulations. This information does not necessarily indicate beneficial ownership for any other purpose. Beneficial ownership includes any shares of common stock as to which the individual has sole or shared voting power or investment power. We also include any shares of common stock that the individual has the right to acquire within 60 days of February 11, 2011 through the exercise of any option, warrant or right.

Name	Common Stock Ownership* (Number of Shares)		Stock Unit Ownership

Non-Employee Directors:
Richard O. Berndt	14,799		7,702
Charles E. Bunch	281		7,269
Paul W. Chellgren	37,647	(1)(2)	43,642
Kay Coles James	15		10,499
Richard B. Kelson*	2,624	(1)	16,813
Bruce C. Lindsay	2,668		23,246
Anthony A. Massaro	8,832	(1)(2)(3)	12,827
Jane G. Pepper	16,840	(1)	18,648
Donald J. Shepard	8,967		13,596
Lorene K. Steffes	16,041	(1)(4)	16,516
Dennis F. Strigl	20,714	(1)	18,604
Stephen G. Thieke	7,661	(1)(4)	13,756
Thomas J. Usher	21,139	(1)(4)	40,089
George H. Walls, Jr.	367		14,970
Helge H. Wehmeier	36,435	(1)	27,294

Named Executive Officers:
William S. Demchak	891,635	(5)(6)(7)	68,163
Joseph C. Guyaux	734,328	(5)(6)(8)	21,136
Richard J. Johnson	334,367	(5)(6)	15,070
E. William Parsley, III	260,734	(5)(6)	59,730
James E. Rohr	2,556,707	(5)(6)(9)	138,747
Seven remaining executive officers	1,659,413	(4)(5)(6)(10)	37,568

Directors and executive officers as a group (27 persons):	6,632,214	(5)	625,885

* As of February 11, 2011, there were 525,697,376 shares of PNC common stock issued and outstanding. The number of shares of common stock held by each individual is less than 1% of the outstanding shares of common stock; the total number of shares of common stock held by the group is approximately 1.3% of the class. If employee or director stock options were exercisable within 60 days of February 11, 2011, we added those numbers to the total of shares issued and outstanding. No director or executive officer beneficially owns shares of PNC preferred stock.

(1)	Includes shares subject to non-employee director non-statutory exercisable stock options as follows: Mr. Chellgren 14,000; Mr. Kelson 2,000; Mr. Massaro 6,000; Ms. Pepper 14,000; Ms. Steffes 14,000; Mr. Strigl 10,000; Mr. Thieke 6,000; Mr. Usher 14,000; and Mr. Wehmeier 14,000.

(2)	Includes shares owned by spouse.

(3)	Includes 1,000 shares held in a limited partnership.

(4)	Includes shares held jointly with spouse.

(5)	Includes shares subject to employee non-statutory stock options held by the executive officers and exercisable as of April 11, 2011. The shares subject to those options are as follows: Mr. Rohr (1,850,395); Mr. Johnson (243,400); Mr. Demchak (577,639); Mr. Guyaux (598,644); and Mr. Parsley (191,666). The aggregate number of shares subject to such options for the remaining seven executive officers is 1,271,646.

(6)	Includes shares held in our incentive savings plan (ISP).

(7)	Includes 34,300 shares held as assets of a grantor retained annuity trust.

(8)	Includes 19 shares held indirectly as custodian for grandchild.

(9)	Includes 516 shares held indirectly as custodian for daughter, 58,200 shares owned by spouse, 53,555 shares held as assets of a grantor retained annuity trust; 21,320 shares held in trust for daughter and 336,853 shares held in a revocable trust.

(10)	Includes, for an executive officer not named in the table, 287 shares held directly or indirectly as custodian or trustee.

(11)	Includes, for 9 non-employee directors, an aggregate total of 94,000 shares subject to non-employee director non-statutory exercisable stock options. Also includes the text of footnotes (1) through (10).

Security Ownership of Certain Beneficial Owners. To our knowledge as of the record date there are no holders of 5% or more of our common stock. We base our knowledge on a review, as of February 14, 2011, of Schedules 13D and 13G filed with the SEC.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1	ELECTION OF DIRECTORS

Our Board of Directors determines the number of directors to nominate for election each year. The PNC By-Laws contemplate a Board that ranges in size from five to 36 directors. Acting on the recommendation of the Nominating and Governance Committee, our Board has fixed the number of directors to be elected at the 2011 annual meeting at 15.

The Board has nominated the persons named on pages 36 to 43 for election as directors, to hold office until the next annual meeting of shareholders and the election and qualification of their successors. All of our nominees are currently directors.

Your proxy, unless you direct otherwise, will be voted FOR all of the nominees named on pages 36 to 43.

Each nominee consents to being named in this proxy statement and to serve if elected. Our Board of Directors has no reason to believe that any nominee will be unavailable or unable to serve as a director. If, for any reason, a nominee is unavailable or unable to serve, we will vote your proxy in accordance with the recommendation of our Board.

Beginning on page 36, we include the following information (as of the record date) for each of the nominees for election:

•	their names and ages;
•	the years they first became directors of PNC;
•	their principal occupations and public company directorships over the past five years; and
•

a brief discussion of the specific experience, qualifications, attributes or skills that led to our Board’s conclusion that the person should serve as a director, in light of our business and structure.

In addition to the information we include on the following pages, this proxy statement contains other important information related to our directors. We discuss our Board’s leadership structure and how our Board and its Committees operate. We discuss related person transactions, the nature of the relationships between our directors, affiliated entities, and PNC, and how our Board analyzes whether a director is independent from PNC management. We explain how we pay directors and how the equity ownership in PNC helps to align our Board, executive management, and long-term shareholders. See the following sections for more details on these topics:

•	Corporate Governance at PNC (page 7)
•	Director and Executive Officer Relationships (page 25)
•	Board Committees (page 11)
•	Board Meetings in 2010 (page 19)
•	Board Compensation in 2010 (page 20)
•	Security Ownership of Directors and Executive Officers (page 33)

The Board of Directors recommends a vote FOR each of the nominees listed on pages 36-43.

Richard O. Berndt Age 68 Director Since 2007

Experience, Qualifications, Attributes, or Skills

Mr. Berndt is the Managing Partner of Gallagher Evelius & Jones LLP, a law firm based in Baltimore, Maryland.

Mr. Berndt received an undergraduate degree from Villanova University, a law degree from the University of Maryland School of Law, and a master’s degree from Johns Hopkins University.

Mr. Berndt joined our Board following PNC’s acquisition of Mercantile Bankshares Corporation. He joined the Mercantile Board of Directors in 1978.

Our Board values Mr. Berndt’s prior experience on the board of a public company in the banking business. In addition, his involvement in the Baltimore community provides insights into a relatively new and growing market for PNC. Mr. Berndt’s background also gives him an understanding of legal issues, although he does not serve us in a legal capacity and does not provide legal advice to PNC.

PNC Board Committee Memberships

Risk Committee

Public Company Directorships

Municipal Mortgage & Equity, LLC (until 2010)

Mercantile Bankshares Corporation (until 2007)

Charles E. Bunch Age 61 Director Since 2007

Experience, Qualifications, Attributes, or Skills

Mr. Bunch is the Chairman and Chief Executive Officer of PPG Industries, Inc., a Pittsburgh-based global supplier of paints, coatings, optical products, specialty materials, chemicals, glass and fiber glass.

Mr. Bunch received an undergraduate degree from Georgetown University and a master’s degree in business administration from Harvard University.

Mr. Bunch’s service as a public company CEO, his extensive management and finance experience and his involvement in the Pittsburgh community add significant value to our Board. In addition, Mr. Bunch brings regulatory and banking industry experience to our Board as he formerly served as a Director and the Chairman of the Federal Reserve Bank of Cleveland, our principal banking regulator.

PNC Board Committee Memberships

Nominating and Governance Committee

Personnel and Compensation Committee

Public Company Directorships

H.J. Heinz Company

PPG Industries, Inc.

Paul W. Chellgren Age 68 Director Since 1995

Experience, Qualifications, Attributes, or Skills

Mr. Chellgren is an Operating Partner with Snow Phipps Group, LLC, a New York City-based private equity firm. In 2002, he retired as the Chairman and Chief Executive Officer of Ashland, Inc., a provider of specialty chemical products, services and solutions, headquartered in Ashland, Kentucky. He also served as the Chief Financial Officer of Ashland.

Mr. Chellgren received an undergraduate degree from the University of Kentucky, a master’s degree in business administration from Harvard University, and a diploma in Developmental Economics from Oxford University.

Mr. Chellgren’s service as a public company CFO and his designation as an “audit committee financial expert” assist the Board in its oversight of financial and accounting issues. This financial background provides strong leadership of our Audit Committee, which he chairs. Our Board also values his extensive executive management experience, including as a CEO of a public company, and his involvement in the southern Ohio and northern Kentucky communities that we serve.

PNC Board Committee Memberships

Audit Committee (Chairman)

Executive Committee

Personnel and Compensation Committee

Public Company Directorships

None

Kay Coles James Age 61 Director Since 2006

Experience, Qualifications, Attributes, or Skills

Ms. James is President and Founder of The Gloucester Institute, a non-profit organization that trains and nurtures leaders in the African-American community.

From 2001 to 2006, she served as director of the U.S. Office of Personnel Management, where she was President George W. Bush’s principal human resources advisor.

She has also provided consulting services as a former Senior Partner in The J.C. Watts Companies and a former Senior Executive Vice President with MZM, Inc.

Ms. James received an undergraduate degree from Hampton University.

Having supervised the management of thousands of federal employees, Ms. James understands large-scale human resources operations and compensation matters. Our Board values these senior-level federal government and regulatory experiences, as well as her leadership of a non-profit organization in the Greater Washington, D.C. area, a significant market for PNC.

PNC Board Committee Memberships

Personnel and Compensation Committee

Risk Committee

Public Company Directorships

AMERIGROUP Corporation

Richard B. Kelson Age 64 Director Since 2002

Experience, Qualifications, Attributes, or Skills

Mr. Kelson is a private equity investor and advisor to middle-market companies. He is the Chairman and CEO of ServCo, LLC, a strategic sourcing and supply chain management company. He has also served as an Operating Advisor with Pegasus Capital Advisors, L.P., a private equity fund manager.

Mr. Kelson retired in 2006 as Chairman’s Counsel for Alcoa, a leader in the production and management of primary aluminum, fabricated aluminum, and alumina. At Alcoa, he served as a member of the executive council, the senior leadership group for the company. From 1994 to 1997, Mr. Kelson served as Alcoa’s General Counsel. From 1997 through 2005, he served as Alcoa’s Chief Financial Officer.

Mr. Kelson received an undergraduate degree from the University of Pennsylvania, and a law degree from the University of Pittsburgh.

As with Mr. Chellgren, Mr. Kelson’s service as a public company CFO and his designation as an “audit committee financial expert” assist the Board and Audit Committee with the oversight of financial and accounting issues. The Board also values Mr. Kelson’s executive management experience and his background as a public company general counsel, although he does not serve in a legal capacity or provide legal advice to PNC or our Board.

PNC Board Committee Memberships

Audit Committee

Personnel and Compensation Committee

Public Company Directorships

Lighting Science Group Corporation (until March, 2010)

Commercial Metals Company

MeadWestvaco Corp.

Bruce C. Lindsay Age 69 Director Since 1995

Experience, Qualifications, Attributes, or Skills

Mr. Lindsay is a private equity investor and Chairman and Managing Member of 2117 Associates, LLC, a business consulting firm.

For the majority of his professional life, Mr. Lindsay has invested in privately held companies. He has also served as the CEO of various operating companies and has been a director of many companies as well. Currently he continues as a director and advisor to middle market companies. Since 1997, he has served as a senior advisor to CMS Companies, a private investment firm.

Mr. Lindsay received an undergraduate degree from Yale University and a master’s degree in business administration from the University of Chicago.

Our Board values Mr. Lindsay’s managerial, operational, and investing experience and the broad array of companies where he has served in an executive capacity. The Board believes that these skills assist in the oversight of PNC management and give him insights into the operations of our company. Mr. Lindsay is also active in the Philadelphia community, a significant market for PNC.

PNC Board Committee Memberships

Audit Committee

Risk Committee

Public Company Directorships

None

Anthony A. Massaro Age 66 Director Since 2002

Experience, Qualifications, Attributes, or Skills

Mr. Massaro is the retired Chairman and Chief Executive Officer of Lincoln Electric Holdings, Inc., a leader in the design, development and manufacture of welding products and cutting equipment. He retired as CEO in April 2005 and as Chairman in October 2005.

Previously, Mr. Massaro served as a Group President of Westinghouse Electric Corporation, an electrical equipment and multipurpose engineering company, and in a variety of other executive positions at Westinghouse.

Mr. Massaro received an undergraduate degree from the University of Pittsburgh.

Mr. Massaro’s service as the CEO of a large public company, and his experience in a number of other senior management positions, assist our Board’s oversight of management and issues generally facing public companies.

PNC Board Committee Memberships

Nominating and Governance Committee

Risk Committee

Public Company Directorships

Commercial Metals Company (Lead Director)

Jane G. Pepper Age 65 Director Since 1997

Experience, Qualifications, Attributes, or Skills

In June 2010, Ms. Pepper retired as the President of the Pennsylvania Horticultural Society (PHS), a non-profit organization, and America’s first horticultural society.

Ms. Pepper received undergraduate and graduate degrees from the University of Delaware.

Ms. Pepper brings a diverse set of experiences to our Board, beginning with her management experience at the PHS. For 30 years, Ms. Pepper has led this Philadelphia-based organization, supervising over 100 employees, and executing a strategic plan with a vision of sustainability and community impact. Beyond this leadership, the Board appreciates her insights as PNC continues to expand our own environmentally conscious initiatives.

Ms. Pepper brings additional regulatory and banking industry experience to our Board, having formerly served as a director and the Chairwoman of the Federal Reserve Bank of Philadelphia.

PNC Board Committee Memberships

Risk Committee

Public Company Directorships

None

James E. Rohr Age 62 Director Since 1990

Experience, Qualifications, Attributes, or Skills

Mr. Rohr is the Chairman and Chief Executive Officer of PNC. He joined the company in 1972.

Mr. Rohr received an undergraduate degree from the University of Notre Dame and a master’s degree in business administration from The Ohio State University.

The Board believes that the current CEO should also serve as a director. Under the leadership structure discussed elsewhere in this proxy statement, a CEO-director acts as a liaison between directors and management, and assists the Board in its oversight of the company. Mr. Rohr’s breadth of experiences, tenure and strong leadership provide unparalleled insights into the history, current operation, and strategic vision of PNC.

PNC Board Committee Memberships

Executive Committee

Risk Committee

Public Company Directorships

Allegheny Technologies Incorporated

BlackRock, Inc.*

EQT Corporation

* PNC maintains an equity stake in BlackRock, Inc. As of December 31, 2010, PNC’s economic interest in BlackRock was approximately 20%. In connection with this equity stake, PNC is entitled to appoint two individuals to BlackRock’s Board of Directors. Mr. Rohr is one of the two PNC-appointed representatives, along with William S. Demchak, PNC’s Senior Vice Chairman.

Donald J. Shepard Age 64 Director Since 2007

Experience, Qualifications, Attributes, or Skills

Mr. Shepard is the retired Chairman of the Executive Board and Chief Executive Officer of AEGON N.V., a large life insurance and pension company.

Mr. Shepard received a master’s degree in business administration from the University of Chicago.

Mr. Shepard joined our Board following PNC’s acquisition of Mercantile Bankshares Corporation. He joined the Mercantile Board of Directors in 1992.

Mr. Shepard’s service as the CEO of a large, international public company, particularly a company in the financial services sector, gives him insights into many issues facing PNC, and supports the Board’s ability to oversee complex and dynamic issues. Mr. Shepard’s duties and experiences at AEGON also assist our Board with its oversight of financial and risk issues. Our Board also values Mr. Shepard’s experience on the Board of a public company in the banking business and his involvement in the Baltimore community.

PNC Board Committee Memberships

Audit Committee

Risk Committee

Public Company Directorships

CSX Corporation

The Travelers Companies, Inc.

Mercantile Bankshares Corporation (until 2007)

Lorene K. Steffes Age 65 Director Since 2000

Experience, Qualifications, Attributes, or Skills

Ms. Steffes is an independent business advisor with executive, business management and technical expertise in the telecommunications and information technology industries. She formerly served as Vice President and General Manager, Global Electronics Industry, for IBM, an information technology company. Ms. Steffes also served as the President and Chief Executive Officer of Transarc Corporation, a software development firm, which was later acquired by IBM.

Ms. Steffes received undergraduate and master’s degrees from Northern Illinois University.

Our Board values Ms. Steffes’s managerial experiences throughout the technology industry, including as a chief executive. Her wide array of experiences in this industry and her understanding of operational and technological issues assist the Board in its oversight of technological issues, which have become increasingly important for large, complex banking organizations.

PNC Board Committee Memberships

Risk Committee

Public Company Directorships

RadiSys Corporation

Dennis F. Strigl Age 64 Director Since 2001

Experience, Qualifications, Attributes, or Skills

Mr. Strigl served as the President and Chief Operating Officer of Verizon Communications Inc., one of the world’s leading providers of communications services, until his retirement in December 2009. Prior to that, he was the President and Chief Executive Officer of Verizon Wireless, a joint venture controlled by Verizon.

Mr. Strigl received an undergraduate degree from Canisius College and a master’s degree in business administration from Fairleigh Dickinson University.

Our Board values Mr. Strigl’s service as a senior executive at a large public company, and his former executive management expertise as the CEO of Verizon Wireless. His management of a large workforce at Verizon informs his leadership of our Personnel and Compensation Committee and gives him a strong understanding of human resources and compensation matters. Mr. Strigl’s additional responsibility for internal functional services, such as finance and real estate, adds depth and experience to the Board’s ability to oversee the operations of our company.

PNC Board Committee Memberships

Executive Committee

Nominating and Governance Committee

Personnel and Compensation Committee (Chairman)

Public Company Directorships

ANADIGICS, Inc. (until 2007; 2009-Present)

Eastman Kodak Company

Thomas J. Usher Age 68 Director Since 1992

Experience, Qualifications, Attributes, or Skills

Mr. Usher is the non-executive Chairman of Marathon Oil Corporation, an integrated international energy company. He formerly served as the Chairman, Chief Executive Officer, and President of United States Steel Corporation, an integrated international steel producer, until his retirement in 2004. He served as the Chairman of the Board of U.S. Steel until 2006.

Mr. Usher received an undergraduate degree, master’s degree, and Ph.D. from the University of Pittsburgh.

Our Board values Mr. Usher’s extensive executive management experience, including as the CEO of a public company, and significant involvement throughout the Pittsburgh community. In his duties as the Board’s Presiding Director, and as Chairman of the Nominating and Governance Committee, Mr. Usher can draw from a diverse set of leadership experiences and governance perspectives at large public companies, having served as a CEO, a non-executive Chairman, and an independent director.

PNC Board Committee Memberships

Presiding Director

Executive Committee (Chairman)

Nominating and Governance Committee (Chairman)

Personnel and Compensation Committee

Public Company Directorships

H.J. Heinz Company

Marathon Oil Corporation (Non-Executive Chairman)

PPG Industries, Inc.

George H. Walls, Jr. Age 68 Director Since 2006

Experience, Qualifications, Attributes, or Skills

General Walls was the Chief Deputy Auditor for the State of North Carolina from 2001 to 2004. His responsibilities included oversight of the statewide operations of audit, administrative, and support staff.

General Walls served on active duty for over 28 years in the United States Marine Corps, retiring at the rank of Brigadier General in 1993.

General Walls received an undergraduate degree from West Chester State College and a master’s degree from North Carolina Central University.

Our Board values the financial and managerial experiences that General Walls brings to his duties as a director, both as the former Chief Deputy Auditor of North Carolina, and as displayed by the missions he led during an esteemed military career. These experiences show a strong fiscal management and operations experience, as well as valuable perspectives in human resources and internal audit.

PNC Board Committee Memberships

Audit Committee

Public Company Directorships

Lincoln Electric Holdings, Inc.

Helge H. Wehmeier Age 68 Director Since 1992

Experience, Qualifications, Attributes, or Skills

Mr. Wehmeier retired as the Vice Chairman of Bayer Corporation in 2004. He had served in that capacity since 2002, and was President and Chief Executive Officer since 1991. Bayer Corporation is the U.S. subsidiary of Bayer Group of Germany, an international life sciences, polymers, and specialty chemicals company.

Mr. Wehmeier is an alumnus of the International Management Development Institute in Lausanne, Switzerland and the Institut European d’Administration des Affaires in Fontainebleau, France.

Our Board values Mr. Wehmeier’s executive management experience and, in particular, his extensive experiences with merger integration activities at Bayer, which contributes to the Board’s oversight of our operations and acquisition integrations.

PNC Board Committee Memberships

Nominating and Governance Committee

Public Company Directorships

Owens-Illinois, Inc.

Terex Corporation (until May 13, 2010)

ITEM 2	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board’s Audit Committee is composed entirely of directors who are independent as defined in the NYSE’s corporate governance rules and in the regulations of the Securities and Exchange Commission related to the independence of audit committee members. Among other things, the Board has also determined that each committee member is financially literate and possesses accounting or related financial management expertise. The Board made these determinations in its business judgment, based on its interpretation of the NYSE’s requirements for committee members.

Under the Audit Committee’s charter, the Audit Committee is responsible for selecting PNC’s independent auditors. The Committee evaluates and monitors the auditors’ qualifications, performance and independence. This responsibility includes a review and evaluation of the lead audit partner. The Committee also listens to the opinions of our General Auditor, who supervises the internal audit function, and other members of our management.

You can learn more about the Audit Committee’s responsibilities with respect to the independent auditors in the committee’s charter, which is posted on the corporate governance section of our corporate website at www.pnc.com/corporategovernance.

On February 9, 2011, the Audit Committee presented its conclusions regarding the independent auditors to our Board of Directors. Following this presentation, the Board voted unanimously to recommend that shareholders vote to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP (PwC) as PNC’s independent registered public accounting firm for 2011.

The Audit Committee and Board have adopted a policy that if a majority of the votes cast at the annual meeting is against ratification, the committee will reconsider its selection of PwC. The committee will be under no obligation, however, to select new independent auditors. If the committee does select new independent auditors for 2011, we will not seek shareholder ratification of the committee’s new selection.

PwC was also appointed to audit our consolidated financial statements for 2010 by our Audit Committee at its meeting on February 10, 2010, and our shareholders ratified that appointment on April 27, 2010.

We expect representatives of PwC to be available at the annual meeting. They will have an opportunity to make a statement and respond to appropriate questions.

Audit and Non-Audit Fees

In considering the nature of the services provided by our independent auditors, the Audit Committee determined that the services are compatible with the provision of independent audit services. The committee discussed these services with the independent auditors and our management to determine that they are permitted under the SEC rules and regulations concerning auditor independence.

The following table summarizes the total fees for professional services rendered by PwC to PNC for 2010 and 2009:

Category	2010 (in millions)	2009 (in millions)
Audit Fees	$16.0	$16.1
Audit-Related Fees*	$2.9	$4.5
Tax Fees	$0.3	$0.4
All Other Fees	$0.1	$0.2
Total Fees Billed	$19.3	$21.2

*Excludes fees of $0.7 million in 2010 and $0.2 million in 2009 for financial due diligence services related to potential private equity investments. In those instances the fees were paid by the company issuing the equity.

Audit Fees. These fees consisted primarily of the audit of PNC’s annual consolidated financial statements, reviews of PNC’s quarterly consolidated financial statements included in Form 10-Q filings, comfort letters, and other services related to SEC matters, assistance with the implementation of new accounting pronouncements and related expenses.

Audit-Related Fees. These fees consisted primarily of SAS 70 reports and compliance reviews, and consultation concerning proposed financial accounting and reporting standards. The audit-related fees were lower in 2010 primarily due to reduced requirements for SAS 70 reports resulting from the sale of PNC Global Investment Servicing Inc. on July 1, 2010.

Tax Fees. These fees were attributable to tax compliance services and international tax consulting.

All Other Fees. These fees primarily consisted of transaction-related services.

Procedures for Pre-Approving Audit and Permitted Non-Audit Services

The Audit Committee is responsible for pre-approving audit and permitted non-audit services (such as tax) to be provided to us by our independent auditors. The Committee is given this responsibility to confirm that providing services will not impair our auditors’ independence. The Committee performs this function for us, our subsidiaries and our employee benefit plans.

The Committee’s responsibility also includes pre-approval of the fees for such services (although SEC regulations do not require the pre-approval of fees) and the other terms of the engagement. The Committee may either pre-approve specific fees, or a methodology for determining fees.

Pre-approval may be general (categories of services) or specific (individual services). If the Committee pre-approves a general category of services, it will review and pre-approve the category at least every year. The Committee is responsible for approving any fee or other compensation arrangements for services covered by a pre-approval of a general category of services.

The full Committee may exercise pre-approval authority, or the Chairman of the Committee may exercise the authority as required between meetings. The Committee may also delegate this authority, in whole or in part, to one or more Committee members. Any person exercising delegated authority reports on the pre-approvals at the next scheduled meeting of the Committee, which will be reflected in the meeting minutes. The Audit Committee may not delegate its pre-approval authority to any other person, including any member of our management or other PNC employee or agent.

The written request for pre-approval includes, at a minimum, a description of the nature of the engagement, the proposed fee for the services, and a statement that the provision of the services is consistent with SEC and other applicable rules on auditor independence. In reviewing a pre-approval request, the Committee or Chairman may request members of our management to provide their views on auditor independence questions.

All audit and permitted non-audit services and related fees disclosed above were pre-approved by the Audit Committee.

The Audit Committee may amend these procedures from time to time.

Report of the Audit Committee

The Audit Committee’s job is one of oversight, as set forth in its charter. It is not the duty of the Audit Committee to prepare PNC’s consolidated financial statements, to plan or conduct audits, or to determine that PNC’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. PNC’s management is responsible for preparing PNC’s consolidated financial statements and for establishing and maintaining effective internal control over financial reporting. PNC’s management is also responsible for its assessment of the effectiveness of internal control over financial reporting. The independent auditors are responsible for the audit of PNC’s consolidated financial statements and the audit of the effectiveness of PNC’s internal control over financial reporting. In addition, the independent auditors are responsible for the audit of management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010.

The Audit Committee has reviewed and discussed PNC’s audited consolidated financial statements with management and with PricewaterhouseCoopers LLP (PwC), PNC’s Independent Registered Public Accounting Firm for 2010. The Audit Committee has selected PwC as PNC’s independent auditors for 2011, subject to shareholder ratification. A portion of the Audit Committee’s review and discussion of PNC’s audited consolidated financial statements with PwC occurred in private sessions, without PNC management present.

The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed PwC’s independence with representatives of PwC.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in PNC’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors

of The PNC Financial Services Group, Inc.

Paul W. Chellgren, Chairman

Richard B. Kelson

Bruce C. Lindsay

Donald J. Shepard

George H. Walls, Jr.

In accordance with SEC regulations, the Report of the Audit Committee is not incorporated by reference into any of our future filings made under the Securities Exchange Act of 1934 or the Securities Act of 1933. The report is not deemed to be soliciting material or to be filed with the SEC under the Exchange Act or the Securities Act.

The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2011.

ITEM 3	APPROVAL OF 2006 INCENTIVE AWARD PLAN TERMS

Overview

PNC currently maintains a shareholder-approved plan that allows us to make equity-based compensation awards to employees and directors. This plan, known as the 2006 Incentive Award Plan, became effective on February 15, 2006 and was amended and restated as of April 24, 2007 (the “2006 Plan”).

Our Board adopted amendments to the 2006 Plan (the “Amended Plan”), effective as of March 11, 2011, and subject to shareholder approval. We are now asking our shareholders to approve the Amended Plan.

We include the full text of the Amended Plan, marked to show changes from the 2006 Plan, as Exhibit A to this proxy statement. The Amended Plan contains several noteworthy changes to the 2006 Plan, including the following:

Significant Changes	Rationale

Revised Definition of “Performance Criteria”

To allow certain performance-based awards under the Amended Plan to continue to qualify as tax deductible performance based compensation, shareholders must approve the performance criteria once every five years.

We have revised the definition of “Performance Criteria” to clarify what standards we consider when making incentive compensation awards, including the use of risk-based metrics described on page 50.

Plan Design Changes

The Amended Plan will retain an overall limit on the number of shares that may be awarded under the plan. We propose that the limit be increased from 40,000,000 to 46,000,000 shares. In addition, the Amended Plan will no longer contain a separate limitation on restricted stock and related share-based awards. Instead, all awards that we grant will count against the overall limit. Each option or share appreciation right will count as one share against the plan limit, while each other award will count as 2.5 shares.

These changes reflect the substantial increase in eligible employees since PNC acquired National City in 2008. Since the 2006 Plan was adopted, PNC has increased its employees from approximately 23,000 to approximately 50,000. The changes will also provide flexibility by supporting our planned increase in the usage of restricted stock (instead of stock options) in our compensation program.

The Amended Plan also contains other design changes, as described below, that will limit or restrict the usage of certain equity-based instruments.

The Board recommends that our shareholders approve the Amended Plan to further the objectives of PNC’s compensation strategy and program. To succeed, we must be able to attract, retain and motivate high-quality employees, managers, executive officers, and directors. The Board believes that our continued ability to provide equity-based grants under the Amended Plan helps us to achieve our objectives. In addition, the Board believes that providing participants with an opportunity to increase their ownership stake in PNC helps to align the goals of our long-term shareholders with those of our employees, executives and directors.

Revised Definition of Performance Criteria; Reapproval of the 2006 Plan for §162(m) of the Code

Under Section 162(m) of the Internal Revenue Code (the “Code”), PNC may not deduct more than $1 million in compensation paid to a “covered employee.” A covered employee includes our CEO and the three highest compensated executive officers at the end of the year, other than the CEO and our CFO.

The deductibility limit does not apply to “qualified performance-based compensation.” To qualify for this exception, shareholders must approve, at least every five years, the material terms of the performance goals under which compensation may be paid. In this regard, shareholder approval of the Amended Plan will constitute reapproval of the material terms of the 2006 Plan for purposes of the approval requirements of §162(m) of the Code.

Our Board believes that it is in the best interests of PNC and our shareholders to enable PNC to continue to grant equity-based compensation that qualifies as fully tax deductible performance-based compensation. We discuss the significance of tax deductibility in our executive compensation program as part of our CD&A on page 80.

We structured the 2006 Plan and the Amended Plan to enable awards made under the plan to qualify as “performance-based compensation” within the meaning of §162(m). We include the material terms of our performance goals in Section 1.26 of the Amended Plan, as part of the “Performance Criteria” definition. The material terms include:

•	The employees who are eligible to receive compensation.

•	A description of the business criteria on which the performance goal is based.

•	The maximum amount of compensation that can be paid to an employee under the performance goal.

We discuss each of these terms in the summary below.

If our shareholders approve the Amended Plan, the performance goals as listed in the “Performance Criteria” definition, to the extent designed to meet the requirements of §162(m) of the Code, will be based on one or more of the following business or financial metrics:

Performance Goals
Earnings or earnings growth	Regulatory compliance
Financial or credit ratings	Satisfactory internal or external audits
Expense measures	Financial or strategic business objectives
Market or market-related measures	Portfolio or asset quality objectives
Return or use of capital measures	Risk management objectives
Risk-adjusted profitability measures	Other capital or liquidity objectives
Other operating or profitability measures	Technology or innovation objectives
Consummation of acquisitions or specific events	Workforce objectives
Acquisition integration goals	Product or customer or market-related objectives
Regulatory related requirements, including capital, liquidity or risk

These performance goals may be applied singly or in combination. Awards made under the Amended Plan may be absolute (measured on our performance or objectives) or relative (measured against, or in relationship to, other companies). In addition, to the extent permitted by §162(m), adjustments may be made to prevent unintended dilution or enlargement of plan benefits. These would include adjustments to the performance goals and award terms and conditions in recognition of certain unusual or nonrecurring events affecting us, our financial statements, or the applicable law.

Plan Design Changes

The Amended Plan also includes several operational and design changes, including the following:

•	Increase the maximum number of shares that may be granted under the plan from 40,000,000 to 46,000,000;

•

Add a new requirement that each award of a share will count as 2.5 shares (and each share issued pursuant to an award of options or share appreciation rights will count as one share) against the plan maximum while removing the limit on shares that may be made under the plan (currently capped at 10,000,000 shares);

•

Count the full award value of settlement of share appreciation rights – if a share appreciation right is exercised and settled in shares, the authorized shares under the plan will be reduced by the gross number of shares, rather than the net number of shares issued;

•	Clarify that there is no ability to reprice awards without shareholder approval – include language stating that the exercise price of an option may not be decreased, share appreciation rights may not be repriced, and awards may not be modified to specify a lower exercise or base price without the approval of our shareholders (including cancelling previously awarded options or share appreciation rights and regranting them with a lower exercise or base price), except with respect to capital adjustments;

•

Limit rights on substituting share appreciation rights for outstanding options – if a share appreciation right substitutes for an option, the terms of the substituted share appreciation right must be at least equivalent to the economic benefit of the option being replaced;

•

Limit dividend equivalent rights on outstanding awards – clarify that dividend equivalent rights are not permitted on options and share appreciation rights and prohibit dividend equivalent rights from being paid on unearned performance awards until the time that such awards are paid out due to satisfaction of the performance criteria;

•

Clarify that: (1) awards may not be transferred other than by will or by the laws of descent or distribution; (2) awards are to made under the Amended Plan in accordance with Section 409A of the Code, to the extent applicable; (3) each grantee must agree to reimburse PNC with respect to any award granted under the Amended Plan to the extent required under any clawback or recoupment policy of PNC, as required by applicable law; and (4) shares of PNC’s common stock acquired under the Amended Plan may be subject to ownership and retention requirements, such as the guidelines we describe on page 81.

Benefits under the Amended Plan generally will be granted at the discretion of the Board’s Personnel and Compensation Committee and future benefits to be awarded under the Amended Plan are therefore not currently determinable. The material terms of the Amended Plan are summarized below. This summary of the Amended Plan is not intended to be a complete description of the Amended Plan and is qualified in its entirety by the actual text of the Amended Plan to which reference is made.

Material Features of the Amended Plan

General. The Amended Plan provides that grants may be made in any of the following forms:

•	incentive stock options or nonqualified stock options (referred to as “options”);

•	share awards;

•	restricted shares;

•	incentive shares;

•	share units;

•	share appreciation rights (“SARs”);

•	restricted share units;

•	performance units;

•	other share-based awards; and

•	cash-denominated awards.

We refer to awards that are based on the value of PNC’s shares of common stock as “share-denominated awards” and awards that are based on a cash amount, and not by reference to the value of PNC common stock, as “dollar-denominated awards.” Dividend equivalents may be granted in connection with share-denominated awards (other than options and share appreciation rights) or separately. Awards under the Amended Plan may be settled in cash, shares of PNC common stock, or a combination of cash and shares, as provided in the terms of each award agreement.

Subject to adjustment in certain circumstances as described below, the Amended Plan authorizes up to 46,000,000 shares of common stock for issuance, which includes 23,647,000 shares of common stock transferred to the Plan from the 1997 Long-Term Incentive Award Plan (the “Prior Plan”). However, each share issued pursuant to awards other than options or share appreciation rights will be counted against this limit as 2.5 shares. The number of shares available for issuance under the Amended Plan will be reduced by the number of shares of common stock of PNC issued on or after January 1, 2007 to participants as awards under PNC’s 1996 Executive Incentive Award Plan (the “1996 Plan”).

If options or SARs granted under the Amended or the Prior Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any share awards, share units, dividend equivalents or other share-based awards are forfeited or terminated, or otherwise not paid in full, the shares subject to such grants will become available again for purposes of the Amended Plan, except to the extent that it is determined that such shares should be reserved to satisfy any reload or performance unit rights with respect to Prior Plan awards. For this purpose, any terminated or forfeited awards other than options or share appreciation rights will be added back to the stock authorized for issuance in an amount equal to 2.5 shares for every 1 share subject to such award. Shares issued under the 1996 Plan on or after January 1, 2007 that are subject to a vesting requirement and are subsequently forfeited or repurchased by PNC (at a price per share not greater than the original issue price paid per share) will be considered to be added back to the number of shares reserved for issuance under the Amended Plan.

Any portion of a share-denominated or dollar-denominated award that is payable only in cash pursuant to the terms of the applicable award agreement and as described in PNC’s annual report filed with the SEC on Form 10-K, will be immediately available again for purposes of the Amended Plan.

The Amended Plan provides that the maximum aggregate number of shares of common stock, or its equivalent, that can be the subject of awards made to an individual during any calendar year is 2,000,000 shares, subject to adjustment as described below (the “Individual Limit”). Up to 1,000,000 shares of the Individual Limit may be allocated to share-denominated awards other than awards that by their terms may only be settled in cash. In addition, the cash equivalent of up to 1,000,000 shares of the Individual Limit may be allocated to share-denominated awards that their terms may only be settled in cash or to dollar-denominated awards (with the cash equivalent being determined based on the fair market value of PNC stock at the time each such award is granted).

If the exercise and payment of one award automatically affects the number of shares that may be issued in connection with the exercise or payment of another related award, only the maximum amount that can be issued in connection with both awards in the aggregate will be counted against the number of shares reserved for issuance under the Amended Plan and against the Individual Limit described above.

If a share appreciation right is settled in shares upon exercise, then the authorized reserve of common stock under the Amended Plan will be reduced by the gross number of shares with respect to which the share appreciation right is exercised, and not by the net number of shares issued under the exercised share appreciation right.

Plan Management. The Amended Plan is managed and interpreted by the “Committee.” For purposes of awards granted to employees, the Committee means the Personnel and Compensation Committee or its delegate. For purposes of awards granted to non-employee directors, the Committee means the Nominating and Governance Committee or its delegate. The Committee has the authority to:

•	determine the individuals to whom grants will be made under the Amended Plan;

•	determine the type, size and terms of the grants;

•	determine the time when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability;

•	amend the terms of any previously issued grant, subject to the limitations described below;

•	adopt guidelines separate from the Amended Plan that set forth the specific terms and conditions for grants under the Amended Plan; and

•	deal with any other matters arising under the Amended Plan.

The determinations of the Committee are made in its sole discretion and are final, binding and conclusive. We list the names of the members of the Board’s Personnel and Compensation Committee on page 14 and Nominating and Governance Committee on page 12. Day to day administrative functions of the Amended Plan are performed by employees of PNC, as approved by the Chief Executive Officer or the Chief Human Resources Officer of PNC. Moreover, the Committee may delegate to officers or managers of PNC the authority to grant awards under the Amended Plan from a preauthorized pool of shares.

Eligibility for Participation. All of the employees and officers of PNC and its subsidiaries are eligible for grants under the Amended Plan. Non-employee directors of PNC or any subsidiary are also eligible to receive grants under the Amended Plan. As of February 11, 2011, approximately 50,000 employees and 14 non-employee directors who are standing for re-election will be eligible to receive grants under the Amended Plan.

Types of Awards.

Stock Options. The Committee may grant options intended to qualify as incentive stock options within the meaning of Section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”), or any combination of ISOs and NQSOs. Anyone eligible to participate in the Amended Plan may receive a grant of NQSOs. Only employees of PNC and certain of its subsidiaries may receive a grant of ISOs.

The Committee fixes the share exercise price for options on grant. The exercise price of any option will not be less than the fair market value of a share of common stock on the date of grant.

Under the Code, if a participant who will be granted an ISO is a person who holds more than ten percent of the total combined voting power of all classes of outstanding stock of PNC, the exercise price per share of an ISO granted to such person must be at least 110% of the fair market value of a share of common stock on the date of grant. To the extent that the aggregate fair market value of shares of common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a participant during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The Committee determines the term of each option; provided, however, that the term may not exceed ten years from the date of grant and, if the recipient of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of PNC, the term for such person may not exceed five years from the date of grant. The vesting period for options commences on the date of grant and ends on the date determined by the Committee and specified in the grant letter, provided that an option may not be exercised until the expiration of at least six months from the date of grant, subject to waiver by the Committee in certain circumstances. Options may be exercised while the participant is employed by or providing service to PNC or within a specified period of time after termination of employment or service, as determined by the Committee. A participant may exercise an option by delivering notice of exercise to PNC or its designated agent. The participant will pay the exercise price and any withholding taxes for the option in cash or by check, or, if provided in the agreement, by:

•

delivering shares of common stock already owned by the participant and having a fair market value on the date of exercise equal to the exercise price or through attestation to ownership of such shares,

•

by delivery of a properly executed notice, together with irrevocable instructions to a broker to promptly deliver to PNC the amount of sale proceeds to pay the exercise price and related withholding taxes, or

•	by such other method as the Committee may approve, to the extent permitted by applicable law.

The Committee may provide that an option will be substituted with a SAR that will be subject to terms and economic benefits that are at least equivalent to the terms and economic benefit of the options being replaced.

SARs. The Committee may grant SARs to anyone eligible to participate in the Amended Plan. SARs may be granted in connection with, or independent of, other awards. Upon exercise of a SAR, the participant will receive an amount equal to the excess of the fair market value of the common stock on the date of exercise over the base amount set forth in the grant letter. The base amount of an SAR will generally be equal to the fair market value of the underlying shares of common stock as of the grant date, unless the committee fixes a different base price, subject to the limitations of Section 409A of the Code. Payment to the participant will be in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Committee. The Committee will determine:

•

the period when SARs vest and become exercisable provided that a SAR may not be exercised until the expiration of at least six months from the date of grant, subject to waiver by the Committee in certain circumstances,

•	the base amount for SARs, and
•	whether SARs will be granted in connection with, or independently of, any options.

SARs may be exercised while the participant is employed by or providing service to PNC or within a specified period of time after termination of such employment or service, as determined by the Committee.

Share Units and Restricted Share Units. The Committee may grant share units to anyone eligible to participate in the Amended Plan. Share units may be granted in connection with, or independent of, other awards. Each share unit provides the participant with the right to receive a share of common stock or an amount based on the value of a share of common stock at a future date. The Committee determines the number of share units that will be granted, whether share units will become payable if specified performance goals (“performance units”) or other conditions (“restricted units”) are met, and the other terms and conditions applicable to the share units. Share units may be paid at the end of a specified period or deferred to a date authorized by the Committee in accordance with the deferral requirements set forth in Section 409A of the Code, to the extent applicable. If a share unit becomes distributable it will be paid to the participant in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Committee.

Share Awards and Restricted Shares. The Committee may grant share awards to anyone eligible to participate in the Amended Plan. The Committee may require that participants pay consideration for the share awards and may impose restrictions on the share awards (“restricted shares”). If restrictions are imposed on share awards, the Committee will determine whether they will lapse over a period of time or according to such other criteria as the Committee determines appropriate. The Committee determines the number of shares of common stock subject to the grant of share awards and the other terms and conditions of the grant. The Committee will determine to what extent, and under what conditions, a participant will have the right to vote shares of common stock and to receive dividends or other distributions paid on such shares during the restriction period. The Committee may determine that a participant’s entitlement to dividends or other distributions with respect to share awards will be subject to the achievement of performance goals or other conditions.

Incentive Shares. The Committee may grant incentive shares to anyone eligible to participate in the Amended Plan. Incentive shares may be granted in connection with, or independent of, other awards. Each incentive share provides the participant with the right to receive a share of common stock or an amount based on the value of a share common stock, if specified performance goals are met. The Committee determines the number of incentive shares that will be granted, the performance goals, the target amount that will be paid, and the other terms and conditions applicable to the incentive shares. Payments with respect to incentive shares will be made in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Committee.

Other Share-Based Awards. The Committee may grant other types of share-based awards that would not otherwise constitute options, SARs, share units, share awards, incentive shares and dividend equivalents. The Committee may grant other share-based awards to anyone eligible to participate in the Amended Plan. These grants will be based on or measured by shares of common stock, and will be payable in cash, in shares of common stock, or in a combination of cash and shares of common stock. The terms and conditions for these grants will be determined by the Committee.

Dollar-Denominated Awards. The Committee may grant dollar-denominated awards to participants. These grants will be payable in cash, in shares of common stock, or in a combination of cash and shares of common stock. The Committee will decide whether a dollar-denominated award will become payable if specified performance goals or other conditions are met.

Qualified-Performance Compensation. The Amended Plan permits the Committee to impose and specify objective performance goals that must be met with respect to grants of share units, share awards, incentive shares, dividend equivalents, other share-based awards and dollar-denominated awards to employees. The Committee will determine the performance periods for the performance goals. Forfeiture of all or part of any such grant will occur if the performance goals are not met, as determined by the Committee. Prior to, or soon after the beginning of, the performance period, the Committee will establish in writing the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met, and any other conditions.

Dividend Equivalents. The Committee may provide in share-denominated awards for dividend equivalents, which permit the grantee to receive equivalent value for shares subject to the award as dividends are paid on PNC common stock. Dividend equivalents are payable in cash or shares of common stock and may be paid currently or accrued as contingent obligations, and may accrue interest. Dividend equivalents are not granted with respect to options or share appreciation rights. Dividend equivalents for performance based awards are not distributed unless the award is earned. The terms and conditions of dividend equivalents are determined by the Committee.

Deferrals. The Committee may establish rules to permit or require participants to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the participant in connection with a grant under the Plan.

Adjustment Provisions. If there is any change in the number or kind of shares of common stock by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, by reason of a merger, reorganization or consolidation, by reason of a recapitalization or change in par value or by reason of any other extraordinary or unusual event affecting the outstanding shares of common stock as a class, or if the value of outstanding shares of common stock is substantially reduced as a result of a spin-off, split-up or PNC’s payment of an extraordinary dividend or distribution, the number of shares of common stock available for grants, the limit on the number of shares of common stock for which any individual may receive pursuant to grants in any year, the number of shares covered by outstanding grants, the kind of shares to be issued or transferred under the Plan, and the price per share or the applicable market value of such grants may be appropriately adjusted by the Committee to reflect any increase or decrease in the number or kind of issued shares of common stock in order to preclude, to the extent practicable, the enlargement or dilution of the rights and benefits under such grants.

Repricing of Options. The Plan includes a restriction providing that, without shareholder approval, neither the Committee nor the Board of Directors can amend or replace options previously granted under the Plan in a transaction that constitutes a “repricing” as that term is defined under the NYSE corporate governance listing standards. Adjustments to the exercise price or number of shares of common stock subject to an option to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”

Amendment and Termination of the Plan. The Board of Directors may amend or terminate the Plan at any time, subject to shareholder approval if approval is required under applicable laws or listing requirements. No grants may be issued under the Plan after April 25, 2016 (and no ISOs may be granted after February 15, 2006).

Federal Income Tax Consequences

The Federal income tax consequences arising with respect to awards granted under the Plan will depend on the type of the award. The following provides only a general description of the application of federal income tax laws to certain awards under the Plan, is intended for the information of shareholders considering how to vote at the meeting and not as tax guidance to participants in the Plan. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash, or delivery of actual shares of common stock. Future appreciation on shares of common stock held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares of common stock are sold. PNC, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and PNC will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

Exceptions to these general rules may arise under the following circumstances: (i) if shares of common stock, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment, service or performance-related condition, ordinary income taxation and PNC’s tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture); (ii) if an employee is granted an option that qualifies as an “incentive stock option,” no ordinary income will be recognized, and PNC will not be entitled to any tax deduction, if shares of common stock acquired upon exercise of such option are held more than the longer of one year from the date of exercise and two years from the date of grant; (iii) PNC will not be entitled to a tax deduction for compensation attributable to awards granted to one of its named executive officers, if and to the extent such compensation does not qualify as “performance-based” compensation under Section 162(m) of the Code, and such compensation, along with any other non-performance-based compensation paid in the same calendar year, exceeds $1 million; and (iv) an award may be taxable to the recipient at 20 percentage points above ordinary income tax rates at the time it becomes vested, plus interest, even if that is prior to the delivery of the cash or common stock in settlement of the award, if the award constitutes “deferred compensation” under Section 409A of the Code, and the requirements of Section 409A of the Code are not satisfied.

We discuss the significance of tax deductibility in our executive compensation program as part of our CD&A on page 80.

The Plan provides that PNC has the right to require the recipient of any award under the Plan to pay to PNC an amount necessary for PNC to satisfy its federal, state or local tax withholding obligations with respect to such grants. PNC may withhold from other amounts payable to such individual an amount necessary to satisfy these obligations. Unless the Committee determines otherwise, a participant may satisfy PNC’s withholding obligation by having shares acquired pursuant to the grant withheld, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities. The Plan also provides that the Committee may permit a participant to satisfy PNC’s withholding obligation by transferring to PNC previously acquired shares of common stock.

The closing price of PNC’s common stock on March 11, 2011 was $62.91.

The Board of Directors recommends a vote FOR the approval of the amended and restated 2006 Incentive Award Plan.

The table below sets forth the number of outstanding awards and securities remaining available for future issuance under the 2006 Plan and our other equity-based plans.

Equity Compensation Plan Information at December 31, 2010
	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders
1997 Long-Term Incentive Award Plan (1)			1,945,317
Stock Options	8,575,511	$63.57
2006 Incentive Award Plan (2)(3)
Stock Options	11,166,813	$50.73	26,243,796
Incentive Performance Unit Awards (4)	341,239	n/a
Stock-Payable Restricted Stock Units	302,571	n/a
1996 Executive Incentive Award Plan
Incentive Awards		n/a	(5)
Employee Stock Purchase Plan (6)			1,694,287
Total approved by security holders	20,386,134		29,883,400
Equity compensation plans not approved by security holders (7)
Former National City Corporation Equity-Based Compensation Plans, including stock options	1,818,244	$678.09
Former Sterling Financial Corporation Stock Option Plan	82,524	$69.20
Total not approved by security holders	1,900,768
Total	22,286,902		29,883,400

n/a – not applicable

(1)	After shareholder approval of the 2006 Incentive Award Plan at the 2006 annual meeting of PNC’s shareholders on April 25, 2006 (see Note 2 below), no further grants were permitted under the 1997 Long-Term Incentive Award Plan, other than for the exercise of options still subject to a reload feature. As of December 31, 2010, the number of remaining shares reserved under this plan for that purpose was 1,945,317.

(2)

The 2006 Incentive Award Plan was adopted by the Board on February 15, 2006 and approved by the PNC shareholders at the 2006 annual meeting on April 25, 2006. The plan initially authorized up to 40,000,000 shares of common stock for issuance under the plan, subject to adjustment in certain circumstances. If and to the extent that options and SARs granted under the plan, or granted under the prior plan and outstanding on the approval date of the plan, terminate, expire or are cancelled, forfeited, exchanged or surrendered after the effective date of the plan without being exercised or if any share awards, share units, dividend equivalents or other share-based awards are forfeited or terminated, or otherwise not paid in full, after the effective date of the plan, the shares subject to such grants become available again for purposes of the plan. Shares available for issuance under this plan are also reduced by the number of any shares used in payment of bonuses under the 1996 Executive Incentive Award Plan.

(3)	Under the 2006 Incentive Award Plan, awards or portions of awards that, by their terms, are payable only in cash do not reduce the number of shares that remain available for issuance under the plan (the number in column (c)). During 2010, a total of 367,365 cash-payable share units plus cash-payable dividend equivalents with respect to 211,573 of those share units were granted under the plan. This number includes an incremental change in the cash-payable portion of the 2008 and 2010 incentive performance unit award grants described in Note 4 below (net of forfeitures), a separate 2010 incentive performance unit award grant payable solely in cash, and 2010 grants of share units (some of which include rights to cash dividend equivalents) payable solely in cash. Payments are subject to the conditions of the individual grants, including, where applicable, the achievement of any performance goals or service requirement established for such grants. The comparable amount for 2008 was 371,302 cash-payable share units plus cash-payable dividend equivalents with respect to 91,449 share-payable restricted share units and the comparable amount for 2009 was 1,030,824 cash-payable share units plus cash-payable dividend equivalents with respect to 379,979 cash-payable restricted share units.

(4)	These incentive performance unit awards provide for the issuance of shares of common stock (up to a target number of shares) based on the degree to which corporate performance goals established by the Personnel and Compensation Committee (Committee) have been achieved, and, if a premium level of such performance is achieved, for further payment in cash. The numbers in column (a) of this table for these awards reflect the maximum number of shares that could be issued pursuant to grants outstanding at December 31, 2010 upon achievement of the performance goals and other conditions of the grants. Grants under the 2006 Incentive Award Plan were made in the first quarter of 2007, 2008, and 2010.

(5)	The 1996 Executive Incentive Award Plan is a shareholder-approved plan that enables PNC to pay annual bonuses to its senior executive officers based upon the achievement of specified levels of performance. The plan as amended and restated as of January 1, 2007 was adopted by the Board on February 14, 2007 and approved by the PNC shareholders at the 2007 annual meeting on April 24, 2007. The plan does not specify a fixed share amount for awards under the plan. Rather, it provides for maximum bonus awards for a given period (generally a year) for each individual plan participant of 0.2% of incentive income for that period. Incentive income is based on PNC’s consolidated pre-tax net income as further adjusted for the impact of changes in tax law, extraordinary items, discontinued operations, acquisition and merger integration costs, and for the impact of PNC’s obligation to fund certain BlackRock long-term incentive programs. Although the size of awards under the plan is dollar-denominated, payment may be made in cash, in stock, or in a combination of cash and stock.

(6)	The purchase price for shares sold under the plan represents 95% of the fair market value on the last day of each six-month offering period.

(7)	The plans in this section of the table reflect awards under pre-acquisition plans of National City Corporation and Sterling Financial Corporation, respectively. National City was merged into PNC on December 31, 2008 and Sterling was merged into PNC on April 4, 2008. Pursuant to the respective merger agreements for these acquisitions, common shares of National City or Sterling, as the case may be, issuable upon the exercise or settlement of various equity awards granted under the National City or Sterling plans were converted into corresponding awards covering PNC common stock. Additional information is included in Note 15 Stock-Based Compensation Plans in the Notes To Consolidated Financial Statements in Item 8 of our 2010 Form 10-K.

ITEM 4	“SAY-ON-PAY”: ADVISORY VOTE ON EXECUTIVE COMPENSATION

What is the purpose of this item?

We describe this item as an advisory vote an executive compensation, but it is more commonly known as “say-on-pay.” We provide this vote under the federal securities laws (Section 14A of the Securities Exchange Act of 1934).

With this item, shareholders may submit an advisory vote on the compensation of our CEO and the other four executive officers named in the Summary Compensation Table on page 88. That table provides an annual snapshot of the compensation paid or granted to our named executive officers.

What does it mean to have a “say-on-pay” advisory vote?

As an advisory vote, the outcome will not bind PNC or our Board. We will disclose how many shareholders voted “For” or “Against” the resolution, and how many shareholders abstained from voting.

We believe in soliciting input from our investors throughout the year on a variety of issues, and this advisory vote fits within our broader shareholder engagement efforts. We first provided a “say-on-pay” vote in 2009, and voluntarily provided the vote again in 2010. In each year, we received the support of over 90% of the votes cast by our shareholders.

We cannot predict what actions our Board will take, if any, in response to this vote. In considering an overall executive compensation program, “say-on-pay” cannot convey a shareholder’s view on a discrete element of our compensation program or a specific decision made by our Board’s Personnel and Compensation Committee. In 2009 and 2010, the Committee received reports on the outcome of the “say-on-pay” vote, how PNC compared to its peer group and other large public companies, and whether any changes to the compensation program were being considered in light of the results. The Committee expects to undertake a similar evaluation this year.

Where can I find more information on executive compensation?

We describe our executive compensation program and the compensation awarded under that program in the CD&A, the Compensation Tables, and the related disclosure contained in this proxy statement. See pages 63-117.

What are some of the performance and compensation program highlights for 2010?

Please review our CD&A, which begins on page 63, as well as the accompanying compensation tables and the related disclosure beginning on page 88. Performance and compensation program highlights, which are also included in our CD&A, should be read in connection with the full CD&A, the Compensation Tables and the related disclosure contained in this proxy statement.

The Board of Directors recommends a vote FOR the following advisory resolution:

“RESOLVED, that the holders of the common stock and the voting preferred stock of The PNC Financial Services Group, Inc. (the “Company”), voting together as a single class, approve the compensation of the Company’s five executive officers named in the Summary Compensation Table of the Company’s proxy statement for the 2011 Annual Meeting of Shareholders (the “2011 Proxy Statement”), as described in the Compensation Discussion and Analysis, the Compensation Tables and the related disclosure contained in the 2011 Proxy Statement.”

ITEM 5	FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

As described in Item 4 beginning on page 60, we are asking our shareholders to approve an advisory vote on executive compensation, otherwise known as “say-on-pay.” This item solicits input from our shareholders on how frequently we should hold such a vote in the future. You may vote for a “say-on-pay” to be held every one, two, or three years, or you may abstain from voting.

As with “say-on-pay,” we provide this vote pursuant to Section 14A of the Securities Exchange Act of 1934. This item is also an advisory vote, which means that it will not bind PNC or our Board. We will disclose how many shareholders voted for each of the three options (annual, biennial, or triennial votes) as well as how many abstained from voting.

After careful consideration, our Board recommends that we should seek shareholder input through an annual advisory vote. Our Board of Directors considers regular input on executive compensation from our shareholders an important part of a comprehensive corporate governance program. As discussed in our Compensation Discussion and Analysis, our executive compensation program consists of a variety of objectives that include linking compensation to performance over time and aligning the interests of our executive leadership and our long-term shareholders. Despite the importance of performance over time periods beyond one year, our Board’s Personnel and Compensation Committee reviews the elements of our executive compensation program periodically and adjusts executive compensation, as appropriate, every year. Therefore, our Board of Directors currently believes that it may be beneficial to receive input from our shareholders on an annual basis.

While the advisory nature of this vote will not bind our Board, it gives our shareholders an opportunity to vote and inform us of their preferences as to how frequently shareholders should vote on the compensation of our executives. Our Board will carefully consider the results of this recommendation in determining how frequently to ask our shareholders to vote on the compensation of our executives in future say on pay advisory votes.

The Board of Directors recommends a vote for a frequency of “ONE YEAR” for future advisory votes on executive compensation.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a description of the material components of our executive compensation program for the following five employees:

•	James E. Rohr, our Chairman and Chief Executive Officer
•	Richard J. Johnson, our Executive Vice President and Chief Financial Officer
•	William S. Demchak, our Senior Vice Chairman
•	Joseph C. Guyaux, our President
•	E. William Parsley, III, our Executive Vice President, Treasurer, and Chief Investment Officer

The Summary Compensation Table and the other compensation tables included in this proxy statement set forth the compensation for these named executive officers.

Executive Summary

Our Board’s Personnel and Compensation Committee made the following significant decisions in 2010 and 2011:

•    Granted compensation based on PNC’s outstanding corporate performance in an extremely challenging environment, with record earnings and capital levels.

•    Approved an overall compensation target (salary, annual incentive, long-term incentives) for each named executive officer.

•    For named executive officers, allocated at least 50% of the overall compensation target to equity-based compensation, which reinforces the significant use of equity in our executive compensation program.

•    Established new performance-based deferred compensation arrangements as part of our long-term incentive compensation program, which included:

-     The addition of new, risk-adjusted performance metrics that could eliminate or reduce payouts.

-     An extension of a deferral period from three years to four years.

•    Continued to focus on achieving balanced incentive compensation arrangements by introducing a total shareholder return (TSR) measure – this helps to align the interests of our executives and our long-term shareholders, but limits excessive short-term risk taking by restricting the amount of any payout adjustment based on TSR.

•    Evaluated compensation decisions in light of regulatory guidance, including the Federal Reserve Board’s guidance on sound incentive compensation policies.

•    Reduced salaries to pre-TARP ranges by eliminating all salary paid in stock units.

•    Continued to exercise strong oversight of compensation policies and practices, including:

•  Approval of a new “clawback” policy that will permit PNC to recover incentive compensation from executives if the compensation was based on a performance metric that was materially inaccurate;

•  Adoption of a new policy requiring shareholder approval of future severance arrangements; and

•  Termination of the relationship with the Committee’s independent compensation consultant in light of increased fees paid by PNC to affiliates of the consultant.

Overview of 2010 Performance and Compensation

PNC is one of the nation’s largest diversified financial services companies with businesses engaged in retail banking, corporate and institutional banking, asset management, and residential mortgage banking. At December 31, 2010, we had consolidated total assets of $264 billion and deposits of $183 billion. We employ approximately 50,000 people and serve customers nationally and throughout our primary geographic markets in 15 states and the District of Columbia.

We achieved strong performance in 2010, setting records in both earnings and capital. We successfully completed the integration of National City, the largest acquisition in PNC’s history. Citing our 2010 performance, The Banker magazine named us as the Bank of the Year in the United States.

2010 Performance Highlights

•    Net income for 2010 of $3.4 billion was a record, up 41% from 2009.

•    We grew common equity by $7.6 billion during 2010. The Tier 1 common capital ratio was 9.8% at December 31, 2010, up from 6.0% at December 31, 2009.

•    Noninterest expense for 2010 declined by 5% compared with 2009, to $8.6 billion. We achieved a $1.8 billion annualized cost savings on the National City acquisition, which exceeded our original goal. We reached this savings in the fourth quarter of 2010, well ahead of the original schedule.

•    Overall credit quality continued to improve during 2010, with non-performing assets declining $1.0 billion to $5.3 billion as of December 31, 2010, and the provision for credit losses declining to $2.5 billion (compared with $3.9 billion in 2009).

•     Growth in transaction deposits (money market and demand) continued with an increase of $8.4 billion, or 7%, for the year. Higher-cost retail certificates of deposit were reduced by $11.3 billion, or 23%, during 2010.

•     Our transition to a higher-quality balance sheet during 2010 reflected core funding with a loan-to-deposit ratio of 82% at year-end, and a strong bank liquidity position to support growth.

•     We sold 7.5 million shares of BlackRock, Inc. common stock for a pre-tax gain of $160 million as part of BlackRock’s secondary common stock offering in November 2010, with the effect of reducing our economic interest in BlackRock to approximately 20% (from 24%).

Throughout the past year, our seasoned executive team added significant new clients, managed credit costs, grew deposits and reduced expenses, strengthened our balance sheet, increased employee engagement, and continued to exercise disciplined risk management. In an environment of unprecedented challenges and volatility, our executives have created a company with the scale to compete successfully in a consolidating industry, as this chart shows:

As of	December 31, 2005*	December 31, 2010*
Assets	$92 billion	$264 billion
Deposits	$60 billion	$183 billion
Book Value/Share	$29.21	$56.29
Market capitalization	$18 billion	$32 billion

For the year ended	December 31, 2005*	December 31, 2010*
Revenue	$6.3 billion	$15.2 billion
Net Income	$1.3 billion	$3.1 billion
Earnings per Share (EPS)	$4.55	$5.11
*	Values are as publicly disclosed, with net income and EPS for the year ended December 31, 2010 excluding the $328 million after-tax gain ($639 million pre-tax) on the sale of our Global Investment Servicing business in the third quarter of 2010. Without that adjustment, the net income and EPS were $3.4 billion and $5.74, respectively.

In February 2011, the Committee approved compensation awards for our named executive officers based on 2010 performance and achievements. These awards reflect the Committee’s recognition of PNC’s strong absolute and relative performance in 2010, and the executive team’s leadership in executing our business strategy to position us well for the future.

The Committee granted a significant amount of these awards in the form of equity-based compensation. The terms of these grants tie payouts to the successful achievement of risk-based and other performance objectives. In some cases, these grants may not pay out at all. If they do pay out, the realized value will depend on our stock price.

The following table shows a comparison of the cash paid and the equity-based awards granted to our named executive officers for performance in 2010. The cash component includes the salary paid in cash for the full year as well as the annual incentive award paid in March 2011. The equity-based component includes the salary paid in stock units (this payment form ended in February 2010) and the three long-term incentive grants made in February 2011, which are described in more detail on pages 73-77. For the four named executive officers other than the CEO, the table represents an average of the compensation paid to each individual.

Elements of Compensation Program for 2010

The principal elements of the compensation we awarded or provided in 2010 included the following:

Element	Fixed or Variable?	Form	Characteristics and Purpose

Base Salary	Fixed	Cash (salary stock units eliminated in February 2010)	Intended to compensate an executive officer fairly for the responsibility level of the position held. Represents one component of the target total compensation.

Annual Incentive Awards	Variable	Cash	Intended to reward the achievement of annual (short-term) business goals. The Committee reviews corporate performance metrics (absolute and relative) and individual performance. Represents one component of the target total compensation.

Long-Term Incentive Awards	Variable	Equity-Based

Intended to reward the achievement of annual and long-term business goals, and to tie incentives to key risk metrics (such as capital levels) and shareholder performance (such as TSR, EPS growth, and return on equity). Awarded in a combination of restricted stock units and incentive performance units. Represents one component of the target total compensation.

Special Achievement Awards	Variable	Equity-Based	Intended to reward extraordinary performance and execution of strategic goals, and to provide incentives for the achievement of long-term business goals. Awarded in restricted stock units.

Health Benefits and Retirement Plans	Fixed	Cash and In-Kind	Intended to promote health and wellness and to help employees achieve financial security after retirement.

Perquisites	Fixed	In-Kind	Intended to provide modest business-related benefits. Executive officers receive a $10,000 allowance and must reimburse any excess. There are no tax gross-ups permitted on perquisites.

Change in Control Arrangements	Fixed	Cash and Equity-Based	Intended to provide income following an executive officer’s involuntary termination of employment following a change of control and to provide continuity of management in anticipation of a change of control.

Measuring Performance During 2010

Performance Measurement • Established a new process to target total compensation amount for 2010 performance, which was divided into short-term (annual) and long-term incentive compensation targets.

•   Created a new process to evaluate corporate performance using five separate metrics. Three metrics (earnings per share, return on common equity, pre-tax, pre-provision net income) focus on PNC-specific performance and two metrics (growth in earnings per share and return on common equity) compare us against our peers.

On February 24, 2010, the Committee approved changes to the compensation program that applies to our named executive officers and other key employees. The principal change was to set a total compensation target for each executive. The Committee had previously approved targets for annual incentive awards, but had not considered a total target level of compensation.

The total compensation target for 2010 consisted of base salary and a target incentive compensation amount (split between annual and long-term incentive awards). For our named executive officers, the long-term incentive award target would be equity-based and comprise at least 50% of the total target. All components of the total compensation target are performance-based, except for base salary. As described in more detail on page 74, a component of the long-term incentive grants that we awarded to our named executive officers in 2011 must be deferred over four years and will only pay out if we meet risk-adjusted criteria in each year. The other component of the grant will only pay out if we achieve a certain level of performance, measured against our peers over a three-year period. Any payments may be further reduced if we fail to meet specific risk-based metrics. See pages 74-76 for more information. The Committee looked at available market data in setting the compensation targets, with targets falling between the 25th and 75th percentiles.

For the 2010 performance year, the Committee set the following total compensation targets for our named executive officers:

2010 Compensation Targets

Named Executive Officer	Total Compensation Target	Equity-Based Compensation as % of Total Compensation Target
James E. Rohr	$7,500,000	60%
Richard J. Johnson (a)	$2,200,000	50%
William S. Demchak (b)	$6,750,000	50%
Joseph C. Guyaux	$3,100,000	50%
E. William Parsley, III (c)	$5,000,000	75%
(a)	The Committee increased Mr. Johnson’s target total compensation in April 2010, after reviewing additional market-based data in light of Mr. Johnson’s duties.

(b)	The Committee increased Mr. Demchak’s target total compensation in August 2010, in light of additional job responsibilities for Mr. Demchak.

(c)	Mr. Parsley was designated as an executive officer of PNC on August 19, 2010. The Committee set Mr. Parsley’s target in August 2010, which took effect for the fourth quarter of 2010. The amount reflected in this table represents an annualized total compensation target. For the first three quarters of 2010, Mr. Parsley participated in a business-level compensation plan reflecting his responsibility for our asset and liability management (ALM) function. Mr. Parsley will no longer participate in the ALM-specific plan, but he did receive an incentive performance unit tied to ALM performance, as described on page 76.

In reviewing performance in February 2011, the Committee evaluated several corporate performance metrics. For the annual and long-term incentive grants, the Committee reviewed PNC-specific (absolute) and peer group (relative) performance. To determine the payouts under the incentive performance unit grants made in 2008, the Committee reviewed relative performance over the period, as further described on page 97. We discuss these metrics in more detail below.

2010 Performance Metrics

Form of Compensation	Absolute Metrics	Relative Metrics	Purposes

Annual and Long- Term Incentive Grants (Based on 2010 Performance)	Earnings Per Share (EPS) Return on Average Common Equity without goodwill (ROCE) Pre-Tax, Pre-Provision Net Income (PPNI)	EPS Growth ROCE	These metrics show different facets of the company’s ability to generate earnings. EPS is a commonly reported metric that affects the stock price. The Committee believes that ROCE shows how efficiently the company creates shareholder returns. PPNI helps to analyze whether a financial institution has enough earnings power to cover the cost of its credit.

Long-Term Incentive Grants (Based on 2008-2010 Performance)	n/a	EPS Growth ROCE	Growth rates in EPS allow for comparisons across the industry. Similarly, returns on equity vary throughout industries, so peer comparisons are informative.
		Asset and Liability Management Performance	Mr. Demchak’s grant of incentive performance units measures performance of the asset and liability management unit against a benchmark index.

To determine the amounts to be awarded under the annual and long-term incentive grants based on 2010 performance, the Committee measured absolute performance against the budget presented to our Board of Directors on February 10, 2010, subject to certain adjustments. To determine relative performance, the Committee selected a peer group of 12 other financial institutions and compared our performance. Once the performance year ended, the Committee evaluated the five corporate performance measures described above, in order to derive a corporate performance factor. The corporate performance factor is expressed as a percentage of the target (100%) incentive compensation amount. The payout scale ranges from 0% to 150% for each category (absolute and relative metrics).

The Committee uses the total compensation target and corporate performance factor to assist it in its determinations, but it retains discretion to make upward or downward adjustments to any formula-driven incentive compensation amount. The Committee may take into account factors that it deems relevant, including risk management discipline and performance, business unit performance (if applicable), the executive’s scope of responsibility and value to PNC, the ability of the executive to help execute the strategic plan, leadership and teamwork, talent development, and any concerns related to retention and succession planning. The chart below shows how we performed against all of these measures:

Annual and Long-Term Incentive Grants (Based on 2010 Performance)

Absolute Metrics	Relative Metrics

Performance Metric	2010 Budget (adjusted)*	2010 Performance (adjusted)*	Performance Metric**	Peer Ranking out of 13 Companies
PPNI	$6.004 billion	$6.827 billion	EPS Growth	2nd
EPS	$3.42	$5.83	ROCE	4th
ROCE	10.93%	16.23%

Absolute Metrics Payout Percentage***	144.8%

Relative Metrics Payout Percentage***	126.5%

Overall Corporate Performance Factor	135.6%

* Adjustments reflect the exclusion of integration costs for the National City acquisition, costs related to the redemption of TARP preferred stock, the one-time gain on the sale of our Global Investment Servicing business, and discontinued operations.

** Our peer group is listed on page 82. For purposes of the EPS Growth ranking, companies with one unprofitable year (in either 2009 or 2010) were ranked below companies with two profitable years. Six peer group companies were unprofitable in one of those two years, and PNC had the second-highest EPS Growth rate of the seven companies that were profitable in both years. With respect to the adjustments for PNC EPS, we attempted, where possible, to make similar adjustments to peer company EPS.

*** Each metric converts to a specific payout percentage (ranging from 0 to 150%) and is weighted equally to determine the overall corporate performance factor.

Compensation Decisions

Summary of Post-TARP Changes

•Eliminated the salary increases payable in stock units.

•Made one-time awards of performance-based compensation to re-align the interests of long-term shareholders and key executives.

Some of the decisions that the Committee made in the first quarter of 2010 were impacted by our participation, as of December 31, 2008, in the U.S. Treasury’s Troubled Asset Relief Program (TARP) Capital Purchase Program, and the investment by the Treasury in shares of preferred stock issued by PNC. PNC repaid the Treasury’s preferred stock investment and ended its TARP participation on February 10, 2010.

Before February 10, 2010, TARP regulations prohibited us from paying or accruing bonuses for 25 highly compensated employees (including our named executive officers). The only incentive compensation that we could provide during the TARP period was long-term restricted stock. The value of that stock could not exceed one-third of the executive officer’s total compensation for the year.

The TARP regulations prevented us from offering a balanced incentive compensation program to our executives. We were limited in our ability to tie executive compensation to anything other than stock price performance, and even then, we were unable to provide any equity-based compensation in a form other than restricted stock.

With limited compensation choices at our disposal, and faced with an ongoing financial crisis that would require a strong leadership team, we increased the salaries of our key executives. The Committee did this to help with retention and maintain internal pay equity and attempted to align decisions with the principles reflected in the guidance provided by the Special Master for TARP Executive Compensation. Rather than paying additional salary in cash, we made the salary increases payable in stock units, which would prevent the executives from realizing value for several years. Despite the restrictions, the Committee attempted to maintain as much as possible of the key positive attributes of our historical compensation practices.

After we redeemed the TARP preferred stock, the Committee eliminated the salary payable in stock units and granted long-term incentive awards to each of our named executive officers. The Committee believed that returning base salaries to historical levels and granting a mix of stock options and incentive performance unit opportunities would meet several important objectives such as:

•

Establishing common objectives for key executives, including several new members of the executive team, with a focus on long-term performance, growth and shareholder value creation, the successful completion of the National City integration, and continued rigorous risk management discipline.

•	Providing incentives to achieve desired goals through performance-based compensation, which was otherwise limited by TARP regulations in 2009.

•	Reinforcing the alignment of executive pay, firm-wide performance over a multi-year period, and the interests of long-term shareholders.

Unlike the restricted stock granted in 2009, the stock options would have no value unless our long-term shareholders were rewarded over time with an increase in the stock price. The stock options are similar to the grants we had made to our executives in early 2009 and in previous years. They have an exercise price based on the closing stock price on the date of the grant, will be exercisable over time in three equal annual installments, and have ten-year terms.

The 2010 incentive performance unit grants were similarly structured to the grants we made in 2008 and prior years, and would pay out, if at all, based on our performance against peers in EPS growth and ROCE. Mr. Demchak received an additional incentive performance unit grant based on the performance of the asset and liability management unit, similar to previous grants that have been made to him.

Significant Incentive Compensation Decisions

•      Replaced the historical stock option grant (defers compensation over a three-year exercise period; no additional performance criteria) with a grant of restricted stock units tied to future risk-adjusted performance that vests, if at all, over a four-year period.

•      Structured the restricted stock unit grant to include two performance metrics – the units will only vest if PNC meets a risk-based capital requirement and any payouts may be adjusted based on the total shareholder return for the year.

•      Paid annual incentive awards 100% in cash and eliminated the mandatory equity-based deferral (the “25/25 program”).

•      Added a new risk-based metric to the traditional multi-year incentive performance unit grant, which could reduce the payout up to 30% if PNC’s return on economic capital does not exceed the cost of capital.

•      Provided a special achievement award to certain key executives based on the execution of various strategic objectives and individual performance.

•      Evaluated compensation decisions in light of regulatory guidance, including the Federal Reserve Board guidance on sound incentive compensation policies.

To determine the amount of incentive compensation payable to our named executive officers for 2010 performance, the Committee:

•	Started with the incentive compensation target amount (annual and long-term) for that executive.

•	Reduced the target by approximately 11% to eliminate the effect of the first 41 days in 2010, when PNC had not yet redeemed the TARP preferred stock.

•	Multiplied the reduced target by the approved corporate performance factor of 135.6%.

In addition, for each named executive officer, the Committee further reduced the adjusted amount to account for a portion of the salary payable in stock units paid after we redeemed our TARP preferred stock on February 10, 2010. Although we eliminated the salary payable in stock units as soon as practicable following the TARP redemption, the executives continued to receive the value of those additional stock units for nine extra days, due to our payroll cycle.

After these reductions, the adjusted incentive compensation amount was subject to increases or decreases for each named executive officer, based on the performance of the officer throughout the year, including a determination of how well the executive managed risk.

Annual Incentive Awards

The Committee had previously approved the eligibility of certain officers to receive annual incentive awards for 2010 performance under our shareholder-approved 1996 Executive Incentive Award Plan (the “1996 Plan”). The 1996 Plan is designed to permit the tax deductibility of annual incentive awards for our Chief Executive Officer and the next three most highly compensated executive officers (other than our Chief Financial Officer) as of the end of the year. At a meeting held on February 24, 2010, the Committee designated James E. Rohr, our Chairman and Chief Executive Officer, and our next three most highly compensated named executive officers (other than our Chief Financial Officer) as of the end of the year as the eligible plan participants for 2010.

Under the 1996 Plan, the maximum amount that each of the participants is eligible to receive is 0.2% of “Incentive Income” for 2010, defined as our consolidated net income, with certain adjustments. Once the year ends, the Committee decides whether to make a downward adjustment from the maximum annual incentive award amount for each participant, taking into account the same types of performance factors it uses in deciding annual incentive awards for the other executive officers who do not participate in the plan.

Effective February 9, 2011, the Committee determined annual incentive awards for our named executive officers who are eligible to participate in the 1996 Plan based on the process and factors described above, each of which reflected a downward adjustment from the amount determined under the 1996 Plan, and provided that the awards would be paid all in cash.

Long-Term Incentive Awards

Over several months, the Committee discussed the design of PNC’s incentive compensation program and considered changes that could improve the alignment of compensation and risk-adjusted performance. Effective February 9, 2011, the Committee approved two enhanced long-term incentive compensation vehicles for our named executive officers, each of which includes metrics to adjust for risk and more closely align executive compensation with shareholder performance. The grants described below were all made under PNC’s shareholder-approved 2006 Incentive Award Plan.

Performance-Based Restricted Share Units. The Committee also granted new performance-based restricted share units (performance RSUs) to certain of our senior officers, including all of our named executive officers. These performance-based deferred compensation awards replace the traditional annual stock option grants. While traditional option grants become exercisable over time and require an increase in the stock price to deliver value, these awards are tied to our stock price, but require the achievement of additional performance goals. The Committee believed that replacing an award exercisable over time with an award that includes additional performance conditions strengthens the linkage between compensation earned and the value delivered to our shareholders.

Unlike the time-based options, which became exercisable over a three-year period, we designed the performance RSUs to vest over a longer period of four years. The Committee also tied the vesting of this equity award to PNC’s successful satisfaction of a risk-adjusted performance measure. If all of the conditions are satisfied, each performance RSU will vest in equal annual installments over four years.

In each of the four years, PNC must meet or exceed the required Tier 1 capital ratio for well-capitalized institutions, as established by our primary Federal bank holding company regulator. We will use our publicly reported financial results to determine whether we have satisfied this condition. The vesting performance condition must be met in each of the four years – if we do not meet or exceed the Tier 1 capital ratio in a given year, the executive forfeits the installment for that year, although a future installment may vest if we meet or exceed the capital requirement at that time.

The Committee selected Tier 1 capital as a threshold performance metric due to its risk-based nature, and the regulatory importance of the measure in assessing the capital adequacy of a financial institution. The Committee will monitor the use of Tier 1 as a compensation metric.

If an installment vests, the payout size will be increased or decreased based on our one-year total shareholder return (TSR). The Committee believes that TSR will help to align the interests of our executives and long-term shareholders. TSR measures the value that our shareholders realize from the appreciation in the value of PNC common stock (including dividends and assumed reinvestment). The formula used to calculate TSR is:

(	Ending Price	–	Beginning Price	)	+ Dividends Paid

Beginning Price

The payout percentage for an installment will be 100% plus or minus (as applicable) the positive or negative TSR performance of PNC for the year, provided that the final payout percentage will be no less than 75% and no more than 125%.

The Committee believes that this collar will reward decisions that provide value to our long-term shareholders while discouraging the taking of excessive risks. The TSR adjustment penalizes underperformance and rewards strong performance, but avoids the potential for an unlimited increase that could encourage imprudent short-term risk-taking. The Committee believes that a combination of risk-focused design elements—Tier 1 capital and TSR—helps to balance the overall incentive compensation program and objectives.

Any payouts of performance RSUs will be made in shares of PNC common stock. Performance RSUs will have no voting rights, but dividend-equivalents will be accrued for each installment and will be paid out in cash if the installment vests.

Incentive Performance Units. In previous years, the Committee granted performance unit opportunities, the maximum payout of which is dependent solely on PNC’s performance in specified metrics over multiple years measured against peers. In 2010 and 2011, the Committee again granted incentive performance unit award opportunities to certain of our senior officers, including grants to all of our named executive officers. The 2010 and 2011 grants are similar to the grants made in 2008, and the key features are described below:

Material Terms of Incentive Performance Unit Grants

2010 Incentive Performance Unit Grants	2011 Incentive Performance Unit Grants

Recipients	All named executive officers and certain other senior executives.

Performance Period	April 1, 2010 to December 31, 2012*	January 1, 2011 to December 31, 2013

Key Performance Metrics (measured annually)	EPS Growth and ROCE, measured for each full (or partial) calendar year against peer group companies**.
Reduction in payout if return on economic capital does not exceed PNC’s cost of capital

Payout Form	Shares of PNC common stock, or a combination of stock and cash-equivalents.
With 100% representing the target amount of share units granted, any payout will be in PNC common stock (up to 100%), with any excess (up to 200%)
payable in cash. The committee retains the discretion to reduce, but not increase, a payout calculated by the formula.

Payout Determination	First Quarter of 2013	First Quarter of 2014

Dividend Treatment	Any final payout will be adjusted for phantom dividends accrued over the performance period.

* This performance period ensures that no part of the performance period included a period where the TARP preferred stock remained outstanding.

** These metrics will be adjusted, on an after-tax basis, for the impact of: any extraordinary items; items resulting from a change in tax law; discontinued operations; acquisition costs and merger integration costs; Visa-litigation-related costs or expense and any other gains recognized on redemption or sale of Visa shares as applicable; acceleration of the accretion of any remaining issuance discount in connection with the redemption of TARP preferred stock; and, in our case, the net impact on PNC of significant gains or losses related to BlackRock transactions.

This year, the Committee approved a new feature that requires a negative adjustment to any payout if PNC fails to meet a risk-based performance metric. For each year in the overall performance period, the Committee will compare PNC’s return on economic capital (ROEC) to PNC’s cost of capital.

Economic capital attempts to measure unexpected loss. It represents the forecasted amount of capital that we would need if a highly unlikely event occurred. Our federal banking regulators require us to measure economic capital and we rely on economic capital in our risk management activities. The use of economic capital helps us to assess appropriate capital levels for our organization. We also use economic capital to set limits on risk-taking activities throughout PNC.

The Committee focused on ROEC because of the close ties between economic capital and risk management at PNC, as well as its broad-based applicability and acceptance by bank regulators. The Committee expects that our ability to generate an appropriate rate of return on economic capital will continue to be important to our shareholders and regulators. By requiring the ROEC to exceed our cost of capital, we believe that we have strengthened the link between risk management and long-term incentive compensation. The Committee will monitor the use of ROEC as a compensation metric.

If ROEC exceeds the cost of capital, there will be no adjustment to the potential payout. If ROEC is less than the cost of capital, the potential payout for that year will be reduced by 10 percentage points. Any adjustments will be cumulative, so over a three-year performance period, the maximum change to the potential payout could be a 30 percentage point reduction (10 percentage points for each of three years).

ROEC will be calculated as annualized earnings for the period, divided by the average economic capital for the year. Earnings will be PNC’s publicly-reported earnings adjusted, on an after-tax basis, for the impact of the same items as for purposes of measuring PNC’s EPS growth performance as described below. The cost of capital will include a performance expectation for a reasonable rate of return on goodwill, and will be approved by the Committee. For 2011, the cost of capital is 10.0%.

Incentive Performance Units (ALM Performance). As in prior years, the Committee granted an additional incentive performance unit opportunity tied to the performance of the Asset and Liability Management (ALM) unit over a multi-year performance period. In 2010, the sole recipient of this grant was William S. Demchak and the performance period runs from April 1, 2010 through December 31, 2012. In 2011, the sole recipient of a grant of this type of unit was E. William Parsley, III and the performance period runs from January 1, 2011 through December 31, 2013.

Each of the 2010 and 2011 grants have a maximum award size at the end of the performance period of 200% of the target share units. The Committee will certify the level of performance achieved at the end of the performance period and determine the final number of awarded units in early 2013 (for the 2010 grant) or early 2014 (for the 2011 grant). Awarded performance units will be paid in cash, with the maximum amount of the cash payment determined by multiplying the number of performance units then awarded by the per share price of our common stock on the award date. These grants will not be adjusted for the value of any “deemed” dividends, unlike the regular incentive performance unit grants based on overall PNC performance.

Corporate performance goals for this grant will be based on the investment performance of PNC’s ALM unit as compared to benchmark performance for each of the years (or partial year, in the case of 2010) in the overall performance period. Each of these potential award amounts will be based on the level of performance achieved by the ALM unit for that year or partial year relative to the benchmark performance index (in basis points) and the potential award payout schedules for levels of performance established by the Committee for this grant. The benchmark that will be used in making the comparative measurements for these performance goals will be the same internally generated benchmark performance index that we use to evaluate the investment performance of our ALM unit, as adjusted annually.

The annual potential award payout schedule has a sliding scale that ranges from 0 for performance below the threshold level for a positive award up through 200% for performance significantly above benchmark. At the end of the relevant performance period, the Committee will decide whether to exercise negative discretion. In doing so, the Committee expects to take into account such factors as absolute ALM unit financial performance, absolute proprietary trading results, cumulative performance relative to the benchmark, adherence to risk parameters, and contributions to the success of our other businesses.

Generally, the recipient must still be employed by us at the time the Committee makes its determination, with certain limited exceptions, in order to receive an award payout with respect to these performance unit grants. The grants also include a formula for calculating a final award in the event of a change of control.

2010 Special Achievement Awards

The Committee also approved special achievement awards to certain of our senior officers, including grants to all of our named executive officers. As discussed in detail above, the Committee considered PNC’s strong absolute and relative performance when making its customary annual and long-term incentive compensation decisions. These special awards were made to recognize the individual efforts of executives in leading a successful repositioning of the company amidst an unprecedented and volatile environment. They also provide incentives for the future achievement of long-term business goals. The Committee recognized these executives for their broad focus and completion of multiple strategic objectives in 2010.

In 2010, the executive team completed the National City customer conversions ahead of schedule, and achieved an annualized cost savings of $1.8 billion, which exceeded the original goal. The team provided vital leadership in managing the balance sheet and the distressed asset portfolio, bolstering capital and increasing liquidity, adding significant new corporate clients, and improving revenue throughout newly integrated markets, which has helped to create a platform to deepen customer relationships and improve cross-selling opportunities. The leadership team oversaw the sale of the Global Investment Servicing business, increased employee engagement scores across the company, enhanced recruiting efforts and retained key talent, and continued to mitigate enterprise-wide operational risks, including managing an expanded litigation portfolio.

The Committee granted these special awards in the form of performance-based restricted share units, with the same terms and conditions as the performance RSUs described above, so they also provide incentives for the future achievement of long-term business goals. As with the awards described above, these special awards will require PNC to meet capital requirements before they vest and any payouts will be adjusted based on total shareholder return. These awards were also made under PNC’s shareholder-approved 2006 Incentive Award Plan.

Compensation Framework: Significant Process Changes

•     Approved a new “clawback” policy that will permit PNC to recover incentive compensation from executives if the compensation was based on a performance metric that was materially inaccurate.

•     Adopted a policy requiring shareholder approval of future severance arrangements.

•     Terminated the relationship with the Committee’s independent compensation consultant in light of increased fees paid by PNC to affiliates of the consultant.

•     Recommended a voluntary “say on pay” vote in 2010, and recommended an annual frequency for future “say on pay” votes, beginning in 2011.

Clawback Policy

In January 2011, the Committee approved a “clawback” policy that applies to all of our named executive officers, as well as other senior executives. This policy, which supplements our existing clawback policies, applies to grants made on or after January 1, 2011. Under the policy, any incentive compensation provided to the affected executives will be subject to clawback if the amount of compensation was based on a performance metric that was materially inaccurate.

For these purposes, performance metrics include any metric, including corporate financial results, used directly or indirectly to determine whether or not incentive compensation is to be provided to an executive (or group of executives) or to determine the amount of any such compensation.

The portion of the incentive compensation that represents the excess over what would have been provided if there had been no material inaccuracy in the performance metric will be subject to clawback. The Committee retains discretion to determine that it would not be in PNC’s best interests to seek to enforce the clawback.

Shareholder Approval of Future Severance Arrangements Policy

On February 9, 2011, our Board adopted, at the recommendation of the Committee, a Policy Regarding Shareholder Approval of Future Severance Arrangements. This policy applies to future severance arrangements with executive officers. Under this policy, PNC will not enter into an arrangement with an executive officer that provides for additional severance benefits in an amount exceeding 2.99 times the sum of the executive officer’s annual base salary and target bonus for the year of termination, unless the future severance arrangement is approved by the affirmative vote of a majority of votes cast by shareholders on the matter.

The policy applies only to future severance arrangements. Future severance arrangements do not include existing severance agreements or agreements to which PNC becomes obligated in connection with an acquisition, unless in each case the severance agreement is modified to materially increase benefits that would be considered additional severance benefits. Our Board retains the right to amend, terminate or waive the policy and will promptly disclose any such change. We have made this policy available at www.pnc.com/corporategovernance.

Termination of Independent Compensation Consultant

In 2010, for the reasons discussed on pages 17-18, the Committee terminated its relationship with McLagan, which had served as the Committee’s independent compensation consultant.

Perquisites

The Committee believes in limiting the amount of perquisites provided to our executives. Since 2009, each executive officer receives a $10,000 allowance for perquisites. If the executive exceeds this allowance, the executive must reimburse PNC for the excess. For perquisites provided by PNC during 2010, three of our named executive officers reimbursed PNC. Following the reimbursement, no named executive officer has perquisites that exceed $10,000 in value.

We consider a benefit to be a perquisite or personal benefit unless its purpose is clearly and exclusively business related. We value perquisites based on their incremental cost to us. The Committee adopted a policy prohibiting executive officers from receiving tax “gross-ups” on any perquisites.

The principal perquisites that we may provide to some or all of our executive officers include: financial consulting and tax preparation services; occasional personal use of corporate aircraft, as approved by our CEO; incidental costs of medical examinations not covered by health insurance; and costs related to home security services. We may provide additional perquisites to an executive officer from time to time.

James E. Rohr, Joseph C. Guyaux, and William S. Demchak continue to have access to our corporate aircraft for personal flights, but each of these individuals is required to pay PNC for the incremental cost of all such flights, as contemplated under the terms of lease (“time-sharing”) agreements between PNC and the executive. During 2010, each of these three executives paid for all personal usage of the aircraft under the terms of these agreements.

The Committee previously approved the time-sharing agreements in order to comply with Federal Aviation Administration (FAA) rules and regulations that would otherwise prohibit executives from reimbursing PNC for the incremental cost of personal flights. Due to certain operational restrictions and administrative efficiencies, we operate our corporate aircraft under FAA rules and regulations that limit our ability to accept reimbursement for personal aircraft usage. These lease agreements provide a mechanism to obtain reimbursement from the executive. The costs paid by our executive officers under the terms of the agreements include certain incremental costs (such as fuel and pilot expenses), as well as a federal excise tax and other fees. For flights subject to these time sharing agreements, the officer is required to pay us the maximum amount permissible under FAA regulations.

Our Policies on Timing of Awards

The Committee has adopted a policy for making equity compensation grants. This policy formalizes the practices that we generally use to grant stock options and other equity awards to all employees, including our named executive officers. The policy permits a handful of specific authorized grant dates for stock options – the second business day after we publicly announce quarterly or year-end earnings or the date of the Board meeting at which the prior year’s annual incentive awards are discussed. Our current practice is to use an exercise price for our options equal to the closing price on the grant date.

The Committee believes that granting and pricing options as of specifically identified dates improves transparency and reduces risk. The Committee also seeks the flexibility to make all of its principal compensation decisions (salary, annual incentive, equity-based grants) on one specific date. No changes in the identity of an option grantee or the number of shares subject to the option may be made after the grant date for that option.

Generally, the Committee delegates to management the opportunity to grant equity-based awards to non-executive employees out of a pool of units established by the Committee for each year. The policy for these grants is otherwise the same as the policy applicable to grants to executive officers and other members of senior executive management. Most of these grants are awarded to non-executive employees as part of the annual performance and compensation review process, with the same grant date as the one used for the executive officers and other members of senior executive management. To the extent that units remain in the pool after the annual performance review period, management may grant additional units later in the year, with any stock options being granted two business days after the first quarterly earnings release following the grant decision date.

Tax Considerations

Section 162(m) of the Internal Revenue Code disallows, with certain exceptions, a federal income tax deduction for compensation over $1 million paid to each of our CEO and the three highest-paid executive officers other than the CEO and the CFO, as long as they serve in that capacity as of the last day of our fiscal year. An exception to this disallowance applies to performance-based compensation paid under shareholder-approved plans.

Awards made under our shareholder-approved plans—the 1996 Executive Incentive Award Plan (annual incentive awards) and the 2006 Incentive Award Plan (other equity-based awards)—are intended to be eligible for the performance-based exception and therefore deductible by PNC for federal income tax purposes. Under current SEC and tax rules, the named executive officers are not the same individuals as the executive officers whose compensation is subject to Section 162(m).

Although the Committee considers the desirability of limiting PNC’s non-deductible expenses when it makes compensation decisions, the Committee believes in maintaining the flexibility and competitive effectiveness of the executive compensation program. Tax deductibility, while an important consideration, is analyzed as one component of the overall program.

Other Equity Ownership Policies

We have various policies that reinforce the importance of aligning the financial interests of our executive officers and shareholders, and that impose certain controls and restrictions on the ability of an executive officer to buy or sell our securities.

Executive Stock Ownership Policy. Our executive officers historically have held a significant portion of their personal wealth in the form of our common stock (or phantom stock units that mirror the performance of our common stock). The Committee believes it is important to require most of our executive officers, including all of the named executive officers, to meet minimum stock ownership guidelines.

Our policy denominates the ownership requirement in shares, and each executive officer and other key employees are also subject to additional ownership requirements. The ownership requirements increase the number of PNC shares that an individual needs to own over time. The increased ownership amounts are calculated using a percentage of future equity grants. As new awards vest, designated employees need to retain more shares of stock, which they must then hold until they retire or leave PNC. This ownership policy reflects compensation awards over an executive’s career, and also ties an executive’s personal wealth closely to the performance of PNC and the interests of our long-term shareholders.

Equity interests that count toward satisfaction of the ownership guidelines include shares owned outright by the officer, or his or her spouse and dependent children, restricted shares (subject to vesting requirements), and shares or stock units held in a qualified or non-qualified benefit plan. The guidelines are as follows:

Officer or Category	Shares/Share Equivalents	Retention Ratio
Chairman and CEO	125,000	33%
Senior Vice Chairman	50,000	33%
President	50,000	33%
Management Executive Committee Member*	25,000	25%
Other Corporate Executive Group (CEG) Members	25,000	25%
Controller	5,000	10%
* Includes other executive officers, including two of our named executive officers.

Over time, the guidelines will link additional stock ownership to compensation awards, rather than stock price volatility. For the named executive officers, the required stock ownership levels are as follows: James E. Rohr (125,000 shares); Richard J. Johnson (25,000 shares); William S. Demchak (50,000 shares); Joseph C. Guyaux (50,000 shares); and E. William Parsley, III (25,000 shares).

Newly hired or promoted employees who become subject to these guidelines will have up to six years to satisfy the guidelines. The Committee monitors compliance with these stock ownership guidelines and has determined that our named executive officers currently satisfy the guidelines. All other employees subject to the guidelines either satisfy the guidelines or are within the six-year compliance period.

Blackout Periods and Pre-Clearance of Securities Transactions. We have a policy that prohibits certain employees, including all executive officers, from purchasing or selling our securities beginning 15 days before the end of each calendar quarter until the second business day after we release our earnings for that quarter. We may also impose additional trading restrictions on our executive officers due to the availability of material, non-public information regarding PNC or our securities. In addition, we require certain employees, including all executive officers, to pre-clear personal investments (other than in specified types of securities) made by the individual or any immediate family members.

Other Trading Restrictions. Our Code of Business Conduct and Ethics and related policies, which apply to all of our employees, have for many years included provisions that prohibit all employees from day trading or short selling PNC securities and prohibit all employees from engaging in transactions in any derivative of PNC securities (other than securities issued under a PNC compensation plan), including buying and writing options.

Peer Group Determination

We measure our corporate performance against a group of financial services companies. Management and the Committee use this group to help us compare our corporate performance and our executive compensation program and awards.

The Committee annually evaluates these companies and determines the composition of the group for the upcoming year. In addition to using this group for general comparisons, and to help measure the potential performance-based compensation to be paid, our incentive performance unit grants require the selection of a defined peer group.

In approving a peer group, the Committee analyzes several factors, including the mix and complexity of businesses, the markets being served, market capitalization, asset size, and changes resulting from mergers or shifts in strategic direction. We also look at the companies with whom we compete for talent.

In 2010 and 2011, the Committee discussed the composition of the peer group with management and McLagan, the Committee’s independent consultant for 2010. It retained the same peer group for 2011 as used for 2010. The peer group for 2010 and 2011 is:

Peer Group
BB&T Corporation	Fifth Third Bancorp	Regions Financial Corporation
Bank of America Corporation	JPMorgan Chase	SunTrust Banks, Inc.
Capital One Financial, Inc.	KeyCorp	U.S. Bancorp
Comerica Inc.	M&T Bank	Wells Fargo & Company

The Committee believes that this peer group provides a balanced mix of institutions in light of widespread industry consolidation and our growth and expanded business mix.

Say-on-Pay/Frequency of Say-on-Pay

Our Board has recommended that shareholders consider an advisory, non-binding vote on executive compensation (as well as the frequency of such a vote). See the discussion on pages 60-62.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with PNC’s management, and based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Personnel and Compensation Committee

of the Board of Directors

of The PNC Financial Services Group, Inc.

Dennis F. Strigl, Chairman

Charles E. Bunch

Paul W. Chellgren

Kay Coles James

Richard B. Kelson

Thomas J. Usher

COMPENSATION AND RISK

This section explains how we consider risk at PNC, and the relationship between risk management, performance, and compensation. We also discuss the risk reviews presented to our Board’s Personnel and Compensation Committee, and the methodology we developed to assess the potential risks in our incentive compensation plans.

Risk Management at PNC. We cannot avoid risk. The successful execution of our strategy requires effective management of the risks we take.

Our risks may be internal or external, or within our control or not, but we do not attempt to eliminate all risk. Instead, we want to understand, assess and manage the risk. We want our decisions to reflect a defined risk appetite, and our desire for a moderate risk profile. It is our responsibility to establish an enterprise risk management framework to manage risk for the benefit of our shareholders.

We strive to embed a culture of risk management throughout PNC. With each of our employees, we reinforce the importance of managing risks to our ability to execute a successful strategy. We set expectations by focusing on risk management and, together with other risk management tools, this helps to create risk-sensitive incentive compensation programs.

Our risk management group at PNC sets limits on the transactions that may be taken by employees in a line of business. We set out boundaries and risk tolerances in policies and procedures that we communicate to all of our employees. Board committees approve our highest level policies. We discuss our risk management approach in more detail in our Annual Report on Form 10-K. We intend that the incentives we build into our executive compensation structure support our risk appetite and that these incentives, when viewed in total, should not encourage our employees to take unnecessary or excessive risks.

The Relationship Between Compensation and Risk. We attempt to align how we manage risk with how we compensate employees. We have risk management policies and procedures that guide behavior. Our incentive compensation programs should encourage and reward this desired behavior and the execution of our strategy.

By setting and communicating our risk tolerances in advance, we attempt to control the risks that our employees can take. We believe that this risk-focused approach sets an appropriate tone.

Our compensation program is designed to encourage management of risk and discourage inappropriate risk-taking by granting a diverse portfolio of incentive compensation awards to our executives and other senior employees that is expected to reward desired behavior over time. Specifically, we balance our portfolio of awards between fixed and variable compensation; cash and equity-based compensation; and annual and long-term compensation. We base awards on the Committee’s assessment of a variety of quantitative and qualitative performance measurements, both on an absolute and a relative basis. Compensation decisions also take into consideration other factors, such as effective risk management, compliance with controls and ethical duties, competition for top talent, market-based pay levels, and the need to attract, develop, grow, and retain the leadership team.

Risk Review of Compensation Plans. In 2009, we performed a comprehensive risk review of our incentive compensation plans. This included all legacy PNC plans, as well as the plans that we acquired in our acquisition of National City Corporation on December 31, 2008. Members of our Human Resources and Risk Management departments, working with legal counsel and external consultants at Towers Watson, performed this risk review. We reviewed this process with the Committee at several meetings in 2009.

Faced with a broad range of plans, we developed a methodology to analyze the potential risks. We used principles of materiality and risk measurement to analyze incentive compensation plans posing the highest potential risk to PNC. We looked at multiple metrics and plan characteristics to give us different ways to assess risk.

We looked at the plans that posed the greatest potential risk to the company, either by the nature of the plans themselves or the identity of the plan participants. We then looked at specific plan attributes to determine how the plan might encourage excessive risk-taking and whether there were any factors to mitigate risk.

To determine the materiality of the plans from a risk perspective, we screened each plan, using the following characteristics:

•	to capture plans with potentially high individual payouts, we reviewed all plans with a top payout of $200,000 or more;

•

to capture plans with potentially high leverage – how much a particular incentive payout exceeds the median incentive payout or the median base salary – we reviewed all plans with a median incentive payout greater than 100% of median base salary; and

•

to capture plans with a potentially significant overall impact to PNC, we reviewed the plans with the highest incentive compensation expense (those plans in the top 10% of all expense for all plans with at least one employee participant).

If a plan satisfied at least one of these criteria, we engaged in an additional review. This review included analysis under a specific, consistent framework to analyze important plan features. We analyzed the relevant features for each plan to determine the overall risk balance. The features described in the table below are illustrative, rather than formulaic. We evaluated the characteristics of each plan and decided whether the collective features of the plan created a higher risk. We focused on three principal categories – the metrics a plan used to determine performance, the method used for setting compensation (either in pools or for individuals), and the plan’s process for paying out, deferring, or clawing back compensation. We looked at the potential financial impact to PNC of each plan, participant, and decision-maker, as well as the impact to PNC based on the operation and design of each plan. Some of the features included:

Compensation Plan Risk Assessment Framework

	Lower Potential Risk	Higher Potential Risk
Measuring Performance	The plan relies on multiple metrics.	The plan relies on a single metric, based on “top-line” amounts (such as revenue).
	The plan metrics adjust for risk.	The plan does not use risk-weighted metrics.
	The plan metrics align with overall corporate or line of business performance.	The plan performance metrics are not aligned with overall corporate or line of business performance.
	Performance is not significantly linked to earnings results.	Performance is significantly linked to earnings results.
	The performance period lasts for multiple years.	The performance period lasts for less than a year.

Determining Compensation	The plan has a specific source of funding.	The plan does not have a specific source of funding.
	A formula determines the available pool of compensation.	Management determines the available pool of compensation.
	The payout range at the 90th percentile is 1 to 2.5 times the payout range at the 50th percentile.	The payout range at the 90th percentile is more than 4 times the payout range at the 50th percentile.
	There is a cap on plan payouts.	There is no cap on plan payouts.
	Calculation of payouts is based on the percentage of a specific goal.	Calculation of payouts is based on a commission or sharing rate.
	There are no steep drop-offs in compensation for failure to hit targets.	There are steep drop-offs in compensation for failure to hit targets.

Making Payouts	Payments are made in future years.	Payments are made periodically throughout the year.
	Management may use discretion to adjust payouts.	Payouts are pre-determined and formulaic.
	There is a “clawback” mechanism.	There is no “clawback” mechanism.

We also looked at how the design of each plan, the determination of payouts, and the ability to change plan features could impact PNC. We analyzed plan governance, which covered independent controls through design features, payout approvals, the tracking of disputes, exceptions, or adjustments, and the monitoring of plan decisions and information.

This additional review resulted in a subset of short-term incentive plans that could have a potential medium or high impact on PNC, from either a financial or plan design perspective. Our Risk Management group was actively engaged in this process and reviewed all of these plans in greater detail to identify any mitigating factors. We provided the Committee with the collective findings of our review and established a remediation plan that identified four higher-risk compensation plans. We re-designed those plans or added additional mitigating factors or processes, as appropriate.

Throughout 2010, our Chief Risk Officer met with the Committee to review risk management’s role in incentive compensation, and the proposal for enhancing risk management’s formal involvement in the design, implementation, and monitoring of incentive compensation. This proposal was also reviewed with our Board’s Risk Committee, which considers the impact of risk-taking incentives on our enterprise risk profile as part of its charter responsibilities. We expect the proposal to be implemented in stages throughout 2011 and future years. Our Chief Risk Officer also presented the Personnel and Compensation Committee with a risk assessment for each of our principal business units as well as a collective assessment of staff functions including finance, human resources, technology, and operations.

As discussed in our CD&A, the Committee added risk-based metrics to the long-term incentive compensation grants awarded to our named executive officers and certain other executives in 2011. These metrics apply to new equity-based grants that will not vest unless we meet specific risk criteria over a four-year period as well as new risk criteria that we have embedded in our traditional incentive performance unit grants, beginning in 2011.

Based on our approach to enterprise risk management, the comprehensive risk review of our incentive compensation plans, our risk assessments for significant businesses and staff functions, and the addition of risk-based metrics to our long-term incentive compensation programs, we believe that the risks arising from our compensation plans, policies, and practices are not reasonably likely to have a material adverse effect on PNC.

COMPENSATION TABLES

Summary Compensation Table

Name & Principal Position	Year	Salary ($)(a)	Stock Awards ($)(b)	Option Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)(d)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(e)	All Other Compensation ($)(f)	Total ($)

James E. Rohr Chairman and Chief Executive Officer	2010	$1,557,692	$2,420,100	$5,325,750	$2,170,000	$4,968,783	$158,468	$16,600,793
	2009	$2,750,000	$8,061,442	$3,811,008	-	$3,225,975	$179,431	$18,027,856
	2008	$1,000,000	$3,475,319	$4,131,180	-	$3,409,755	$232,098	$12,248,352

Richard J. Johnson Executive Vice President and Chief Financial Officer	2010	$603,365	$510,910	$1,124,325	$750,000	$169,031	$40,382	$3,198,013
	2009	$862,500	$2,011,323	$897,552	-	$96,413	$50,338	$3,918,126
	2008	$475,000	$762,361	$1,003,140	-	$79,680	$79,692	$2,399,873

William S. Demchak Senior Vice Chairman	2010	$1,168,269	$3,306,663	$1,775,250	$2,710,000	$404,041	$58,766	$9,422,989
	2009	$2,250,000	$8,414,699	$1,612,944	-	$188,163	$69,029	$12,534,835
	2008	$600,000	$4,440,376	$1,614,410	-	$149,737	$117,129	$6,921,652

Joseph C. Guyaux President	2010	$867,308	$806,700	$1,775,250	$1,037,000	$853,263	$28,418	$5,367,939
	2009	$1,385,000	$3,217,316	$1,649,376	-	$697,111	$40,865	$6,989,668
	2008	$620,000	$1,460,431	$1,682,240	$250,000	$732,423	$90,253	$4,835,347

E. William Parsley, III Executive Vice President, Treasurer and Chief Investment Officer	2010	$1,115,385	$268,900	-	$3,700,000	$253,227	$6,654	$5,344,166
	2009	-	-	-	-	-	-	-
	2008	-	-	-	-	-	-	-

(a)	These salaries include amounts paid in cash and amounts paid in stock units, as further described in the Grants of Plan-Based Awards in 2010 tables on pages 91-96. For each named executive officer, the amount of salary paid in cash and the cash value of the salary paid in stock units in 2010 was:

Name	Cash	Stock Units
James E. Rohr	$1,019,230	$538,462
Richard J. Johnson	$484,134	$119,231
William S. Demchak	$660,577	$507,692
Joseph C. Guyaux	$631,923	$235,385
E. William Parsley, III	$407,693	$707,692

The cash salary received by our named executive officers in 2010 includes amounts received as a result of an additional pay period. This additional pay period was provided to all employees in 2010 due to the conversion of payroll systems in connection with the integration of our 2008 acquisition of National City Corporation.

The salary amounts also include amounts deferred by each officer under qualified (ISP) or non-qualified (SISP) benefit plans. We describe these plans on page 108. Please also see the Non-Qualified Deferred Compensation in Fiscal 2010 table on page 110 for the aggregate SISP deferrals during 2010.

(b)	The dollar amounts in this column reflect the grant date fair value related to non-option stock awards. These amounts do not include any salary paid in stock units, which is included under the “Salary” column and described in footnote (a). The grant date fair values are all calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). See Note 15 in our Annual Report on Form 10-K for the year ended December 31, 2010 (10-K Note 15) for more information. In 2010, the stock awards consisted of long-term incentive performance units granted on February 24, 2010, as discussed on pages 74-77.

For these awards, the grant date fair value is calculated using the target number of shares underlying these awards and a per share value based on the NYSE closing price per share of common stock of $53.78 on February 24, 2010, the date of the grant. If PNC’s performance during the measurement period (April 1, 2010-December 31, 2012) results in the maximum number of incentive performance units vesting, our executives would each be entitled to receive a maximum award valued at 200% of target with a grant date fair value of the maximum award as follows:

Name	Grant Date Fair Value of Maximum Award*
James E. Rohr	$4,840,200
Richard J. Johnson	$1,021,820
William S. Demchak	$1,613,400
Joseph C. Guyaux	$1,613,400
E. William Parsley, III	$537,800
*	Does not include the value of dividend equivalents.

Mr. Demchak received an additional incentive performance unit grant as described on pages 76-77. The grant date fair value of this additional grant at the maximum value is $4,999,927.

See the Grants of Plan-Based Awards in 2010 table on pages 91-96 for more information regarding the grants we made in 2010, the Outstanding Equity Awards at 2010 Fiscal Year-End table on pages 97-105 for more information regarding options outstanding at December 31, 2010, and the Option Exercises and Stock Vested in Fiscal 2010 table on page 106 for more information regarding stock vesting during 2010.

(c)	The dollar amounts in this column reflect the grant date fair value for stock option grants. The grant date fair values are all calculated in accordance with FASB ASC Topic 718. See 10-K Note 15 for more information. In 2010, the option awards consisted of a grant of stock options, exercisable over time, made on February 24, 2010, with a grant date of April 26, 2010, the second business day after PNC publicly released earnings for the first quarter of 2010. See the Grants of Plan-Based Awards in 2010 table on pages 91-96 for more information regarding the grants we made in 2010 and the Outstanding Equity Awards at 2010 Fiscal Year-End table on pages 97-105 for more information regarding options outstanding at December 31, 2010.

(d)	Our annual incentive awards have historically been paid in both cash and restricted stock. Under Item 402 of the SEC’s Regulation S-K, any cash portion of our bonuses is included under the “Non-Equity Incentive Plan Compensation” column, while the grant date fair value of any restricted stock portion is included under the “Stock Awards” column. In 2009, several of our named executive officers received their bonuses for 2008 performance entirely in restricted stock. We did not pay a cash bonus in 2010 to any of our named executive officers for 2009 performance due to restrictions under the U.S. Treasury’s Interim Final Rule on TARP Standards for Compensation and Corporate Governance. In 2011, our executive officers received an annual incentive award for 2010 performance that was paid entirely in cash.

(e)	The dollar amounts in this column include the increase in the actuarial value of our Cash Balance Pension Plan, Excess Pension Plan and Supplemental Executive Retirement Plan, as measured from the plan measurement date used for our 2009 audited financial statements to the plan measurement date used for our 2010 audited financial statements. We describe these plans on pages 107-108. The amounts include both (1) the increase in value due to an additional year of service, compensation increases and plan amendments (if any) and (2) the change in value attributable to interest.

We do not pay above-market or preferential earnings on any compensation that is deferred on a basis that is not tax-qualified, including such earnings on non-qualified defined contribution plans. For an additional explanation on how we calculate the earnings on our deferred compensation plans, see the 2010 rates of return chart in the Non-Qualified Deferred Compensation in Fiscal 2010 table on page 111.

(f)	The amounts in this column include, for all named executive officers: (1) the dollar value of matching contributions made by us to the ISP; (2) the net insurance premiums paid by us in connection with our Key Executive Equity Program; and (3) the executive long-term disability premiums paid by us. Although we provided limited perquisites to named executive officers in 2010, each named executive officer has reimbursed PNC for the total value of any perquisites exceeding $10,000. For an additional discussion of perquisites, see our CD&A on page 79. All amounts listed below are net of any reimbursements to PNC.

Name	Perquisites and Other Personal Benefits ($)(1)	Registrant Contributions to Defined Contribution Plans ($)(2)	Insurance Premiums ($)(3)	Tax Reimbursements ($)(4)	Total to Summary Compensation Table ($)
James E. Rohr	-	$9,577	$148,891	-	$158,468
Richard J. Johnson	-	$9,800	$30,582	-	$40,382
William S. Demchak	-	$9,577	$49,189	-	$58,766
Joseph C. Guyaux	-	$9,539	$18,879	-	$28,418
E. William Parsley, III	-	$6,654	-	-	$6,654

(1)	PNC provides limited perquisites and requires its named executive officers to reimburse the company for any perquisites with an incremental cost exceeding $10,000. See the CD&A on page 79.

(2)	The dollar amounts under the “Registrant Contributions to Defined Contribution Plans” column include our matching contributions to the ISP for each named executive officer.

(3)	We pay premiums for most of our executive officers, including most of the named executive officers, in connection with our Key Executive Equity Program, a split-dollar insurance arrangement. In addition, we pay long-term disability premiums on behalf of most of our named executive officers. The dollar amounts under the “Insurance Premiums” column include the 2010 net premiums we paid in connection with our Key Executive Equity Program on behalf of James E. Rohr ($136,694.56); Richard J. Johnson ($20,400.05); William S. Demchak ($40,534.18); and Joseph C. Guyaux ($7,338.54). These net premiums represent the full dollar amounts we paid for both the term and non-term portions of this plan, after any officer contributions. The amounts under this column also include the long-term disability premiums we paid on behalf of James E. Rohr ($12,196.05); Richard J. Johnson ($10,181.89); William S. Demchak ($8,654.52); and Joseph C. Guyaux ($11,540.79).

(4)	Our Personnel and Compensation Committee prohibits reimbursements for taxes in connection with perquisites and personal benefits.

Grants of Plan-Based Awards in 2010

James E. Rohr

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Award Type	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($ / Sh)	($/Sh)
								(c)	(d)	(e)	(f)

Annual Incentive Award	February 24, 2010	-	$2,000,000	$5,408,000

Performance Unit	February 24, 2010				-	45,000	90,000				$2,420,100

Options	April 26, 2010								225,000	$66.77	$5,325,750

Salary Paid in Stock Units	January 7, 2010							2,252			$128,319
	January 21, 2010							2,380			$132,566
	February 4, 2010							2,598			$132,576
	February 18, 2010							2,556			$132,580

Grants of Plan-Based Awards in 2010

Richard J. Johnson

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Award Type	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($ / Sh)	($/Sh)
								(c)	(d)	(e)	(f)

Annual Incentive Award	April 7, 2010	-	$625,000	-

Performance Unit	February 24, 2010				-	9,500	19,000				$510,910

Options	April 26, 2010								47,500	$66.77	$1,124,325

Salary Paid in Stock Units	January 7, 2010							482			$27,464
	January 21, 2010							493			$27,460
	February 4, 2010							575			$29,342
	February 18, 2010							565			$29,307

Grants of Plan-Based Awards in 2010

William S. Demchak

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Award Type	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($ / Sh)	($/Sh)
								(c)	(d)	(e)	(f)

Annual Incentive Award	February 24, 2010; August 18, 2010	-	$2,625,000	$5,408,000

Performance Unit	February 24, 2010				-	15,000	30,000				$806,700
					-	46,485	92,970				$2,499,963

Options	April 26, 2010								75,000	$66.77	$1,775,250

Salary Paid in Stock Units	January 7, 2010							2,102			$119,772
	January 21, 2010							2,244			$124,991
	February 4, 2010							2,449			$124,972
	February 18, 2010							2,409			$124,955

Grants of Plan-Based Awards in 2010

Joseph C. Guyaux

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Award Type	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($ / Sh)	($/Sh)
								(c)	(d)	(e)	(f)

Annual Incentive Award	February 24, 2010	-	$930,000	$5,408,000

Performance Unit	February 24, 2010				-	15,000	30,000				$806,700

Options	April 26, 2010								75,000	$66.77	$1,775,250

Salary Paid in Stock Units	January 7, 2010							953			$54,302
	January 21, 2010							1,039			$57,872
	February 4, 2010							1,135			$57,919
	February 18, 2010							1,117			$57,939

Grants of Plan-Based Awards in 2010

E. William Parsley, III

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Award Type	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($ / Sh)	($/Sh)
								(c)	(d)	(e)	(f)

Annual Incentive Award	February 24, 2010; August 18, 2010	-	$850,000	$5,408,000

Performance Unit	February 24, 2010				-	5,000	10,000				$268,900

Salary Paid in Stock Units	January 7, 2010							2,960			$168,661
	January 21, 2010							3,130			$174,341
	February 4, 2010							3,416			$174,318
	February 18, 2010							3,361			$174,335

(a)	The amounts listed in these columns relate to the target annual incentive award for the 2010 performance year. Annual incentive awards were paid in 2011, as described in footnote (d) to the Summary Compensation Table on page 88. The “Target” column lists the target annual incentive award approved by the Personnel and Compensation Committee for each officer as of the date listed. For officers who are covered employees under §162(m) of the Internal Revenue Code of 1986, as amended, the calculation of the “Maximum” amount was approved by the Personnel and Compensation Committee on February 24, 2010, based on 0.2% of “Incentive Income,” as defined in the 1996 Executive Incentive Award Plan. At the time the “Maximum” amount is set, the Committee uses a budgeted amount for 2010. There is no “Maximum” amount for Mr. Johnson, as he is not a covered employee under §162(m). Mr. Johnson’s annual incentive award target was adjusted by the Committee on April 7, 2010. Mr. Parsley’s annual incentive award target was set by the Committee on August 18, 2010 and Mr. Demchak’s annual incentive award target was adjusted by the Committee on August 18, 2010. Although Mr. Parsley’s annual incentive award target took effect in the fourth quarter of 2010, this column shows the annualized target.

(b)	The amounts listed in these columns include incentive performance unit grants, as further described on pages 74-77. As there is no guaranteed minimum payout for this award and the Personnel and Compensation Committee has discretion to decrease any award otherwise payable, we have not included a “Threshold” amount in this column. The “Target” amount represents 100% of the grant and the “Maximum” amount represents 200% of that grant. For this grant, the performance period began on April 1, 2010 and will end on December 31, 2012.

In addition, for Mr. Demchak the amounts also include a special incentive performance unit grant as described in footnote (b) to the Summary Compensation Table on page 88. For a discussion of the terms, conditions and performance goals related to this incentive performance unit grant, see pages 76-77. As there is no guaranteed minimum payout for Mr. Demchak’s award, and the Personnel and Compensation Committee has the discretion to decrease any award otherwise payable, we have not included a “Threshold” amount in this column for this award. The “Target” amount represents 100% of the grant and the “Maximum” amount represents 200% of that grant. For this grant, the performance period began on April 1, 2010 and will end on December 31, 2012.

For the incentive performance unit opportunity grants, the performance period began on April 1, 2010, as it was the first quarter in which PNC was no longer a participant in the U.S. Treasury’s TARP Capital Purchase Program.

(c)	For all named executive officers, this column includes the portion of each named executive officer’s base salary that was paid in stock units. The biweekly salary share unit grants are reflected in the “Salary” column of the Summary Compensation Table on page 88. These grants reflect the withholding of FICA and other salary taxes from the biweekly salary amount, with the residual amount being converted into stock units. The Summary Compensation Table includes the full amount of salary paid to each executive officer, before taking any tax withholding into account.

(d)	This column reflects grants of options exercisable over time. See the CD&A on pages 71-72.

(e)	The exercise price for stock options is calculated using $66.77 a share, the closing price of our common stock on the grant date, as reported in The Wall Street Journal.

(f)	The grant date fair values for stock options, restricted stock units and incentive performance units are all calculated in accordance with FASB ASC Topic 718. See 10-K Note 15 for more information. The grant date fair value for stock options represents 100% of the Black-Scholes valuation. The grant date fair values for restricted stock units and incentive performance units represent the closing prices for our common stock on the grant dates, and, with respect to the incentive performance units, reflect the target amount of units in the grant. All common stock prices are based on the reported prices in The Wall Street Journal.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following tables show, for each named executive officer, the outstanding equity awards as of December 31, 2010. These awards include the following:

•	Grants of stock options exercisable over time;

•	Grants of stock options exercisable over time that each require the achievement of separate performance criteria, specifically:

-	PNC’s stock price reaching a 20% premium over the exercise price; and

-	PNC meeting qualitative and quantitative criteria in connection with the National City acquisition;

•	Grants of restricted stock;

•	Biweekly salary payments in stock units from September 2009 to February 2010 (although fully vested, these units will settle in cash in March 2011); and

•	Grants of incentive performance unit opportunities, specifically:

-	Regular units that will pay out if PNC achieves specific performance criteria as measured against a peer group; and

-	In recognition of Mr. Demchak’s oversight of the asset and liability management (ALM) function at PNC during 2008, 2009, and 2010, special units that will only pay out if our ALM unit outperforms a benchmark index.

Although the regular and ALM-based incentive performance unit grants were outstanding as of December 31, 2010 and are included in the following tables, our Board’s Personnel and Compensation Committee approved payouts in the first quarter of 2011, as described in more detail below.

In February 2008, the Committee granted incentive performance unit opportunities under PNC’s 2006 Incentive Award Plan to certain of our senior officers, including our CEO and the other named executive officers at that time. These grants included a special, ALM-based incentive performance unit opportunity to Mr. Demchak. The regular units provided an opportunity for the executive to receive a payout after the end of a three-year performance period (2008-2010) based on our earnings per share growth (EPS growth) and return on average common shareholders’ equity (ROCE) performance, each adjusted as defined in the grants, relative to our peers. For the additional grant to Mr. Demchak, the units provided an opportunity for him to receive a payout based on the performance of our ALM unit over the same performance period, compared to a benchmark index.

At a meeting on February 8, 2011, the Committee certified the levels of performance achieved under the regular and ALM-based grants, and determined the final awards. In the case of the regular units, the maximum potential payout percentage was 140.63%. In the case of the ALM-based units, the maximum potential payout percentage was 133.33%. The maximum permitted payout for these units is generated by applying the performance factor to the number of target share units, with an adjustment for phantom dividends in the case of the regular units.

The Committee approved payouts at the maximum payout permitted for the performance achieved. In accordance with the terms of these grants, the regular units paid out in shares of PNC common stock up to the initial number of target units with the remainder paid out in cash share-equivalents, and the ALM-based units awarded to Mr. Demchak paid out entirely in cash share-equivalents. All named executive officers received payouts under these grants, except for Mr. Parsley, who did not receive a grant of units in 2008.

Long-Term Incentive Awards (Based on 2008-2010 Performance)

Relative Metrics

		Payout % (Peer Ranking out of 13 Companies)			Overall Payout Percentage
		2008	2009	2010
Performance Unit Grant (Regular)	EPS Growth	171% (2)	131% (5)	23% (11)*	140.63%
	ROCE	184% (2)	200% (1)	136% (4)

		Payout %			Overall Payout Percentage
		2008	2009	2010
Performance Unit Grant (ALM-based)	Performance Compared to Index	0%	200%	200%	133.33%

* For EPS Growth calculations, we did not rank unprofitable companies below profitable companies. As EPS Growth measures a year-over-year change, certain of our peers showed large increases in 2010 due to losses in 2009. See page 70 for the change to this methodology for grants made this year.

Outstanding Equity Awards at 2010 Fiscal Year-End

James E. Rohr

Option Awards							Stock Awards
Grant Date or Performance Period (a)	No. of Securities Underlying Unexercised Options (#) Exercisable (b)		No. of Securities Underlying Unexercised Options (#) Unexercisable (b)	Option Exercise Price ($)		Option Expiration Date	Grant Date or Performance Period (a)	No. of Shares or Units of Stock That Have Not Vested (#) (c)	Market Value of Shares or Units of Stock That Have Not Vested ($) (d)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#) (e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (d)
Options Exercisable Over Time							Restricted Stock
January 4, 2001	210,000			$74.59		January 4, 2011	February 14, 2008	17,427	$1,058,167
January 3, 2002	273,000	**		$57.10		January 3, 2012	December 23, 2009	90,242	$5,479,494
January 8, 2004	71,643	*		$53.90		January 3, 2013
January 25, 2005	247,000			$53.50		January 25, 2015	Salary Paid in Stock Units
April 29, 2005	73,832	*		$53.03		January 3, 2013	September 3, 2009			4,790	$290,849
January 23, 2006	275,000			$65.45		January 23, 2016	September 17, 2009			4,195	$254,720
November 17, 2006	64,313	*		$69.38		January 3, 2013	October 1, 2009			4,133	$250,956
January 25, 2007	203,500			$72.65		January 25, 2017	October 15, 2009			4,181	$253,870
May 17, 2007	206,507	*		$74.65		January 6, 2014	October 29, 2009			3,662	$222,357
January 22, 2008	161,333		80,667	$57.21		January 22, 2018	November 12, 2009			3,524	$213,977
February 12, 2009	96,800		193,600	$31.07		February 12, 2019	November 25, 2009			3,367	$204,444
April 26, 2010			225,000	$66.77		April 26, 2020	December 10, 2009			3,603	$218,774
							December 24, 2009			3,522	$213,856
							January 7, 2010			2,252	$136,741
							January 21, 2010			2,380	$144,514
Options With Additional Performance Criteria							February 4, 2010			2,598	$157,751
July 21, 2008			350,000	$63.69	(f)	July 21, 2018	February 18, 2010			2,556	$155,200
February 12, 2009			400,000	$31.07	(f)	February 12, 2019
							Incentive Performance Units
							Jan. 1, 2008–Dec. 31, 2010			85,577	$5,196,235
							Apr. 1, 2010–Dec. 31, 2012			45,222	$2,745,880

Outstanding Equity Awards at 2010 Fiscal Year-End

Richard J. Johnson

Option Awards						Stock Awards
Grant Date or Performance Period (a)	No. of Securities Underlying Unexercised Options (#) Exercisable (b)	No. of Securities Underlying Unexercised Options (#) Unexercisable (b)	Option Exercise Price ($)		Option Expiration Date	Grant Date or Performance Period (a)	No. of Shares or Units of Stock That Have Not Vested (#) (c)	Market Value of Shares or Units of Stock That Have Not Vested ($) (d)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#) (e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (d)
Options Exercisable Over Time						Restricted Stock
January 6, 2004	9,000		$54.04		January 6, 2014	February 14, 2008	3,609	$219,138
April 23, 2004	2,000		$52.23		April 23, 2014	December 23, 2009	23,273	$1,413,137
January 25, 2005	20,000		$53.50		January 25, 2015
July 22, 2005	10,000		$55.37		July 22, 2015	Salary Paid in Stock Units
January 23, 2006	49,500		$65.45		January 23, 2016	September 3, 2009			1,060	$64,363
January 25, 2007	44,000		$72.65		January 25, 2017	September 17, 2009			928	$56,348
January 22, 2008	40,333	20,167	$57.21		January 22, 2018	October 1, 2009			915	$55,559
February 12, 2009	24,200	48,400	$31.07		February 12, 2019	October 15, 2009			925	$56,166
April 26, 2010		47,500	$66.77		April 26, 2020	October 29, 2009			810	$49,183
						November 12, 2009			780	$47,362
						November 25, 2009			745	$45,236
						December 10, 2009			797	$48,394
						December 24, 2009			780	$47,362
						January 7, 2010			482	$29,267
						January 21, 2010			493	$29,935
Options With Additional Performance Criteria						February 4, 2010			575	$34,914
July 21, 2008		83,000	$63.69	(f)	July 21, 2018	February 18, 2010			565	$34,307
February 12, 2009		90,000	$31.07	(f)	February 12, 2019
						Incentive Performance Units
						Jan. 1, 2008–Dec. 31, 2010			19,255	$1,169,164
						Apr. 1, 2010–Dec. 31, 2012			9,547	$579,694

Outstanding Equity Awards at 2010 Fiscal Year-End

William S. Demchak

Option Awards							Stock Awards
Grant Date or Performance Period (a)	No. of Securities Underlying Unexercised Options (#) Exercisable (b)		No. of Securities Underlying Unexercised Options (#) Unexercisable (b)	Option Exercise Price ($)		Option Expiration Date	Grant Date or Performance Period (a)	No. of Shares or Units of Stock That Have Not Vested (#) (c)	Market Value of Shares or Units of Stock That Have Not Vested ($) (d)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#) (e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (d)
Options Exercisable Over Time							Restricted Stock
January 23, 2006	110,000			$65.45		January 23, 2016	February 14, 2008	7,966	$483,696
February 16, 2006	40,110	*		$69.66		January 3, 2013	December 23, 2009	75,782	$4,601,483
February 27, 2006	10,000	*		$70.90		January 3, 2013
November 7, 2006	28,512	*		$69.67		January 3, 2013	Salary Paid in Stock Units
November 28, 2006	58,247	*		$69.52		September 9, 2012	September 3, 2009			4,516	$274,212
January 25, 2007	82,500			$72.65		January 25, 2017	September 17, 2009			3,955	$240,148
October 29, 2007	57,861	*		$71.81		January 6, 2014	October 1, 2009			3,897	$236,626
October 29, 2007	22,109	*		$71.81		September 9, 2012	October 15, 2009			3,942	$239,358
January 22, 2008	62,333		31,167	$57.21		January 22, 2018	October 29, 2009			3,453	$209,666
February 12, 2009	37,400		74,800	$31.07		February 12, 2019	November 12, 2009			3,322	$201,712
April 26, 2010			75,000	$66.77		April 26, 2020	November 25, 2009			3,175	$192,786
							December 10, 2009			3,397	$206,266
							December 24, 2009			3,321	$201,651
							January 7, 2010			2,102	$127,633
							January 21, 2010			2,244	$136,256
Options With Additional Performance Criteria							February 4, 2010			2,449	$148,703
July 21, 2008			138,000	$63.69	(f)	July 21, 2018	February 18, 2010			2,409	$146,274
February 12, 2009			180,000	$31.07	(f)	February 12, 2019
							Incentive Performance Units
							Jan. 1, 2008–Dec. 31, 2010			34,231	$2,078,506
							Apr. 1, 2010–Dec. 31, 2012			15,074	$915,293
							Jan. 1, 2008–Dec. 31, 2010(g)			94,000	$5,707,680
							Jan. 1, 2009–Dec. 31, 2011(g)			193,112	$11,725,761
							Apr. 1, 2010–Dec. 31, 2012(g)			46,485	$2,822,569

Outstanding Equity Awards at 2010 Fiscal Year-End

Joseph C. Guyaux

Option Awards							Stock Awards
Grant Date or Performance Period (a)	No. of Securities Underlying Unexercised Options (#) Exercisable (b)		No. of Securities Underlying Unexercised Options (#) Unexercisable (b)	Option Exercise Price ($)		Option Expiration Date	Grant Date or Performance Period (a)	No. of Shares or Units of Stock That Have Not Vested (#) (c)	Market Value of Shares or Units of Stock That Have Not Vested ($) (d)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#) (e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (d)
Options Exercisable Over Time							Restricted Stock
January 4, 2001	63,000			$74.59		January 4, 2011	February 14, 2008	8,091	$491,286
January 3, 2002	84,000	**		$57.10		January 3, 2012	December 23, 2009	38,585	$2,342,881
January 6, 2004	96,724	**		$54.04		January 6, 2014
January 23, 2006	121,000			$65.45		January 23, 2016	Salary Paid in Stock Units
January 25, 2007	88,000			$72.65		January 25, 2017	September 3, 2009			2,093	$127,087
August 21, 2007	30,720	*		$72.71		January 6, 2014	September 17, 2009			1,833	$111,300
January 22, 2008	66,000		33,000	$57.21		January 22, 2018	October 1, 2009			1,806	$109,660
February 12, 2009	39,600		79,200	$31.07		February 12, 2019	October 15, 2009			1,827	$110,935
April 26, 2010			75,000	$66.77		April 26, 2020	October 29, 2009			1,601	$97,213
							November 12, 2009			1,540	$93,509
							November 25, 2009			1,472	$89,380
							December 10, 2009			1,575	$95,634
							December 24, 2009			1,540	$93,509
							January 7, 2010			953	$57,866
							January 21, 2010			1,039	$63,088
Options With Additional Performance Criteria							February 4, 2010			1,135	$68,917
July 21, 2008			142,000	$63.69	(f)	July 21, 2018	February 18, 2010			1,117	$67,824
February 12, 2009			180,000	$31.07	(f)	February 12, 2019
							Incentive Performance Units
							Jan. 1, 2008–Dec. 31, 2010			34,231	$2,078,506
							Apr. 1, 2010–Dec. 31, 2012			15,074	$915,293

Outstanding Equity Awards at 2010 Fiscal Year-End

E. William Parsley, III

Option Awards						Stock Awards
Grant Date or Performance Period (a)	No. of Securities Underlying Unexercised Options (#) Exercisable (b)	No. of Securities Underlying Unexercised Options (#) Unexercisable (b)	Option Exercise Price ($)		Option Expiration Date	Grant Date or Performance Period (a)	No. of Shares or Units of Stock That Have Not Vested (#) (c)	Market Value of Shares or Units of Stock That Have Not Vested ($) (d)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#) (e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (d)
Options Exercisable Over Time						Restricted Stock
December 18, 2003	25,000		$53.41		December 18, 2013	February 14, 2008			1,049	$63,695
January 6, 2004	75,000		$54.04		January 6, 2014	February 12, 2009			5,579	$338,757
January 25, 2005	75,000		$53.50		January 25, 2015	February 12, 2009			78,302	$4,754,497
July 21, 2008	16,666	8,334	$63.69		July 21, 2018	December 23, 2009	62,256	$3,780,184

						Salary Paid in Stock Units
						September 3, 2009			6,299	$382,475
						September 17, 2009			5,516	$334,932
						October 1, 2009			5,436	$330,074
						October 15, 2009			5,498	$333,839
						October 29, 2009			4,816	$292,428
						November 12, 2009			4,634	$281,376
						November 25, 2009			4,428	$268,868
						December 10, 2009			4,738	$287,691
						December 24, 2009			4,633	$281,316
						January 7, 2010			2,960	$179,731
						January 21, 2010			3,130	$190,054
						February 4, 2010			3,416	$207,420
Options With Additional Performance Criteria						February 18, 2010			3,361	$204,080
February 12, 2009		50,000	$31.07	(f)	February 12, 2019
						Incentive Performance Units
						Apr. 1, 2010–Dec. 31, 2012			5,025	$305,118

*	With respect to these options, the officer exercised a previously granted option with a “reload” feature and received a new stock option grant, shown in this table, as the result of “reloading” the previously granted option. See the explanation of this feature below.

**	This option is still subject to a “reload” feature, but the officer has not yet exercised his ability to “reload” the option. See the explanation of this feature below.

If an option holder exercises an option with a reload feature, the option holder uses shares of stock already owned to satisfy the exercise price and meet any associated tax withholding obligation, and the options exercised are replaced (or “reloaded”) with a new, at-the-market option for each share of common stock used. Options with this feature can only be reloaded once; the reload options cannot be replaced when they are exercised. The reload option normally will become exercisable in one year and will expire on the original option’s expiration date. Within one year of expiration, an option may not be reloaded. In 2004, the Committee decided to eliminate the “reload” feature from future option grants. These tables reflect the reload options outstanding from prior years that could still be exercised and result in additional option grants in future years.

(a)	This column shows the grant date of stock options and restricted stock, and the performance period for the regular and special incentive performance unit awards.

(b)	The vesting schedule for the stock option grants listed in this column is as follows:
•	Option grants that have been “reloaded”: 100% exercisable on the anniversary of the grant date.
•	Option grant date of July 21, 2008: 100% exercisable after 3 years, but not before, if the stock price performance described in footnote (f) below has been achieved.
•	Option grant date of February 12, 2009: 100% exercisable after 3 years, but not before, if the performance criteria described in footnote (f) have been achieved.
•	All other option grants: 1/3 exercisable each year, beginning on the anniversary of the grant date.

(c)	This column includes the restricted stock portion of annual incentive awards, as well as other shares of restricted stock (or restricted phantom common stock units). The vesting schedule for the grants listed in this column is as follows:
•	Restricted stock grant date of February 14, 2008: 100% vested after 3 years, but not before.
•	Restricted stock grant date of December 23, 2009: 100% vested currently, but with a 2-year required service period, and one additional year before any sale is permitted.

Mr. Parsley’s column includes three grants of restricted share units, which have different vesting schedules and pay out in cash. The 1,049 units granted on February 14, 2008 vested on February 14, 2011. Of the 5,579 units granted on February 12, 2009 50% vested on February 12, 2011, and the remaining 50% will vest on February 12, 2012. The 78,302 units granted on February 12, 2009 will vest 100% on February 12, 2012.

(d)	The market value of restricted stock awards, restricted phantom common stock units or incentive performance shares or units is calculated using our common stock closing price of $60.72 a share, the price on December 31, 2010, as reported in The Wall Street Journal.

(e)

This column reflects 13 biweekly grants of salary paid in stock units from September 3, 2009 to February 18, 2010. Each of these grants vested on the date of grant, but will settle in cash in March 2011. This column also reflects the regular incentive performance unit opportunities granted in 2008 and 2010, and the special incentive performance unit opportunities granted to Mr. Demchak in 2008, 2009, and 2010. For the regular grants, this column reflects the “maximum” amounts that could be paid under the 2008 grants and the “target” amounts that could be paid under the 2010 grants. These amounts also include any “deemed” dividends accrued through the end of 2010. Actual payouts for the 2008 grants were less than the maximum. See page 97. Actual payouts, if any, for the 2010 grants will not be determined until early 2013 and could be greater than or less than the target amounts listed. For Mr. Demchak, this column reflects the “maximum” amount that could be paid under the 2008 and 2009 special incentive performance unit grants and “target” amount that could be paid under the 2010 special incentive performance unit grant. His grants do not include any “deemed” dividends accrued. The actual payout for Mr. Demchak’s 2008 special incentive performance unit grant was less than the maximum. See page 97. The actual payout for Mr. Demchak’s special incentive performance unit grants in 2009 and 2010 will not be determined until 2012 or 2013, respectively, and may be less than the amounts listed.

See footnote (b) to the Summary Compensation Table on page 88 and footnote (b) of the Grants of Plan-Based Awards in 2010 table on pages 91-96, as well as page 71 of our CD&A.

(f)	The options granted on July 21, 2008 will become exercisable in their entirety on or after the third anniversary of the grant, if PNC stock has closed at or above 120% of the exercise price for the five trading days before the vesting date. Based on an exercise price of $63.69, these options will not be exercisable until the PNC stock price closes above $76.428 a share.

The options granted on February 12, 2009 will become exercisable if the Board’s Personnel and Compensation Committee determines that the following performance criteria related to the acquisition and integration of National City Corporation have been achieved:
•	$1.2 billion in annual pre-tax cost savings achieved on a run-rate basis by 2011.
•	Return on assets at least equal to 0.90% by 2011.
•	National City acquisition accretive to PNC’s earnings per share on a GAAP basis by 2010.
•	Internal rate of return on the acquisition of at least 15%.
•	Balance Sheet acquired by PNC from National City positioned to meet PNC’s desired risk profile.
•	Successful implementation of PNC’s established enterprise risk management discipline.
•	Strong and reputable leadership team in place.
•	PNC well-positioned for future growth.

(g)	These special incentive performance unit opportunities were granted to Mr. Demchak and are described in footnote (e) above.

Option Exercises and Stock Vested in Fiscal 2010

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James E. Rohr	83,693	$4,301,896
Richard J. Johnson	11,134	$571,658
William S. Demchak	40,182	$2,062,287
Joseph C. Guyaux	22,333	$1,147,113
E. William Parsley, III	47,614	$2,450,775

None of our named executive officers exercised stock options in 2010. The columns include the vesting of shares of restricted stock granted previously, as well as the stock awarded in connection with payouts under previously granted incentive performance unit opportunities. The columns also include shares that vested but were withheld for tax purposes.

For Mr. Demchak, the columns also include 17,601 incentive performance units that were payable in cash. For Mr. Parsley, the columns also include 47,614 units that were payable in cash.

This table does not include the salary paid in stock units. These units were fully vested when granted and will settle in cash in March 2011. See the Summary Compensation Table on page 88 and the Grants of Plan-Based Awards in 2010 tables on pages 91-96 for more information. For each named executive officer, the total number of stock units granted as part of that officer’s salary in 2010 was:

Name	Salary Paid in Stock Units
James E. Rohr	9,786
Richard J. Johnson	2,115
William S. Demchak	9,204
Joseph C. Guyaux	4,244
E. William Parsley, III	12,867

Pension Benefits at 2010 Fiscal Year-End

The principal elements of our post-employment compensation include a qualified defined benefit cash balance pension plan, a non-qualified excess cash balance pension plan and a non-qualified supplemental executive retirement plan, as well as a qualified defined contribution savings plan (ISP), a non-qualified supplemental incentive savings plan (SISP) and a non-qualified deferred compensation plan (DCP).

Cash Balance Pension Plan. We maintain a pension plan for most of our full-time employees. The pension plan is a defined benefit cash balance pension plan under the Employee Retirement Income Security Act of 1974, as amended (ERISA), and is intended to be qualified under Section 401(a) of the Internal Revenue Code. Each calendar quarter, eligible participants receive “earnings credits” based on a percentage of covered earnings in accordance with a schedule based on the participant’s age and years of credited service. Earnings credit percentages for plan participants on December 31, 2009 were frozen at the level earned as of that time. We capped the earnings at 3% of covered earnings for all employees who became participants on or after January 1, 2010.

The plan defines “covered earnings” as regular earnings plus eligible variable compensation, including paid annual incentive awards. Covered earnings do not include deferred payments of annual incentives. These deferrals are taken into account under our excess pension plan described below. We generally limit total eligible variable compensation for a plan year to the greater of $25,000 or 50% of variable pay (up to $250,000).

For participants who had accrued benefits prior to 1999 under a prior pension plan formula, an initial cash balance “account” was established based on the present value of the accrued benefits at the time of the conversion. Employees who were at least age 40 and had at least 10 years of credited service as of January 1, 1999 were awarded additional “Transitional Earnings Credits” under the plan for up to 10 years.

Participants as of December 31, 2009 generally receive quarterly “interest credits” at a rate of one-fourth of the annual interest rate on 30-year Treasury securities, with a minimum interest credit. New participants on or after January 1, 2010 are not subject to this minimum interest credit.

We contribute to the plan an actuarially determined amount necessary to fund the total benefits payable to participants. Actuaries calculate total contributions instead of contributions for each participant.

Excess Pension Plan. We maintain an ERISA excess pension plan, which is a supplemental non-qualified pension plan. The excess benefits under this plan equal the difference, if any, between a participant’s benefit under the qualified cash balance pension plan computed without regard to applicable Internal Revenue Code limits and taking into account bonus amounts deferred under the DCP, and the participant’s actual benefit under the qualified pension plan.

Supplemental Executive Retirement Plan. We maintain a supplemental executive retirement plan for certain executive officers. As part of its ongoing review of compensation practices, the Committee decided in 2007 to eliminate future plan participation for new executive officers. This plan provides earnings credits based on a percentage of annual incentives awarded under eligible executive bonus plans in accordance with a schedule based on the participant’s age and years of credited service. This plan also provides quarterly interest credits that mirror the interest credits under the qualified pension plan.

Executive officers who participated in the supplemental executive retirement plan on December 31, 1998 and who were at least age 50 with five or more years of credited service receive grandfathered benefits based on the pension formula in effect prior to 1999. For executive officers at or above a certain organizational level who participated on December 31,1998, but who did not meet the requirements for grandfathered benefits, we doubled the earnings credit percentages in order to mitigate the effect of the transition to the cash balance pension formula.

James E. Rohr and Joseph C. Guyaux both received the credits and benefits provided in connection with the transitional provisions of the cash balance pension plan and the supplemental executive retirement plan.

Incentive Savings Plan. We maintain an incentive savings plan (ISP) in which most of our employees can participate after they meet certain age and service requirements. The incentive savings plan is a defined contribution 401(k) plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code. Participants may elect to contribute between 1% and 20% of compensation to the plan each year as pre-tax elective deferrals, subject to Internal Revenue Code limits. Participants who are age 50 or older may contribute additional pre-tax amounts called “catch-up contributions” each year. For 2010, we made employer matching contributions on behalf of eligible participants equal to 100% of elective deferrals up to 4% of compensation. Matching contributions were made in employer stock. For 2011, matching contributions are made in cash. Participants direct the investment of their accounts among the investment options offered under the plan and their accounts are adjusted for gains or losses resulting from those investment directions.

Supplemental Incentive Savings Plan. We maintain a non-qualified supplemental incentive savings plan (SISP) for certain designated employees who exceed a compensation threshold. Participants may elect to defer a portion of their compensation that cannot be deferred under the ISP due to Internal Revenue Code limits. Once the applicable limits are reached under the ISP for a plan year, elective deferrals are made to the SISP. In 2010, we eliminated a company match for the SISP, which had previously been capped at $5,000. Participants direct the investment of their accounts among the hypothetical investment alternatives made available under the plan and their accounts are adjusted for deemed investment gains or losses resulting from such investment directions.

Deferred Compensation Plan. We maintain a non-qualified deferred compensation plan (DCP) for certain designated employees who exceed a compensation threshold. Participants may elect to defer and contribute to the DCP all or a portion of the eligible annual cash incentive awards they receive. No deferral may be less than $5,000. Distributions from this plan are paid in cash in accordance with the participant’s election, but no deferral may be for less than one full calendar year. Participants direct the investment of their accounts among the hypothetical investment alternatives made available under the plan and their accounts are adjusted for deemed investment gains or losses resulting from such investment directions.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
	(a)	(b)	(c)

James E. Rohr	Qualified Pension Plan	38	$1,289,439
	ERISA Excess Pension Plan		$5,933,926
	Supplemental Executive Retirement Plan		$27,342,296
	Total		$34,565,661

Richard J. Johnson	Qualified Pension Plan	8	$92,753
	ERISA Excess Pension Plan		$192,169
	Supplemental Executive Retirement Plan		$224,624
	Total		$509,546

William S. Demchak	Qualified Pension Plan	8	$82,550
	ERISA Excess Pension Plan		$451,615
	Supplemental Executive Retirement Plan		$635,276
	Total		$1,169,441

Joseph C. Guyaux	Qualified Pension Plan	38	$914,608
	ERISA Excess Pension Plan		$1,782,892
	Supplemental Executive Retirement Plan		$3,884,308
	Total		$6,581,808

E. William Parsley, III	Qualified Pension Plan	7	$61,889
	ERISA Excess Pension Plan		$271,776
	Supplemental Executive Retirement Plan		-
	Total		$333,665

(a)	None of the named executive officers received payments under any of these plans during fiscal 2010.

(b)	To compute the number of years of service we use the same plan measurement date that we use for our 2010 audited financial statements. Credited service for purposes of determining the level of benefits earned in the cash balance plans has been frozen as of December 31, 2009. As of that date, the named executive officers had the following years of credited service: Mr. Rohr (37), Mr. Johnson (7), Mr. Demchak (7), Mr. Guyaux (37), and Mr. Parsley (6).

(c)	We compute the present values shown here as of December 31, 2010 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715, Compensation—Retirement Benefits, as specified in the SEC regulations. The amounts do not necessarily reflect the amounts to which the executive officers would be entitled under the terms of these plans as of December 31, 2010.

We calculate the present values for the plans by projecting the December 31, 2010 account balances to an assumed retirement age of 65, using an interest crediting rate of 4.4%. We then apply a discount rate of 5.2% for the Qualified Pension Plan and 4.8% for the other plans to discount the balances back to December 31, 2010. The present value for the grandfathered Supplemental Executive Retirement Plan, for which Mr. Rohr is the only eligible named executive officer, equals the December 31 accrued benefit converted into a lump sum. Since Mr. Rohr is currently eligible for an unreduced retirement, no early retirement reductions apply. See Note 14 in our Annual Report on Form 10-K for the year ended December 31, 2010 for more information on the discount rates and other material assumptions.

Non-Qualified Deferred Compensation in Fiscal 2010

Our ISP, SISP and DCP are described in more detail on page 108. ISP and SISP participants have the same investment options. The employee directs investment of contributions under either plan. Investment options include several publicly available mutual funds (including BlackRock mutual funds), a proprietary PNC investment fund, and a PNC common stock fund. We no longer permit new funds to be contributed or transferred into the PNC common stock fund.

Employees who may defer compensation under our DCP have many of the same investment options available to ISP and SISP participants. DCP participants also have additional investment options, consisting of BlackRock mutual funds. DCP and SISP investments are invested on a phantom basis and considered “deemed” investments.

Name	Name of Plan	Executive Contrib- utions in Last FY ($)	Registrant Contrib- utions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)
		(a)
				(b)	(c)	(d)

James E. Rohr	Supplemental Incentive Savings Plan	-	-	$609,389	-	$4,496,120
	Deferred Compensation Plan	-	-	$232,673	-	$1,718,451
	Total	-	-	$842,062	-	$6,214,571

Richard J. Johnson	Supplemental Incentive Savings Plan	$33,479	-	$58,633	-	$469,768
	Deferred Compensation Plan	-	-	$61,438	-	$513,135
	Total	$33,479	-	$120,071	-	$982,903

William S. Demchak	Supplemental Incentive Savings Plan	-	-	$79,149	-	$596,407
	Deferred Compensation Plan	-	-	$344,058	$(172,768)	$4,083,286
	Total	-	-	$423,207	$(172,768)	$4,679,693

Joseph C. Guyaux	Supplemental Incentive Savings Plan	$4,127	-	$155,937	-	$1,105,192
	Deferred Compensation Plan	-	-	$52,775	-	$2,581,426
	Total	$4,127	-	$208,712	-	$3,686,618

E. William Parsley, III	Supplemental Incentive Savings Plan	$665,038	-	$130,812	-	$1,194,520
	Deferred Compensation Plan	-	-	$289,823	$(419,164)	$3,585,134
	Total	$665,038	-	$420,635	$(419,164)	$4,779,654

(a)	Amounts in this column have been reported in the Summary Compensation Table on page 88.

(b)	No amounts in this column have been reported in the Summary Compensation Table on page 88 as none of our named executive officers received above-market preferential earnings.

(c)	Mr. Demchak and Mr. Parsley elected to take distributions from the Deferred Compensation Plan in 2010.

(d)	We calculate the dollar amounts in this column by taking the aggregate balance at the end of fiscal year 2009 and then adding the totals in the other columns to that balance. The aggregate balance at the end of fiscal year 2010 includes any unrealized gains and losses on investments.

In previous years, some executive officers have deferred receipt of restricted stock. Any amounts deferred as restricted phantom stock units are included in the amounts under this column.

The following table shows the 2010 investment options for the ISP, SISP and DCP, along with annual rates of return. See page 108 for an explanation of our ISP, SISP and DCP. Ticker symbols are listed for investment options available to the general public.

Fund	Ticker Symbol	DCP	ISP/SISP	2010 Annual Rate of Return
AM EuroPacific Growth Fund R5	RERFX	x	x	9.71%
American Beacon Small-Cap Value	AVFIX	x	x	26.20%
Black Rock Small/Mid Index	N/A		x	28.96%
BlackRock Asset Allocation Portfolio	PBAIX	x		14.04%
BlackRock Core Fixed Income Index	N/A		x	6.68%
BlackRock High Yield Bond Portfolio/BR	BRHYX	x	x	18.36%
BlackRock Inflation Protected Bond	BPRIX	x		6.22%*
BlackRock Intermediate Government Bond Portfolio	PNIGX	x		6.28%
BlackRock International Bond Portfolio	CINSX	x		5.40%
BlackRock International Index	N/A		x	8.02%
BlackRock International Opportunities Portfolio	BISIX	x		11.67%
BlackRock Large Cap Index	N/A		x	15.24%
BlackRock Large-Cap Core Portfolio	MALRX	x		11.20%
BlackRock LifePath Retirement Fund	STLAX		x	10.98%
BlackRock LifePath Retirement 2015 Fund	N/A		x	11.91%
BlackRock LifePath Retirement 2020 Fund	N/A		x	12.90%
BlackRock LifePath Retirement 2025 Fund	N/A		x	13.55%
BlackRock LifePath Retirement 2030 Fund	N/A		x	14.45%
BlackRock LifePath Retirement 2035 Fund	N/A		x	14.74%
BlackRock LifePath Retirement 2040 Fund	N/A		x	15.41%
BlackRock LifePath Retirement 2045 Fund	N/A		x	15.82%
BlackRock LifePath Retirement 2050 Fund	N/A		x	16.26%
BlackRock Liquidity Funds TempFund	TMPXX	x	x	0.17%
BlackRock Managed Income Portfolio	PNMIX	x		8.16%
BlackRock Small-Cap Growth Equity Portfolio	PSGIX	x	x	23.06%
BlackRock Treasury Inflation Protection	N/A		x	6.40%
BlackRock U.S. Opportunities Portfolio	BMCIX	x		24.90%
CRM Mid Cap Value Fund	CRIMX	x	x	18.88%
Dodge & Cox Stock Fund	DODGX	x	x	13.48%
Fidelity Spartan International	FSIIX	x		7.69%
Harbor Capital Appreciation Fund	HACAX	x	x	11.59%
Munder Mid Cap Core Growth Y	MGOYX	x	x	25.47%
PNC Common Stock Fund	PNC	x	x	15.80%
PNC Investment Contract Fund z	N/A	x	x	2.24%
Vanguard Institutional Index Fund Plus	VIIIX	x		15.06%
Vanguard Small Cap Index	NAESX	x		27.72%*
Vanguard Total Bond market Index Investment	VBMFX	x		6.42%*
Wells Fargo Adv Total Return I	MBFIX		x	7.48%
*	Effective February 1, 2010.

The amounts included in the aggregate year-end balance column that were reported in previous Summary Compensation Tables (since 2006) are as follows:

	2006	2007	2008	2009	2010	Total*
James E. Rohr
Supplemental Incentive Savings Plan	$153,800	$163,000	$155,738	$140,300	-	$612,838
Deferred Compensation Plan	-	-	-	-	-	-
Richard J. Johnson
Supplemental Incentive Savings Plan	$47,105	$76,000	$75,473	$58,500	$33,479	$290,557
Deferred Compensation Plan	$262,569	-	$475,000	-	-	$737,569
William S. Demchak
Supplemental Incentive Savings Plan	$77,102	$97,100	$75,200	$63,620	-	$313,022
Deferred Compensation Plan	$1,278,907	$1,625,000	$1,125,603	-	-	$4,029,510
Joseph C. Guyaux
Supplemental Incentive Savings Plan	$61,944	$21,000	$17,625	$15,864	$4,127	$120,560
Deferred Compensation Plan	-	-	-	-	-	-
E. William Parsley, III
Supplemental Incentive Savings Plan	-	-	-	-	$665,038	$665,038
Deferred Compensation Plan	-	-	-	-	-	-
*	The total amounts may exceed the aggregate balance at year-end due to the impact of plan withdrawals by the individual.

CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

As a participant in the U.S. Treasury’s TARP Capital Purchase Program, PNC was restricted in its ability to provide change in control and termination of employment benefits to the named executive officers. Once we redeemed the TARP preferred stock on February 10, 2010, these agreements and programs returned to effectiveness.

Change in Control Benefits Under Equity-Based Grants

In addition to benefits provided under change in control agreements described below, our equity-based grants contain provisions triggered by a change in control.

Equity-Based Grants That Vest or Become Exercisable Over Time. An executive officer’s equity vests or becomes exercisable upon a change in control, regardless of whether employment is terminated. Any unvested time-based restricted stock or restricted stock units will vest. Any options that become exercisable over time will become exercisable.

Following a termination without cause, or a resignation for good reason, the executive will have three years after termination to exercise options. This option exercise period will not extend beyond the original option termination date, however.

Equity-Based Grants That Vest Upon the Achievement of Additional Performance Criteria. Any unvested performance RSUs will vest and pay out at 100% if we meet the Tier 1 capital ratio as of the end of the last quarter prior to or on a change in control. If we do not meet the capital ratio, the units are cancelled. We also issued options in February 2009 that become exercisable if we meet certain performance criteria related to the acquisition and integration of National City. If a change in control occurs before the third anniversary of the grant date, the options will become exercisable unless our Board’s Personnel and Compensation Committee determines that it is unlikely that the performance criteria would have been met.

We issued options in 2008 that become exercisable if our stock price meets or exceeds 120% of the grant date exercise price. In general, the stock option will become immediately exercisable upon a change in control if the price threshold is met.

Named executive officers may also receive payments with respect to the outstanding regular incentive performance units where the performance period has not yet ended. To determine the amount, we first calculate a share amount by multiplying the following components:

•	The target number of share units granted, adjusted for dividends since the grant date.

•	A proration factor (reflecting how much time has elapsed in the performance period).

•	The higher of 100% or the performance to date (through the end of the quarter). We would express this as a percentage and calculate it using the plan’s performance metrics.

We then calculate a second share amount in the same manner but using the following components:

•	The same number of dividend-adjusted units.

•	A proration factor (reflecting how much time remains in the performance period).

•	100% as the performance factor.

We would add these two share amounts to generate the final share amount. Once we determine the final share amount, we would deliver payment in PNC shares and cash, as contemplated under the terms of the original award. If no PNC common stock exists after the change in control, the final amount will be paid out in cash.

The calculation for Mr. Demchak’s additional special incentive performance unit grants is the same as for the regular incentive performance unit grants, with the following exceptions:

•	The units are not dividend-adjusted.

•	Awards are paid in cash on the date of the change in control using the value of a share of PNC common stock on that date.

Change in Control Agreements

We have entered into separate change in control agreements with each of our named executive officers and similar agreements with a limited group of other senior officers. These agreements have been a valuable component of our executive compensation program for several years. We believe that these arrangements mitigate concerns arising from a change in control, and help to ensure the continued dedicated service of our key employees. While the acceleration of equity requires a change in control, payments received under these agreements require a “double trigger”—that is, the occurrence of both a change in control and a qualifying termination of employment. A qualifying termination would occur if the executive resigned for “good reason” or the surviving company terminated the executive without “cause” (each as defined in the change in control agreement).

These agreements would pay cash to our executives, calculated based on various compensation components. These components include base salary and an annual incentive award (bonus). The cash severance payment related to base salary for Mr. Rohr, Mr. Johnson, Mr. Demchak and Mr. Guyaux is based on three times the base salary (the highest monthly base salary rate for the twelve months preceding the change in control multiplied by twelve). For these executives, the cash severance payment related to the bonus is three times the applicable average bonus percent multiplied by the applicable base salary. For Mr. Parsley, the multiple for the base salary component is two and the multiple for the bonus component is one. The agreements also provide for continued benefits under (or compute cash payments by reference to) some of our retirement and health and welfare benefit plans.

Our historical agreements require a payment to the named executive officer to reimburse the executive for any excise taxes on severance or other benefits that are considered “excess parachute payments” under the Internal Revenue Code as long as severance and other benefits are at least 105% of the maximum that can be paid without incurring the excise tax. Since 2009, we have eliminated the excise tax “gross-up” provision from new change in control agreements. Mr. Parsley’s agreement does not contain an excise tax gross-up provision. In addition, our Board adopted a policy in February 2011 that requires shareholder approval of certain future severance arrangements if the arrangement provides for additional severance benefits in an amount exceeding 2.99 times the sum of the executive’s annual base salary and target bonus. See page 78.

The change in control agreements prohibit the executive from using or disclosing any of our confidential business or technical information or trade secrets. The executive may also not employ or solicit any of our officers during the one-year period following termination.

While the benefits to be received under a change in control agreement may be significant to an individual, they first require the occurrence of a significant transaction. As a result, the benefits are highly speculative, and contingent on a variety of facts and circumstances. In recognition of this, our Personnel and Compensation Committee does not consider the amount of potential change-in-control payments when it makes annual compensation decisions for named executive officers. Change in control protections, although meaningful, also become relatively less significant to PNC as we increase in size.

Benefits Upon a Change in Control

The table below summarizes potential change in control benefits for each of the named executive officers employed by PNC as of December 31, 2010. For these benefits, we assumed a change in control of PNC and a termination of employment by the surviving company without cause (or a resignation of the officer for good reason). We assumed that both events occurred on December 31, 2010. To the extent relevant, the amounts assume a PNC stock price of $60.72, the closing price for our stock on December 31, 2010. If we calculated these amounts using a different price, the amounts could be significantly different.

As discussed elsewhere in this proxy statement, each of the named executive officers received a temporary salary increase for the period between June 2009 and February 2010 as a result of PNC’s participation in TARP. See page 71 for an explanation of these salary adjustments. We eliminated the salary increases payable in stock units in February 2010 after we redeemed the outstanding TARP preferred stock, and the base salaries returned to historical levels, paid in cash.

While no executives received the stock units after February 2010, the stock unit value would have been included in the base salary component of the severance calculation in connection with a hypothetical December 31, 2010 change of control. Those calculations are based on the highest monthly salary for the twelve months before the change in control and termination. Any change of control after April 1, 2011 will no longer take into account the salary paid in stock units.

We have excluded the salary paid in stock units from the calculation of the benefits shown in the following table because it does not represent long-standing or current compensation practices, and would unnecessarily distort and misrepresent the intent of our change in control arrangements. If we experience a change of control, the benefits payable to our executives will not be calculated using any of the salary paid in stock units. In addition, had we experienced a change in control that would have otherwise paid severance amounts based on the salary paid in stock units, we expect that our Committee would have asked us to mitigate the unintended effect of this temporary compensation decision.

As noted above, the benefits shown under “Acceleration of Unvested Equity” are received upon the change in control itself and do not require termination of employment, while the other benefits require a qualifying termination of employment. In addition, it is possible that an Excise Tax Gross-Up payment may be required if a change in control occurred even without a qualifying employment termination.

	James E. Rohr	Richard J. Johnson	William S. Demchak	Joseph C. Guyaux	E. William Parsley, III

Cash Severance	$11,899,035	$3,744,977	$7,391,516	$5,902,837	$2,364,188
Base Salary	$3,000,000	$1,425,000	$2,250,000	$1,860,000	$800,000
Bonus	$8,899,038	$2,319,977	$5,141,516	$4,042,837	$1,564,118

Enhanced Benefits	$2,494,511	$344,952	$559,571	$1,012,744	$162,781
Defined Benefit Plans	$2,443,859	$294,300	$498,114	$957,366	$118,206
Defined Contribution Plans	$29,400	$29,400	$29,400	$29,400	$19,600
General Health and Welfare	$21,252	$21,252	$32,057	$25,978	$24,975

Acceleration of Unvested Equity	$21,576,487	$4,982,872	$21,741,451	$9,252,225	$5,986,879
Restricted Stock	$6,537,662	$1,632,275	$5,085,179	$2,834,167	$4,182,206
Unexercisable Options	$12,143,141	$2,739,286	$2,327,216	$5,452,830	$1,482,500
Incentive Performance Units	$2,895,684	$611,311	$14,329,056	$965,228	$321,743

Excise Tax and Gross-Up	-	$3,440,332	$11,219,747	-	-

Total CIC Benefits*	$35,970,033	$12,513,133	$40,912,285	$16,167,806	$8,513,778

* We terminated the temporary salary paid in stock units in February 2010 following our redemption of TARP preferred stock. As of April 1, 2011, this temporary salary adjustment would no longer affect the severance paid under a hypothetical change in control. Had we included the stock unit-based salary in the table above, the changes would have been as follows:

	James E. Rohr	Richard J. Johnson	William S. Demchak	Joseph C. Guyaux	E. William Parsley, III

CIC Benefits before Gross-Up	$80,561,246	$12,367,997	$45,471,799	$24,632,415	$22,787,143
Excise Tax and Gross-Up	$32,410,880	$5,068,394	$19,015,824	$7,861,109	$7,257,261
Total CIC Benefits	$112,972,126	$17,436,391	$64,487,623	$32,493,524	$30,044,404

Benefits Upon Termination of Employment

Upon a termination of employment, a named executive officer may receive various forms of compensation or benefits. The following factors will impact what the executive receives:

•	Whether PNC or the executive terminated employment.

•	If PNC terminated employment, whether it was for cause.

•	Whether the termination resulted from death or disability.

•	Whether termination followed a change in control.

•

Whether the executive is retirement-eligible. If a retirement-eligible employee resigns or is terminated without cause, we consider it a retirement. For these purposes, a “retirement-eligible” employee is someone who is at least 55 years old and has at least five years of service with us.

•	As of December 31, 2010, Mr. Rohr and Mr. Guyaux were retirement-eligible, while Mr. Johnson, Mr. Demchak and Mr. Parsley were not.

Our named executive officers may participate in our qualified cash balance pension plan, our ERISA excess pension plan, our supplemental executive retirement plan, our ISP, our SISP, and our DCP. The officers earn these benefits for services provided to us while employed, and many of these plans are also available on a broader basis to other employees. For the most part, an officer’s entitlement to these benefits does not depend on how employment terminates.

Equity. Under various termination scenarios, a named executive officer generally forfeits equity-based compensation, with the following exceptions. If the officer dies, stock options become exercisable, restricted stock vests, performance RSUs vest and pay out at 100% and a portion of the outstanding incentive performance units may be paid, subject to the discretion of our Board’s Personnel and Compensation Committee. Any options will generally remain exercisable until the original option termination date.

Upon retirement, any outstanding time-based stock options granted at least one year before retirement continue in effect in accordance with their original terms. For a stock option granted at least six months but less than one year before retirement, one-third of the grant continues in effect in accordance with its original terms. The executive forfeits the remainder of the options.

For the performance options granted in February 2009, which have not yet met the performance criteria, a prorated portion of the grant will remain outstanding and be eligible for exercise after retirement, if the performance criteria are satisfied. For the other performance options that have not yet met the performance criteria, the Committee has the discretion to permit the options to remain outstanding and be eligible for exercise after retirement if the performance criteria are satisfied.

Our Committee retains the discretion to accelerate the vesting of time-based restricted stock (other than the restricted stock granted in December 2009). Performance RSUs continue in effect in accordance with their terms. The Committee may also award a prorated amount to a retired employee, payable on the originally scheduled payment date, for incentive performance units.

These retirement benefits are generally subject to termination by PNC if it is determined that an executive has engaged in certain competitive activities during the first year post-employment, or that the executive has engaged in other detrimental conduct.

If the executive’s termination results from disability, any outstanding time-based options become exercisable and the executive has three years to exercise them (but not past the original termination date). For the performance options granted in February 2009, the grant will remain outstanding and be eligible for exercise after termination of employment, if the performance criteria are satisfied, for the period from then until the third anniversary of the employment termination date. For the other performance options that have not yet met the performance criteria, the Committee has the discretion to permit the options to remain outstanding and be eligible for exercise after termination of employment, if the performance criteria are satisfied, for the period from then until the third anniversary of the employment termination date. Restricted stock that vests over time and performance RSUs are treated the same as in retirement. For the incentive performance unit grants, the Committee has discretion to award an amount, payable on the originally scheduled payment date, up to the full amount, without proration.

Other Severance Benefits. Apart from existing benefit plan account balances, the benefits received upon a change in control, or the death, disability or retirement of the officer, our named executive officers are generally not entitled to benefits upon termination of employment. We do not have a separate severance plan or program for the named executive officers, although the Committee has discretion to provide severance benefits, subject to the parameters of the policy we adopted in February 2011 and described on page 78 of our CD&A.

REQUIREMENTS FOR DIRECTOR NOMINATIONS

AND SHAREHOLDER PROPOSALS

Recommendations of Director Candidates from Shareholders

If a shareholder recommends a candidate for director in good faith, our Nominating and Governance Committee will consider it. The Committee has adopted a policy that formalizes this long-standing practice.

If you are a shareholder, the Committee will consider your candidate for nomination at next year’s annual meeting if you follow these procedures. Your recommendation must be in writing, and submitted no later than November 17, 2011.

You must submit your recommendation to the Corporate Secretary at the address provided on page 7. Your written recommendation must include the following information:

•	The nominee’s name and address.

•	A description of all arrangements or understandings between you, the nominee and any other person or persons regarding the nomination of the director. You must also name such other persons.

•

Any commercial, industrial, banking, consulting, legal, accounting, charitable, familial, or other relationships involving the proposed nominee and us or our subsidiaries that may be relevant in determining whether your nominee is independent of our management and eligible to serve on the Board’s Audit, Nominating and Governance and Personnel and Compensation Committees, under SEC and NYSE rules, and for the Personnel and Compensation Committee, under Section 162(m) of the Internal Revenue Code.

•	The educational, professional, and employment-related background and experience of your nominee.

•	Any other facts and circumstances that may be relevant in determining whether your nominee is an “audit committee financial expert” under SEC rules.

•	Such other information regarding the nominee as would be required to be included in proxy materials had the nominee been nominated by our Board.

•	The written consent of the nominee to serve as a PNC director, if elected.

The Committee will not consider any candidate with an obvious impediment to serving as one of our directors. Under current practices, the Committee does not evaluate candidates recommended by a shareholder any differently than candidates recommended by the Committee.

Business Brought Before the Annual Meeting

Shareholders may make nominations for the election of directors and other proposals for action at an annual meeting of shareholders. Under our by-laws, nominations or other business may be brought before the meeting:

•	Pursuant to our notice of the meeting.

•	By, or at the direction of, a majority of our Board of Directors.

•	By a shareholder who:

-	is a shareholder of record at the time of giving of the notice required by our by-laws and will be such at the time of the annual meeting;

-	is entitled to vote at the meeting; and

-	complies with the notice and other procedures set forth in our by-laws as to such business or nomination.

The by-law procedures described above are the exclusive means for a shareholder to make nominations or submit other business before the meeting, other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and included in our notice of meeting.

If you would like to include a proposal in our notice of the annual meeting and proxy materials under Rule 14a-8, see Proxy Proposals Brought Under Rule 14a-8 on page 121.

If you do not want to make a nomination of a director for consideration at our annual meeting, but would like to submit the name of a director candidate to our Board for its consideration, see Recommendations of Director Candidates From Shareholders on page 118. If you follow the process discussed in that section, our Board’s Nominating and Governance Committee will consider your candidate.

Please direct any questions about the requirements or notices in this section to our Corporate Secretary at the address given on page 7.

Requirements for Nominations or Other Business. If you are a shareholder who would like to nominate candidates for election as directors, or bring other proposals for action at the 2012 annual meeting, our by-laws require you to deliver a notice to the Corporate Secretary at the principal executive offices of PNC.

To be timely, the notice must be delivered no later than the close of business on the 90th day prior to the first anniversary of the prior year’s annual meeting (and no earlier than the close of business on the 120th day prior to that date). For the 2012 annual meeting, timely notice must be delivered between December 28, 2011 and January 27, 2012.

If the date of the 2012 annual meeting is more than 30 days before, or 60 days after, April 26, 2012, the notice period changes. In that case, to be timely, the notice must be delivered no later than the close of business on the 90th day prior to the actual date of the 2012 annual meeting (and no earlier than the close of business on the 120th day prior to that date). If we hold the 2012 annual meeting more than 30 days before, or 60 days after, April 26, 2012, and our first public announcement of the date is less than 100 days prior to the meeting, a notice will be timely if made no later than the 10th day following the day of the public announcement.

The notice must contain, on behalf of the shareholder and beneficial owner, if any, on whose behalf the nomination or proposal is being made, the following information, which is summarized from, and should be read in conjunction with, our by-laws:

Include in All Notices of Nominations for Director, or Other Proposals for Action	Additional Specific Information for Notices of Nominations for Director	Additional Specific Information for Notices of All Other Proposals for Action

•      The name and address of the shareholder, any beneficial owner, and any affiliates or associates.

•   The class or series and number of shares of PNC which are, directly or indirectly, owned beneficially and of record by the shareholder, beneficial owner, affiliates, or associates.

•      Disclosure of any indirect, derivative, convertible, synthetic, or other right related to any class or series of shares of PNC, or any stock borrowings, dividend rights, or proxy or other voting arrangements, or other direct or indirect interests as enumerated in our by-laws.

•   Disclosure of any information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and applicable rules and regulations.

•      All information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act (and applicable rules and regulations), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

•   A description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships as enumerated in our by-laws.

•      A completed and signed questionnaire, representation, and agreement as enumerated in our by-laws.

•   Such other information as may reasonably be required by PNC to determine the eligibility of such proposed nominee to serve as an independent director of PNC or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

•      A brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder and beneficial owner, if any, in such business.

•   The text of the proposal or business (including the text of any resolutions proposed for consideration).

•      A description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder

The proxies we appoint for the 2011 annual meeting may exercise their discretionary authority to vote on any shareholder proposal timely received and presented at the meeting. Our proxy statement must advise shareholders of the proposal and how our proxies intend to vote. A shareholder may mail a separate proxy statement to our shareholders, and satisfy certain other requirements, to remove discretionary voting authority from our proxies.

The Chairperson of the annual meeting has the power and duty to determine whether a nomination or any business proposed to be brought before the annual meeting was made or proposed in accordance with our by-laws, and to declare that a defective proposal or nomination be disregarded.

Proxy Proposals Brought Under Rule 14a-8. If you are a shareholder who would like us to include your proposal in our notice of annual meeting and related proxy materials, you must follow SEC Rule 14a-8. In submitting your proposal, our Corporate Secretary must receive your proposal, in writing, at our principal executive offices, no later than November 17, 2011. If you do not follow these procedures, we will not consider your proposal for inclusion in next year’s proxy statement.

OTHER MATTERS

Our Board of Directors does not know of any other business to be presented at the meeting. If any other business should properly come before the meeting, or if there is any meeting adjournment, proxies will be voted in accordance with the best judgment of the persons named in the proxies.

By Order of the Board of Directors,

George P. Long, III

Chief Governance Counsel and

Corporate Secretary

Exhibit A

THE PNC FINANCIAL SERVICES GROUP, INC.

2006 INCENTIVE AWARD PLAN

~~(as amended and restated effective as of April 24, 2007)~~

1.	DEFINITIONS.

In this Plan, except where the context otherwise indicates, the following definitions apply.

1.1.	“Agreement” means an agreement in Writing between the Corporation and the Grantee evidencing a grant of an Award under the Plan.

1.2.	“Award” means an Option, Share Award, Restricted Share, Incentive Share, Share Unit, Share Appreciation Right, Restricted Share Unit, Performance Unit, Other Share-Based Award or Dollar-Denominated Award.

1.3.	“Board” means the Board of Directors of the Corporation.

1.4.	“Committee” means (i) in the case of Awards made to Eligible Persons other than Directors (“Employee Awards”), the Board’s Personnel and Compensation Committee, or such other committee or designee appointed by the Board or the Personnel and Compensation Committee to manage Employee Awards generally or specific individual or groups of Employee Awards, and (ii) in the case of Awards made to Directors, the Board’s Nominating and Governance Committee, unless otherwise determined by the Board. To the extent required by Section 162(m) of the Internal Revenue Code, Rule 16b-3 of the Exchange Act or other similar requirement, any action taken by the Committee shall be taken by the Committee as a whole or by a subcommittee of at least two members, and all the members of the Committee or such subcommittee will be “outside directors” as defined in Treas. Reg. Section 1.162-27(e)(3) or any similar successor regulation and “non-employee directors” as defined in Rule 16b-3(b)(3)(i) under the Exchange Act or any similar successor rule. In all other events, the Chairman of the Committee shall be authorized to act on behalf of the Committee unless otherwise determined by the Committee. Except where the context otherwise requires, references in the Plan to the “Committee” also shall be deemed to refer to the Chairman and to any delegate of the Committee while acting within the scope of such delegation.

1.5.	“Common Stock” means the common stock, par value $5.00 per share, of the Corporation.

1.6.	“Corporation” means The PNC Financial Services Group, Inc.

1.7.	“Director” means any member of the Board who is not also an employee of the Corporation or any Subsidiary.

1.8.	“Dividend Equivalent” means a right granted to an Eligible Person as a Share-Based Award or in connection with ~~another~~a Share-Denominated Award (other than an Option or a Share Appreciation Right) to receive the equivalent value (in cash or Shares) of dividends paid on Common Stock.

1.9.	“Dollar-Denominated Award” means an Award denominated in dollars rather than in Shares, as provided under Article 12, whether settled in cash or Shares.

1.10.	“Effective Date” means February 15, 2006, subject to approval of the Plan by the Corporation’s shareholders.

1.11.	“Eligible Person” means an employee or officer of the Corporation or of a Subsidiary, or a Director, selected by the Committee as eligible to receive an Award under the Plan.

1.12.	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.13.	“Fair Market Value” means, as of any given date, the average of the reported high and low trading prices on the New York Stock Exchange for a share of Common Stock on such date or as otherwise determined using any other reasonable method adopted by the Committee in good faith for such purpose that uses actual transactions in Common Stock as reported by a national securities exchange or the Nasdaq National Market, provided that such method is consistently applied.

1.14.	“Grantee” means an Eligible Person to whom an Award has been granted.

1.15.	“Grant Date” means:

(i)	with respect to Options and Share Appreciation Rights, the date as of which an Award is authorized by the Committee to be granted to an Eligible Person or a group of Eligible Persons, provided that (A) the Eligible Person does not have the ability to individually negotiate the key terms and conditions of the Award with the Corporation or, if so, such negotiations have concluded, and (B) the key terms of the Award are expected to be communicated to the Grantee or group of Grantees within a relatively short period of time from the date as of which the Award is authorized to be granted; and

(ii)	with respect to all other Awards, the date on which such Award is approved by the Committee, or such later date specified by the Committee in authorizing the Award.

1.16.	“Incentive Share” means a Share awarded pursuant to the provisions of Article 9.

1.17.	“Incentive Stock Option” means an Option granted under the Plan that qualifies as an incentive stock option under Section 422 of the Internal Revenue Code and that the Corporation designates as such in the Agreement granting the Option.

1.18.	“Internal Revenue Code” means the Internal Revenue Code of 1986 as amended and the rules and regulations promulgated thereunder.

1.19.	“Non-Exempt Employees” means employees whose minimum wages and maximum hours are subject to the requirements imposed under sections 206 and 207 of the Fair Labor Standards Act of 1938, as amended (“FLSA”), and who are not exempted from such requirements under section 213 of the FLSA.

1.20.	“Nonstatutory Stock Option” means an Option granted under the Plan that is not an Incentive Stock Option.

1.21.	“Option” means an option to purchase Shares granted under the Plan in accordance with the terms of Article 6.

1.22.	“Option Period” means the period during which an Option may be exercised.

1.23.	“Option Price” means the price per Share at which an Option may be exercised.

1.24.	“Optionee” means an Eligible Person to whom an Option has been granted.

1.25.	“Other Share-Based Award” means a Share-Denominated Award other than an Option, Share Award, Restricted Share, Incentive Share, Share Unit, Share Appreciation Right, Restricted Share Unit or Performance Unit, as contemplated in Article 11.

1.26. “Performance Criteria” means the performance standards selected by the Committee ~~that may be based on earnings or earnings growth; return on assets, equity or investment; regulatory compliance; satisfactory internal or external audits; improvement of financial or credit ratings; reduction of nonperforming assets or loans; achievement of balance sheet or income statement objectives; or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Performance Criteria~~. The performance standards may be based on one or more ~~business criteria that~~of the business or financial metrics set forth below and may be applied singly or in combination. The performance standards may apply to the individual, a subsidiary, a business unit or portion of the Corporation, the Corporation as a whole, or a combination thereof. The specified performance may be measured annually or for a shorter or longer performance period, and may be measured on an absolute basis or relative to an established target, to previous year or other comparable period or periods’ results, to a designated comparison group or groups, or to one or more designated external or internal indices or benchmarks, in each case as or in the manner specified by the Committee. Where more specific metrics are listed within categories below, they are intended to be illustrative and are not to be construed as limitations on the more general metrics. The Committee may specify that the performance metrics will include adjustments to include or exclude the effect of certain events, including any of the following events: litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; gains or losses from the disposition of businesses or assets or from the early extinguishment of debt; or charges for extraordinary items and other unusual or non-recurring items of loss or expense, such as expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions.

The following business or financial performance metrics may form the basis of performance standards selected by the Committee: (i) earnings measures (including earnings per share, net income, net interest income, non-interest income) or earnings growth measures; (ii) market or market-related measures (including stock price, dividends or dividend yield, total shareholder return, market to book value, price / earnings ratio); (iii) improvement or maintenance of financial or credit ratings; (iv) return or use of capital measures (including return on assets, equity or investment); (v) other capital or liquidity measures or objectives (including measures or objectives related to economic capital, cost of capital); (vi) other measures of operating or profitability margin or performance (including net interest margin, operating or profit margin, productivity ratios); (vii) risk-adjusted profitability measures; (viii) regulatory compliance; (ix) internal or external regulatory capital, liquidity, risk or other regulatory-related requirements, expectations, goals or objectives; (x) satisfactory internal or external audits; (xi) achievement of balance sheet, income statement, or other financial or strategic business objectives (including objectives related to capital management, assets, loans, charge-offs, allowance for loan and lease losses, other reserves, reduction of nonperforming assets, asset quality levels, investments, deposits, deposit mix, interest-sensitivity gap levels); (xii) expense measures (including objectives related to expense management, operating efficiencies, efficiency ratios, non-interest expense); (xiii) on or off-balance sheet portfolio objectives (including those related to servicing portfolios, securitizations, assets under administration or management, loan originations or sales); (xiv) achievement of asset quality objectives; (xv) achievement of risk management objectives; (xvi) technology or innovation goals or objectives; (xvii) workforce objectives; (xviii) consummation of acquisitions, dispositions, projects or other specific events or transactions; (xix) acquisition integration or disposition management goals or objectives; (xx) product, customer or market-related objectives (including sales, product revenues, revenue mix, product growth, customer growth, number or type of customer relationships, customer satisfaction, cross-selling goals, associate satisfaction, market share); (xxi) and any other objective goals established by the Committee.

1.27.	“Performance Period” means the period or periods, which may be of overlapping durations, during which each Performance Criterion of a performance-based Award will be measured against the Performance Criteria established by the Committee and specified in the Agreement relating thereto.

1.28.	“Performance Unit” means a Share Unit payable upon satisfaction of specified Performance Criteria or other conditions or circumstances, as contemplated in Section 10.3.

1.29.	“Plan” means The PNC Financial Services Group, Inc. 2006 Incentive Award Plan, which is the Plan set forth in this document, as amended from time to time.

1.30.	“Prior Plan” means The PNC Financial Services Group, Inc. 1997 Long-Term Incentive Award Plan, as amended and restated.

1.31.	“Prior Plan Award” means an award granted pursuant to the Prior Plan.

1.32.	“Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Internal Revenue Code.

1.33.	“Related Award” means the Award in connection with which a Related Option, Related Share Unit or Related Right is granted.

1.34.	“Related Option” means an Option granted in connection with a specified Award.

1.35.	“Related Share Unit” means a Share Unit granted in connection with a specified Award or by amendment of an outstanding Nonstatutory Stock Option, Restricted Share or Incentive Share granted under the Plan or the Prior Plan.

1.36.	“Related Right” means a Share Appreciation Right granted in connection with a specified Award or by amendment of an outstanding Nonstatutory Stock Option granted under the Plan.

1.37.	“Restricted Share” means a Share awarded to an Eligible Person pursuant to Article 7 that is subject to certain restrictions and may be subject to forfeiture.

1.38.	“Restricted Share Unit” means a Share Unit awarded to an Eligible Person pursuant to Article 10 that is subject to certain restrictions and may be subject to forfeiture.

1.39. “Right Period” means the period during which a Share Appreciation Right may be exercised.

1.40.	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.41. “Share” means a share of authorized but unissued Common Stock or a reacquired share of Common Stock, including shares purchased by the Corporation on the open market for purposes of the Plan or otherwise.

1.42.	“Share-Denominated Award” means any Award hereunder other than a Dollar-Denominated Award under Article 12, and specifically an Award that is denominated in or by reference to a specified number of Shares, whether settled in Shares or cash.

1.43.	“Share Appreciation Right” means a share appreciation right granted under the Plan in accordance with the terms of Article 8.

1.44.	“Share Award” means an award of Common Stock as described in Article 7.

1.45.	“Share Unit” means an award of a phantom unit, representing the right to receive a Share or an amount based on the value of a Share, as described in Article 10.

1.46.	“Subsidiary” means an entity which is a member of a “controlled group” or under “common control” with the Corporation as determined under Section 414(b) or (c) of the Internal Revenue Code except that an entity will be deemed to be in a controlled group or under common control with the Corporation for this purpose if the Corporation either directly or indirectly owns at least 50% (or 20% with legitimate business criteria) of the total combined voting power of all classes of stock (or similar interests) of such entity or would otherwise satisfy the definition of service recipient under Section 409A of the Internal Revenue Code.

1.47.	“Writing” means any paper or electronic means of documenting the terms of an Agreement hereunder which satisfies such requirements for formality, authenticity and verification of signature and authority as may be established by the Committee or by those persons responsible for performing administrative functions under the Plan.

2.	PURPOSE.

The Plan is intended to promote the success and enhance the value of the Corporation by linking the personal interests of Directors, officers and employees to those of the Corporation’s shareholders and by providing flexibility to the Corporation in its ability to motivate, attract and retain the services of Directors, officers and employees upon whose judgment, interest and special effort the successful conduct of the Corporation’s operations is largely dependent.

3.	PLAN MANAGEMENT AND ADMINISTRATION.

The Plan will be managed by the Committee. Administrative functions under the Plan shall be performed by the Corporation’s Chief Executive Officer or Chief Human Resources Officer, or any of their respective designees; such functions may include, without limitation, documenting and communicating Awards made hereunder, maintaining records concerning such Awards, and satisfying (or assisting Eligible Persons in satisfying) any applicable reporting, disclosure, tax filing or withholding, or other legal requirements concerning Awards. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Corporation or any Subsidiary, the Corporation’s independent registered public accounting firm or other certified public accountants, or any executive compensation consultant or other professional retained by the Committee, the Chief Executive Officer or the Chief Human Resources Officer, or any of their respective designees, to assist in the administration of the Plan. In addition to any other powers granted to the Committee, it will have the following management powers, subject to the express provisions of the Plan:

3.1.	to determine in its discretion the Eligible Persons or group of Eligible Persons to whom Awards will be granted;

3.2.	to determine the types of Awards to be granted;

3.3.	to determine the number of Awards to be granted to an Eligible Person or to a group of Eligible Persons and the number of Shares (in the case of Share-Denominated Awards) or dollar amount (in the case of Dollar-Denominated Awards) to be subject to each Award or pool of Awards;

3.4.	to determine the terms and conditions of any Award, including, but not limited to, the Option Price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on considerations as the Committee in its sole discretion determines;

3.5.	to determine all other terms and provisions of each Agreement, which need not be identical;

3.6.	to construe and interpret the Agreements and the Plan;

3.7.	to require, whether or not provided for in the pertinent Agreement, of any Grantee or Optionee, the making of any representations or agreements that the Committee may deem necessary or advisable in order to comply with, or qualify for advantageous treatment under, applicable securities, tax, or other laws;

3.8.	to provide for satisfaction of an Optionee’s or Grantee’s tax liabilities arising in connection with the Plan through, without limitation, retention by the Corporation of Shares otherwise issuable on the exercise of, or pursuant to, an Award (provided that the Share amount retained will not exceed the minimum applicable required withholding tax rate for federal (including FICA), state or local tax liability), or through delivery of Common Stock to the Corporation by the Optionee or Grantee under such terms and conditions as the Committee deems appropriate, including but not limited to a Share attestation procedure, or by delivery of a properly executed notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the tax liabilities;

3.9.	to make all other determinations and take all other actions necessary or advisable for the management and administration of the Plan, including but not limited to establishing, adopting or revising any rules and regulations as it may deem necessary;

3.10.	to delegate to officers or managers of the Corporation or any Subsidiary the authority to make Awards to Eligible Persons, to select such Eligible Persons, and to determine such terms and conditions thereof as may be specified in such delegation, from a pool of Awards authorized by the Committee; and

3.11.	without limiting the generality of the foregoing, to provide in its discretion in an Agreement:

(i) for an agreement by the Optionee or Grantee to render services to the Corporation or a Subsidiary upon such terms and conditions as may be specified in the Agreement, provided that the Committee will not have the power under the Plan to commit the Corporation or any Subsidiary to employ or otherwise retain any Optionee or Grantee;

(ii) for restrictions on the transfer, sale or other disposition of Shares issued to the Optionee or Grantee;

(iii) for an agreement by the Optionee or Grantee to resell to the Corporation, under specified conditions, Shares issued in connection with an Award;

(iv) for the payment of the Option Price upon the exercise of an Option otherwise than in cash, including, without limitation, by delivery under such terms and conditions as the Committee deems appropriate, including but not limited to a Share attestation procedure, of Common Stock valued at Fair Market Value on the exercise date of the Option, or a combination of cash and Common Stock; or by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the exercise price;

(v) for the deferral of receipt of amounts that otherwise would be distributed upon exercise or payment of an Award, the terms and conditions of any such deferral and any interest or Dividend Equivalent or other payment that will accrue with respect to deferred distributions, subject to the provisions of Article 15;

(vi) for the effect of a “change in control,” as defined in the Agreement, of the Corporation on the rights of an Optionee or Grantee with respect to any Award; and

(vii) for Dividend Equivalents as, or in connection with, an Award ~~(other than an Option or a Share Appreciation Right)~~, under such terms and conditions as the Committee deems appropriate, including whether (A) such Dividend Equivalent will be paid currently or will be deferred; (B) deferred Dividend Equivalents will accrue interest; ~~and~~ (C) payout of Dividend Equivalents will be subject to service and/or performance conditions; (D) Dividend Equivalents will be accrued as a cash obligation or converted to Share Units. In no event shall Dividend Equivalents be granted with respect to Options or Share Appreciation Rights. In addition, Dividend Equivalents granted with respect to a performance-based Award shall not be distributed during the Performance Period or to the extent any such Award is otherwise unearned. Notwithstanding the foregoing, any deferral of the payment of a Dividend Equivalent will comply with Section 409A of the Internal Revenue Code.

Any determinations or actions made or taken by the Committee pursuant to this Article will be binding and final.

4.	ELIGIBILITY.

Eligible Persons may be granted one or more Awards; provided, however, that Incentive Stock Options will not be granted to Directors.

5.	SHARES SUBJECT TO THE PLAN.

5.1.

The number of Shares initially reserved for issuance over the term of the Plan is limited to ~~40,000,000~~46,000,000 Shares, which includes 23,647,000 authorized but unissued Shares under the Prior Plan. ~~No more than 10,000,000 of such Shares may be issued in respect of Awards~~ Each Share issued pursuant to an award of Options or Share Appreciation Rights will reduce the aggregate plan limit by one Share. Each Share issued pursuant to an award other than Options or Share Appreciation Rights~~.~~ will reduce the aggregate plan limit by 2.5 Shares. The Plan serves as the successor to the Prior Plan, and no further Prior Plan Awards will be made after the date this Plan is approved by the Corporation’s shareholders (“Approval Date”). However, all awards under the Prior Plan, including any features thereof involving reload rights or performance units and the subsequent grant of options or performance units on the exercise thereof, outstanding on the Approval Date will continue in full force and effect in accordance with their terms, and no provision of this Plan will be deemed to affect or otherwise modify the rights or obligations of the holders of those Prior Plan Awards with respect to their acquisition of shares of Common Stock thereunder. To the extent any Prior Plan Awards outstanding under the Prior Plan on the Approval Date are forfeited or expire or terminate unexercised, the number of Shares subject to those forfeited, expired or terminated awards at the time of forfeiture, expiration or termination will be added to the share reserve under this Plan and accordingly will be available for issuance hereunder, except and to the extent that the Committee determines that such shares should be reserved for the purpose of satisfying any reload or performance unit rights with respect to the Prior Plan Awards outstanding on the Approval Date.

5.2.	Grants of Incentive Stock Options under the Plan may not be made with respect to more than 1,000,000 Shares during any calendar year, provided that such limit only applies to the extent consistent with applicable regulations relating to Incentive Stock Options under the Internal Revenue Code. With respect to one calendar year, an Eligible Person may receive (i) Share-Denominated Awards, other than Share-Denominated Awards (or any portion thereof) that by their terms can only be settled in cash, not to exceed, in the aggregate, 1,000,000 Shares plus (ii) Dollar-Denominated Awards and Share-Denominated Awards (or any portion thereof) that by their terms can only be settled in cash, not to exceed, in the aggregate, 1,000,000 Shares (or the equivalent thereof) for a total individual annual limit of the equivalent of 2,000,000 Shares (the “Individual Limit”). With respect to any Dollar-Denominated Award, the number of Shares allocated to such Award for purposes of applying the Individual Limit in (ii) above will be determined on the Grant Date by dividing the amount of such Award by the Fair Market Value of a share of Common Stock on the Grant Date.

5.3.	Shares subject to outstanding Awards made under the Plan will be available for subsequent issuance under the Plan to the extent those Awards are forfeited, expire or terminate for any reason prior to the issuance of the Shares subject to those Awards. Shares issued under the Plan subject to a vesting requirement and subsequently forfeited or repurchased by the Corporation, at a price per share not greater than the original issue price paid per share, pursuant to the Corporation’s repurchase rights under the Plan or the applicable Agreement will be added back to the number of Shares reserved for issuance under the Plan and accordingly will be available for subsequent reissuance. Should the exercise price of an Option under the Plan be paid with Shares, then the authorized reserve of Common Stock under the Plan will be reduced by the gross number of Shares for which that Option is exercised, and not by the net number of Shares issued under the exercised Option. If a Share Appreciation Right is settled in Shares upon exercise, then the authorized reserve of Common Stock under the Plan will be reduced by the gross number of Shares with respect to which the Share Appreciation Right is exercised, and not by the net number of Shares issued under the exercised Share Appreciation Right. If Shares otherwise issuable under the Plan are withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an Option, Share Appreciation Right or issuance of fully-vested Shares under another type of Award, then the number of Shares available for issuance under the Plan will be reduced by the gross number of Shares issuable under the exercised Option or Share Appreciation Right or the gross number of fully-vested Shares issuable under another type of Award, calculated in each instance prior to any such share withholding. Notwithstanding the foregoing, any Award or portion of an Award that (i) in accordance with the terms of the applicable Agreement, is payable only in cash and (ii) is disclosed as being payable only in cash in the Corporation’s annual report filed with the Securities and Exchange Commission on Form 10-K will be added back immediately to the number of Shares reserved for issuance under the Plan and accordingly will be available for subsequent reissuance.

5.4.	Where two or more Awards are granted in relation to each other such that the exercise or payment of one such Award automatically and by its terms reduces the number of Shares that may be issued or the amount that may be received pursuant to the other Award or Awards, then the amount that will be included for purposes of the Individual Limits set forth in Section 5.2 for such Awards will be the amount that is the maximum number of Shares (or their equivalent) that could be issued or received pursuant to such Awards and their related Awards taken as a whole, and only the maximum number of Shares that could be issued pursuant to such Awards will be counted against the number of Shares reserved under the Plan at the time of their grant.

5.5.	In the case of any Award granted in substitution for an award of a company or business acquired by the Corporation or a Subsidiary, Shares issued or issuable in connection with such substitution will not be counted against the number of Shares reserved under the Plan, but will be available under the Plan by virtue of the Corporation’s assumption of the plan or arrangement of the acquired company or business.

5.6.	For purposes of the limitations on Shares set forth in Section 5.1, the number of Shares available for issuance under this Plan shall be reduced~~, on a one for one basis,~~ by the number of shares of common stock of the Corporation issued on or after January 1, 2007 to participants as awards under the Corporation’s 1996 Executive Incentive Award Plan (the “1996 Plan”). Shares issued under the 1996 Plan on or after January 1, 2007 that are subject to a vesting requirement and are subsequently forfeited or repurchased by the Corporation (at a price per share not greater than the original issue price paid per share) will be considered to be added back to the number of Shares reserved for issuance under this Plan and accordingly will be available for subsequent reissuance.

6.	OPTIONS.

6.1.	The Committee is hereby authorized to grant Incentive Stock Options and Nonstatutory Stock Options to any employee who is an Eligible Person and to grant Nonstatutory Stock Options to any Director, provided that the number of Options granted to an Eligible Person during a calendar year will not exceed the applicable limitations set forth in Article 5 when aggregated with other applicable Awards made to that Eligible Person during that calendar year.

6.2.	All Options will be evidenced by an Agreement. All Agreements granting Incentive Stock Options will contain a statement that the Option is intended to be an Incentive Stock Option; if no such statement is included in the Agreement, or if the Agreement affirmatively states that the Option is intended to be a Nonstatutory Option, the Option shall be a Nonstatutory Option.

6.3.	The Option Period will be determined by the Committee and specifically set forth in the Agreement, provided that an Option will not be exercisable after ten years from the Grant Date and will not be exercisable until the expiration of at least six months from the Grant Date (except that this limitation need not apply in the event of the death or disability of the Optionee or as otherwise permitted by the Agreement upon a change in control of the Corporation or, other than with respect to Optionees who are Non-Exempt Employees, as otherwise permitted by the Agreement).

6.4.	All Incentive Stock Options granted under the Plan will comply with the provisions of Section 422 of the Internal Revenue Code and with all other applicable rules and regulations.

6.5.	The Option Price for any Option will ~~equal~~ not be less than the Fair Market Value ~~as~~ of a Share on the Grant Date~~, unless otherwise determined by the Committee in its discretion pursuant to an Option that contains terms and conditions that satisfy (or qualify such Option for an exemption from) the applicable requirements of Section 409A of the Internal Revenue Code~~.

6.6.	The Committee will determine the methods by which the Option Price of an Option may be paid and the form or forms of payment that may be permitted.

6.7.	All other terms of Options granted under the Plan will be determined by the Committee in its sole discretion.

6.8.	The Committee may provide in the Agreement evidencing the grant of an Option that the Committee, in its sole discretion, will have the right to substitute a Share Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, however, that ~~such~~the substituted Share Appreciation Right will be exercisable with respect to the same number of Shares for which ~~such substituted~~the Option being replaced would have been exercisable, the base price for the substituted Share Appreciation Right will be the same as the Option Price for the Option being replaced, and the Right Period shall be the same term as the Option Period for the Option being replaced.

6.9.	Other than in connection with capital adjustments as described in Article 16, an Option may not be repriced without shareholder approval (including cancelling previously awarded Options and regranting them with a lower Option Price or taking any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded).

7.	SHARE AWARDS AND RESTRICTED SHARES.

7.1.	The Committee is authorized to grant Share Awards to any Eligible Person in such amounts and subject to such terms and conditions as determined by the Committee, provided that the number of Shares awarded to an Eligible Person during a calendar year will not exceed the applicable limitations set forth in Article 5 when aggregated with other applicable Awards made to that Eligible Person during that calendar year. All Share Awards will be evidenced by an Agreement.

7.2.	Shares issued ~~or transferred~~ pursuant to a Share Award may be issued ~~or transferred~~ for consideration or no consideration (except as required by applicable law), and may be subject to restrictions or no restrictions, as determined by the Committee. A Share Award that is issued subject to restrictions is referred to in this Plan as a Restricted Share. The Committee may establish conditions under which restrictions on Restricted Shares will lapse over time or according to such other criteria as the Committee deems appropriate.

7.3.	Restricted Shares will be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, restrictions on the right to vote

Restricted Shares or the right to receive dividends on Restricted Shares). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of an Award or thereafter, provided that no restrictions will lapse prior to the expiration of six months from the Grant Date (except that this limitation need not apply in the event of the death or disability of the Grantee or as otherwise permitted by the Agreement).

7.4.	Except as otherwise determined by the Committee at the time of the grant of an Award or thereafter, upon termination of employment or service with or for the Corporation and/or Subsidiaries during the applicable restriction period, Restricted Shares that are at that time subject to restrictions will be forfeited.

7.5.	Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Committee determines. If certificates representing Restricted Shares are registered in the name of the Grantee, those certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, and the Corporation may, at its discretion, retain physical possession of certificates until such time as all applicable restrictions lapse.

8.	SHARE APPRECIATION RIGHTS.

8.1.	The Committee may grant Share Appreciation Rights to any Eligible Person, upon such terms and conditions as the Committee deems appropriate under this Article 8, provided that the number of Share Appreciation Rights granted to an Eligible Person during a calendar year will not exceed the applicable limitations set forth in Article 5 when aggregated with other applicable Awards made to that Eligible Person during that calendar year.

8.2.	A Share Appreciation Right may be granted under the Plan:

(i) in connection with, and at the same time as, the grant of another Award to an Eligible Person;

(ii) by amendment of an outstanding Nonstatutory Stock Option granted under the Plan to an Eligible Person; or

(iii) independently of any Award granted under the Plan.

A Share Appreciation Right granted under clause (i) or (ii) of the preceding sentence is a Related Right. A Related Right may, in the Committee’s discretion, apply to all or a portion of the Shares subject to the Related Award.

8.3.

A Share Appreciation Right may be exercised in whole or in part as provided in the Agreement, and, subject to the provisions of the Agreement, entitles its Grantee to receive, without any payment to the Corporation (other than required tax withholding amounts), either cash or that number of Shares (equal to the highest whole number of Shares), or a combination thereof, in an amount or having a Fair Market Value determined as of the date such Award is exercised not to exceed the number of Shares subject to the portion of the

Share Appreciation Right exercised multiplied by an amount equal to the excess of the Fair Market Value on the Exercise Date of the Share Appreciation Right over the “base price”. The base price for a Share Appreciation Right ~~is~~will not be less than the Fair Market Value per Share as of the Grant Date~~, unless otherwise determined by the Committee in its discretion pursuant to a Share Appreciation Right that contains terms and conditions that satisfy (or qualify such Share Appreciation Right for an exemption from) the applicable requirements of Section 409A of the Internal Revenue Code~~.

8.4.	Other than in connection with capital adjustments as described in Article 16, a Share Appreciation Right may not be repriced without shareholder approval (including cancelling previously awarded Share Appreciation Rights and regranting them with a lower base price or taking any other action with respect to a Share Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded).

~~8.4.~~8.5.	The Right Period will be determined by the Committee and specifically set forth in the Agreement, provided, however:

(i) a Share Appreciation Right may not be exercised until the expiration of at least six months from the Grant Date (except that this limitation need not apply in the event of the death or disability of the Grantee or as otherwise permitted by the Agreement upon a change in control of the Corporation or, other than with respect to Grantees who are Non-Exempt Employees, as otherwise permitted by the Agreement);

(ii) a Share Appreciation Right will expire no later than the earlier of (A) ten years from the Grant Date, or (B) in the case of a Related Right, the expiration of the Related Award; and

(iii) a Share Appreciation Right that is a Related Right may be exercised only when and to the extent the Related Award is exercisable.

~~8.5.~~8.6.	The exercise or settlement, in whole or in part, of a Related Right will cause a reduction in the number of Shares subject to the Related Award equal to the number of Shares with respect to which the Related Right is exercised or settled. Similarly, the exercise or settlement, in whole or in part, of a Related Award will cause a reduction in the number of Shares subject to the Related Right equal to the number of Shares with respect to which the Related Award is exercised or settled.

9.	INCENTIVE SHARE AWARDS.

The Committee may, in its sole discretion, grant Incentive Shares to Eligible Persons, provided that the number of Incentive Shares granted to an Eligible Person during a calendar year will not exceed the applicable limitations set forth in Article 5 when aggregated with other applicable Awards made to such Eligible Person during that calendar year. Incentive Shares will entitle an Eligible Person to receive Shares, to be issued at such times, subject to the achievement of such Performance Criteria or other goals, in recognition of such performance or other achievements, or for such other purposes, and on such other terms and conditions, if any, as the Committee deems appropriate.

10.	SHARE UNITS AND RESTRICTED SHARE UNITS.

10.1.	The Committee may grant Share Units to any Eligible Person, upon such terms and conditions as the Committee deems appropriate under this Article 10, provided that the number of Share Units granted to an Eligible Person during a calendar year will not exceed the applicable limitations set forth in Article 5 when aggregated with other applicable Awards made to such Eligible Person during that calendar year. Each Share Unit will represent the right of the Grantee to receive a Share or an amount based on the value of a Share upon such terms and conditions as the Committee deems appropriate.

10.2.	Share Units may be issued ~~or transferred~~ for consideration or no consideration and may be subject to restrictions or no restrictions, as determined by the Committee. A Share Unit that is issued subject to restrictions is referred to as a Restricted Share Unit. The Committee may establish conditions under which restrictions on Restricted Share Units will lapse over time or according to such other criteria as the Committee deems appropriate.

10.3.	The Committee may grant Share Units that are payable if specified Performance Criteria or other conditions are met, or under other circumstances. A Share Unit that is payable if specified Performance Criteria are achieved may be referred to as a Performance Unit. During the Performance Period, such Performance Criteria may be particular to an Eligible Person or to the department, branch, Subsidiary or other unit in which the Eligible Person works, or may be based on the performance of the Corporation or of a specified portion or portions of the Corporation and/or Subsidiaries generally.

10.4.	Share Units may be granted under the Plan:

(i) in connection with, and at the same time as, the grant of another Award to an Eligible Person;

(ii) by amendment of an outstanding Nonstatutory Stock Option, Restricted Share or Incentive Share granted under the Plan or the Prior Plan to an Eligible Person; or

(iii) independently of any Award granted under the Plan.

A Share Unit granted under subparagraph (i) or (ii) of the preceding sentence is a Related Share Unit. A Related Share Unit may, in the Committee’s discretion, apply to all or a portion of the Shares subject to the Related Award. A Share Unit may not be granted in connection with, or by amendment to, an Incentive Stock Option.

10.5.	Share Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Committee in accordance with the deferral requirements set forth in Section 409A of the Internal Revenue Code, to the extent applicable, provided that no restrictions will lapse on Restricted Share Units prior to the expiration of at least six months from the Grant Date (except that this limitation need not apply in the event of the death or disability of the Grantee or as otherwise permitted by the Agreement).

10.6.	Payment with respect to Share Units will be made in cash, in Shares, or in a combination of the two, as determined by the Committee and set forth in the Agreement. The Agreement will specify the maximum number of Shares (which may be determined by a formula) that will be paid under the Share Units.

10.7.	The Committee will determine in the Agreement under what circumstances a Grantee may retain Restricted Share Units after termination of the Grantee’s employment or service with or for the Corporation and/or Subsidiaries, and the circumstances under which Restricted Share Units may be forfeited.

11.	OTHER SHARE-BASED AWARDS.

The Committee may grant Other Share-Based Awards, which are Share-Denominated Awards other than those described in Articles 6 through 10 of the Plan, to any Eligible Person on such terms and conditions as the Committee determines, provided that the number of Other Share-Based Awards granted to an Eligible Person during a calendar year will not exceed the applicable limitations set forth in Article 5 when aggregated with other applicable Awards made to such Eligible Person during that calendar year. Other Share-Based Awards may be awarded subject to the achievement of Performance Criteria or other conditions and may be payable in cash, Shares or any combination of the foregoing, as the Committee determines.

12.	DOLLAR-DENOMINATED AWARDS.

The Committee is authorized to grant Dollar-Denominated Awards entitling Eligible Persons to receive a specified dollar amount (which may be determined by a formula) based upon the achievement of specified Performance Criteria or other conditions, provided that the amount of any Dollar-Denominated Award granted to an Eligible Person during a calendar year will not exceed the applicable limitations set forth in Article 5 when aggregated with other applicable Awards made to such Eligible Person during that calendar year. The Committee will determine the terms and conditions of such Awards, which may be payable in cash, Shares or any combination of the foregoing, as the Committee determines.

13.	QUALIFIED PERFORMANCE-BASED COMPENSATION.

13.1.	The Committee may determine that an Award or Awards granted to an Eligible Person will be considered “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. The provisions of this Article 13 apply to any such Grants that are to be considered “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. To the extent that Awards designated as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code are made, no such Award may be made as an alternative to another Award that is not also designated as “qualified performance-based compensation” but instead must be separate and apart from all other Awards made.

13.2.	When Options or Share Appreciation Rights that are to be considered “qualified performance-based compensation” are granted, the Committee approving such grants must consist solely of two or more “outside directors” as defined in Treas. Reg. Section 1.162-27(e)(3), and the Option Price or base price, as the case may be, established for the grant by the Committee will not be less than the Fair Market Value on the Grant Date.

13.3.	When Awards other than Options or Share Appreciation Rights that are to be considered “qualified performance-based compensation” are granted, the Committee will establish in writing (i) the Performance Criteria that must be met, (ii) the Performance Period during which performance will be measured, (iii) the maximum amounts that may be paid if the Performance Criteria are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and the requirements of Section 162(m) of the Internal Revenue Code for “qualified performance-based compensation.” The Performance Criteria will satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the Performance Criteria be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Criteria have been met. The Committee will not have discretion to increase the maximum amount of compensation that is payable upon achievement of the designated Performance Criteria, but the Committee may in its discretion reduce the amount of compensation that is payable to an Eligible Person upon achievement of the designated Performance Criteria.

13.4.	The Committee will establish the Performance Criteria in writing either before the beginning of the Performance Period or during a period ending no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may be required or permitted under applicable regulations under Section 162(m) of the Internal Revenue Code.

13.5.	The Committee will certify and announce the results for the Performance Period to all affected Grantees after the Corporation determines the financial and other relevant performance results for the Performance Period. The Committee will determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the Performance Criteria and the terms of each Agreement.

13.6.	The Committee may provide in the Agreement that Awards will be payable, in whole or in part, in the event of the Grantee’s death or disability, a change of control or under other circumstances consistent with the Treasury regulations and rulings under Section 162(m) of the Internal Revenue Code.

14.	EXERCISE; PAYMENT OF WITHHOLDING TAXES.

An Award that is exercisable by the Grantee may, subject to the provisions of the Agreement under which it was granted, be exercised in whole or in part by the delivery to the Corporation or its designated agent of written notice of the exercise, in such form as the Committee may prescribe. The exercise, however, will not be effective until the Corporation has received the election notice and will be subject to receipt by the Corporation of payment of any applicable Option Price, calculation by the Corporation of the applicable withholding taxes, and receipt by the Corporation of payment for any applicable withholding taxes.

15.	DEFERRAL OF AWARDS.

If a Grantee so elects in accordance with the terms of an Agreement, the Grantee may defer any or all of an amount otherwise payable in connection with an Award in accordance with the provisions of a deferred compensation plan maintained by the Corporation or a Subsidiary, provided that:

(i) the Grantee makes such election by delivering to the Corporation written notice of such election, at such time and in such form as the Committee may from time to time prescribe in accordance with the deferral requirements set forth in Section 409A of the Internal Revenue Code;

(ii) such election will be irrevocable;

(iii) such deferred payment will be made in accordance with the provisions of such deferred compensation plan; and

(iv) the terms of the deferred compensation plan and the election to defer under this Plan comply with Section 409A of the Internal Revenue Code.

16.	CAPITAL ADJUSTMENTS.

The number and class of Shares subject to each outstanding Share-Denominated Award, the Option Price, the base price for any Share Appreciation Right or other Award using such a price, the aggregate number and class of Shares for which grants of Share-Denominated Awards thereafter may be made or in which Awards may be paid, and the Share-based limits provided for in Article 5, will be subject to such adjustment, if any, as the Committee in its sole discretion deems appropriate to reflect any corporate transaction or event, including, without limitation, Share dividends, Share splits, spin-offs, split-ups, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation.

17.	TERMINATION OR AMENDMENT.

17.1.	The Board or the Committee may amend, alter or terminate this Plan in any respect, at any time; provided, however, that, after this Plan has been approved by the shareholders of the Corporation, no amendment, alteration or termination of this Plan will be made by the Board or the Committee without approval of (i) the Corporation’s shareholders to the extent shareholder approval of the amendment is required by applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, and (ii) each affected Optionee or Grantee if such amendment, alteration or termination would adversely affect his or her rights or obligations under any grant or award made prior to the date of such amendment, alteration or termination except as otherwise permitted under Articles 15, 18 and 21.

17.2.

The effective date of any amendment to the Plan will be the date specified by the Board or Committee, as applicable. Any amendments to the Plan requiring shareholder approval pursuant to Section 17.1 are subject to approval by vote of the shareholders of the

Corporation within 12 months after their adoption by the Board or the Committee. Subject to that approval, any such amendments are effective as of the date on which they are adopted by the Board~~.~~ or the Committee. Awards may be granted or awarded prior to shareholder approval of amendments, but each Award requiring such amendments will be subject to the approval of the amendments by the shareholders. The date on which any such Award is made prior to shareholder approval of the amendment will be the Grant Date for all purposes of the Plan as if the Award had not been subject to approval. No Award granted subject to shareholder approval of an amendment may be exercised prior to such shareholder approval, and any dividends payable thereon are subject to forfeiture if such shareholder approval is not obtained.

18.	MODIFICATION, EXTENSION AND RENEWAL OF AWARDS.

18.1.	Subject to the terms and conditions of Section 409A of the Internal Revenue Code and the Plan and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Awards, or accept the surrender of outstanding Awards (to the extent not theretofore exercised where applicable) granted under the Plan or under any other plan of the Corporation, a Subsidiary or a company or similar entity acquired by the Corporation or a Subsidiary, and authorize the granting of new Awards pursuant to the Plan in substitution therefor (to the extent not theretofore exercised where applicable), and the modified, extended, renewed or substituted Awards may ~~specify a longer term than the surrendered Awards or~~ have any ~~other~~ provisions that are authorized by the Plan; provided, however, that unless approved by the shareholders of the Corporation, ~~the~~a modified, extended, renewed or substituted ~~Awards~~Option or Share Appreciation Right Award may not specify a lower exercise or base price than the ~~surrendered options, stock appreciation rights and performance units.~~ Option or Share Appreciation Right that is being modified, extended, renewed or replaced. Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify the terms of any outstanding Agreement. Notwithstanding the foregoing, however, no modification of an Award granted under the Plan will (i) without the consent of the Optionee or Grantee, adversely affect the rights or obligations of the Optionee or Grantee except as otherwise permitted under Articles 15, 18 or 21 or as may be necessary for the Award to qualify as qualified performance-based compensation as provided under Article 13 or (ii) reduce the exercise price or base price of an Award where applicable. Adjustments pursuant to Article 16 are not modifications.

18.2.	The Committee may make adjustments to the terms and conditions of, and any Performance Criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Article 16) affecting the Corporation or financial statements of the Corporation or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding upon Grantees, the Corporation, and all other interested persons.

19.	TERM OF THE PLAN.

Unless sooner terminated by the Board or the Committee pursuant to Article 17, the Plan will terminate on April 25, 2016, provided that the Plan will terminate on February 14, 2016 with respect to incentive stock options, and no new Awards may be granted after the applicable termination date. The termination will not affect the validity of any Awards outstanding on the date of termination, including any reload rights and any other rights in accordance with the applicable Award Agreement to make new grants in substitution for a Restricted Share or Restricted Share Unit, or a portion thereof, that is forfeited.

20.	INDEMNIFICATION OF COMMITTEE.

In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee will be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Awards granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Corporation.

21.	COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE.

To the extent the Committee determines that any Award granted under the Plan is subject to Section 409A of the Internal Revenue Code, the Agreement evidencing such Award will incorporate the terms and conditions required by Section 409A of the Internal Revenue Code. To the extent applicable, the Plan and Agreement will be interpreted in accordance with Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Internal Revenue Code, the Committee may adopt such amendments to the Plan and/or the applicable Agreement or adopt policies and procedures or take any other action or actions, including an action or amendment with retroactive effect, that the Committee determines is necessary or appropriate to (i) exempt the Award from the application of Section 409A of the Internal Revenue Code or (ii) comply with the requirements of Section 409A of the Internal Revenue Code. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that constitutes deferred compensation within the meaning of Section 409A of the Internal Revenue Code, any payment or distribution to be made with respect to such Award upon the Grantee’s separation from service shall be delayed if the Grantee is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code) until the earlier of (a) the first day of the seventh month following the Grantee’s separation from service and (b) the Grantee’s death.

22.	GENERAL PROVISIONS.

22.1.	The establishment of the Plan will not confer upon any Eligible Person any legal or equitable right against the Corporation, any Subsidiary or the Committee, except as expressly provided in the Plan.

22.2.	All grants and awards under the Plan are subject to the condition subsequent that an appropriate Agreement be signed by the parties.

22.3.	Neither the Plan nor any Agreement constitutes inducement or consideration for the employment or retention of any Eligible Person, nor are they a contract of employment or retention for a specific term between the Corporation or any Subsidiary and any Eligible Person. Participation in the Plan will not give an Eligible Person any right to be retained in the service of the Corporation or any Subsidiary as an employee, a director or otherwise.

22.4.	The Corporation and its Subsidiaries may assume options, warrants, or rights to purchase shares issued or granted by other corporations whose shares or assets are acquired by the Corporation or its Subsidiaries, or which are merged into or consolidated with the Corporation or its Subsidiaries. Neither the adoption of this Plan, nor its submission to the shareholders, will be taken to impose any limitations on the powers of the Corporation or its affiliates to issue, grant, or assume options, warrants, or rights~~,~~ otherwise than under this Plan, or to adopt other share option or restricted share plans or other incentives, or to impose any requirement of shareholder approval upon the same.

22.5.	Except as the Committee may otherwise provide, or as may otherwise be required by a deferral election pursuant to Article 15, the interests of any Eligible Person under the Plan are not subject to the claims of creditors and ~~may not, in any way, be assigned, alienated or encumbered~~no Award and no right under any such Award may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent or distribution. Each Award or right under any Award will be exercisable during the Grantee’s lifetime only by the Grantee, or if permissible under applicable law, by the Grantee’s guardian or legal representative.

22.6.	The Board or the Committee may, in its sole discretion, delegate authority hereunder not already delegated by the terms hereof, including but not limited to delegating authority to select Eligible Persons, to grant Awards, to establish terms and conditions of Awards, or to amend, manage, administer, interpret, construe or vary the Plan or any Awards or Agreements, to the extent permitted by applicable law or administrative or regulatory rule.

22.7.	The Committee may, without amending the Plan, determine the terms and conditions applicable to grants of Awards to participants who are foreign nationals or employed outside the United States in a manner otherwise inconsistent with the Plan if the Committee deems such terms and conditions necessary in order to recognize differences in local law or regulations, tax policies or customs.

22.8.	Each Grantee agrees to reimburse the Corporation with respect to any Award granted under the Plan (or any Prior Plan Award) to the extent required by any clawback or recoupment policy of the Corporation now in effect or as may be adopted by the Corporation from time to time as required by Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or as otherwise required by applicable law.

22.9.	Shares acquired by an Eligible Person under this Plan upon the exercise of an Option or Share Appreciation Right or upon a grant of Restricted Stock becoming nonforfeitable may be subject to share retention guidelines or minimum holding requirements established by the Corporation.

22.10.	The Plan will be governed, construed and administered in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions, and it is the intention of the Corporation that Incentive Stock Options granted under the Plan qualify as such under Section 422 of the Internal Revenue Code and that Qualified Performance-Based Compensation granted under the Plan qualify as “qualified performance-based compensation” as described in Section 162(m) of the Internal Revenue Code.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 26, 2011.
Vote by Internet • Log on to the Internet and go to www.envisionreports.com/PNC • Follow the steps outlined on the secured website.

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

‚ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ‚

A	Proposals — The Board of Directors recommends a vote FOR all nominees, FOR Proposals 2 – 4 and every 1 YR for Proposal 5.

1.	Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+

01 - Richard O. Berndt	☐	☐	☐	02 - Charles E. Bunch	☐	☐	☐	03 - Paul W. Chellgren	☐	☐	☐

04 - Kay Coles James	☐	☐	☐	05 - Richard B. Kelson	☐	☐	☐	06 - Bruce C. Lindsay	☐	☐	☐
07 - Anthony A. Massaro	☐	☐	☐	08 - Jane G. Pepper	☐	☐	☐	09 - James E. Rohr	☐	☐	☐
10 - Donald J. Shepard	☐	☐	☐	11 - Lorene K. Steffes	☐	☐	☐	12 - Dennis F. Strigl	☐	☐	☐
13 - Thomas J. Usher	☐	☐	☐	14 - George H. Walls, Jr.	☐	☐	☐	15 - Helge H. Wehmeier	☐	☐	☐

		For	Against	Abstain				For	Against	Abstain
2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as PNC’s independent registered public accounting firm for 2011.	☐	☐	☐	4.	Approval of an advisory vote on executive compensation.		☐	☐	☐
							1 Yr	2 Yrs	3 Yrs	Abstain

3.	Approval of 2006 Incentive Award Plan terms.	☐	☐	☐	5.	Recommendation for the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON THIS CARD.

Notice of Annual Meeting of Shareholders

THE PNC FINANCIAL SERVICES GROUP, INC.

2011 Annual Meeting of Shareholders

For the purpose of considering and acting upon the election of 15 directors to serve until the next annual meeting and until their successors are elected and qualified, the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as PNC’s independent registered public accounting firm for 2011, the approval of 2006 Incentive Award Plan terms, the approval of an advisory vote on executive compensation, the recommendation of the frequency of an advisory vote on executive compensation and such other business as may properly come before the meeting or any adjournment thereof.

If you sign and date this proxy card in Section B but do not give voting instructions in Section A, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Tuesday, April 26, 2011 - 11:00 a.m. Eastern Time

PNC Place - 800 17th Street NW

Washington, D.C. 20006

Upon arrival, please present this admission ticket and photo identification at the registration desk.

‚ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ‚

Proxy — The PNC Financial Services Group, Inc.	+
This proxy is solicited on behalf of the Board of Directors for the
Annual Meeting of Shareholders on April 26, 2011.

James E. Rohr, Joseph C. Guyaux, and George P. Long, III, and each of them with full power to act alone and with full power of substitution, are hereby authorized to represent the undersigned at The PNC Financial Services Group, Inc. Annual Meeting of Shareholders to be held on April 26, 2011, or at any adjournment thereof, and to vote, as indicated on the reverse side, the shares of common stock and/or preferred stock that the undersigned would be entitled to vote if personally present at said meeting. The above-named individuals are further authorized to vote such stock upon any other business as may properly come before the meeting, or any adjournment thereof, in accordance with their best judgment.

If you are a participant in any incentive savings plan (e.g., a 401(k) plan), sponsored by The PNC Financial Services Group, Inc., this proxy also serves as a voting instruction card and directs the Trustee of such plan to vote all shares credited to your account as indicated on the reverse side at the Annual Meeting of Shareholders to be held on April 26, 2011 or at any adjournment thereof.

The Pennsylvania Business Corporation Law of 1988, as amended, 15 Pa. C.S.A. section 1759 (b), provides that shareholders voting by means of the telephone or the Internet, as instructed, will be treated as transmitting a properly authenticated proxy for voting purposes. Pennsylvania law permits the use of telephone or Internet voting both when a shareholder of record is voting and when a beneficial owner is communicating its vote to a shareholder of record, such as a securities depositary or brokerage firm.

Please sign and return promptly.

C	Non-Voting Items

Change of Address — Please print new address below.
		Will attend Meeting		☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON THIS CARD.
■			+